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                            ASSET PURCHASE AGREEMENT

                             Dated as of May 2, 1997

                                  by and among

                              ODDZON/CAP TOYS, INC.
                                  HASBRO, INC.,

                                       and

                                 CAP TOYS, INC.,
                           ODDZON PRODUCTS, INC., and
                          RUSS BERRIE AND COMPANY, INC.


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                                LIST OF EXHIBITS

Exhibit A - Barbour Employment Agreement
Exhibit B - Bubble Gum Tape Dispenser Agreement
Exhibit C - CAP Bill of Sale, Assignment and Assumption Agreement
Exhibit D - Escrow Agreement
Exhibit E - Letter Agreement Regarding Escrow Fund
Exhibit F - OddzOn Bill of Sale, Assignment and Assumption Agreement
Exhibit G - OddzOn Shareholder Agreement
Exhibit H - Opening Balance Sheet
Exhibit I - Osher Employment Agreement
Exhibit J - Termination Agreement by CAP of John Osher
Exhibit K - Termination Agreement by OddzOn of John Barbour
Exhibit L - Occupancy Agreement
Exhibit M - Termination of Buying Agency Agreements with Tri Russ International
            (Hong Kong) Limited
Exhibit N - Service Agreement between Tri Russ International (Hong Kong) Limited and Buyer
Exhibit O - Opinion of Kaye Scholer, Fierman, Hays & Handler, LLP
Exhibit P - Opinion of Wilentz Goldman & Spitzer,
Exhibit Q - Opinion of Senior Vice President/General Counsel of Buyer


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                                TABLE OF CONTENTS

                                                                      Page #

1.    Certain Definitions..............................................  1

2.    Purchase of Assets............................................... 11
      2.1      Agreement to Purchase and Sell Assets. ................. 11
      2.2      Assets to be Acquired................................... 11
      2.3      Limited Liabilities to be Assumed....................... 18
      2.4      Non-Assumption of Other Liabilities..................... 23

3.    Purchase Price and Certain Other Payments........................ 23
      3.1      Purchase Price.......................................... 23
      3.2      Payment of Purchase Price............................... 24
      3.3      Purchase Price Adjustments.............................. 24
      3.4      Method of Payment....................................... 27
      3.5      Allocation of Purchase Price............................ 27
      3.6      Escrow.................................................. 27

4.    The Closing...................................................... 28
      4.1      Time and Place of Closing............................... 28
      4.2      Exchange of Documents................................... 28
      4.3      Possession of Assets.................................... 30

5.    Representations and Warranties of Sellers and Russ............... 31
      5.1      Corporate Organization and Authority.................... 31
      5.2      Corporate Authorization................................. 31
      5.3      No Violation or Conflict................................ 32
      5.4      Consents, Approvals, Permits and
               Authorizations.......................................... 32
      5.5      Financial Statements.................................... 33
      5.6      Leased Real Property.................................... 34
      5.7      No Encumbrances......................................... 35
      5.8      Assigned Contracts...................................... 35
      5.9      Compliance with Applicable Laws and
               Regulations; Environmental Matters...................... 36
      5.10     Taxes................................................... 37
      5.11     Litigation.............................................. 37
      5.12     Intellectual Property................................... 38


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      5.13     Conduct of Business From and After the
               Balance Sheet Date...................................... 40
      5.14     Employees............................................... 42
      5.15     Insurance............................................... 43
      5.16     Employee Benefit Plans.................................. 44
      5.17     Worker's Compensation; Unemployment
               Insurance............................................... 45
      5.18     Condition of Assets..................................... 45
      5.19     Receivables............................................. 45
      5.20     Inventory............................................... 45
      5.21     Assets Not in the Possession of Sellers................. 46
      5.22     Suppliers and Customers................................. 46
      5.23     Included Assets......................................... 46
      5.24     Undisclosed Liabilities................................. 47
      5.25     Disclosure; Accuracy of Schedules....................... 47
      5.26     Brokers or Finders...................................... 47
      5.27     Books and Records....................................... 47

6.    Representations and Warranties of Buyer and Hasbro............... 48
      6.1      Corporate Organization.................................. 48
      6.2      Corporate Authorization................................. 48
      6.3      No Violation or Conflict................................ 48
      6.4      Consents, Approvals or Authorizations................... 49
      6.5      Brokers or Finders...................................... 49

7.    Investigation by Buyer........................................... 50

8.    Covenants........................................................ 50
      8.1      Preservation of Seller.................................. 50
      8.2      Sales and Transfer Taxes................................ 51
      8.3      Further Assurances...................................... 51
      8.4      Post-Closing Access; Preservation of Records............ 52
      8.5      Reasonable Efforts...................................... 52
      8.6      Environmental Matters................................... 52
      8.7      Notification of Certain Matters......................... 52
      8.8      Accounts Receivable..................................... 53
      8.9      Creditors............................................... 56
      8.10     Change of Name.......................................... 56
      8.11     Performance of Non-Assumed Liabilities and
               Assumed Liabilities..................................... 56
      8.12     Notice to Vendors and Suppliers......................... 57
      8.13     No Shopping............................................. 57
      8.15     Covenant Not To Compete; Business
               Information............................................. 58


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      8.16     Post-Closing Deliveries................................. 60
      8.17     Other Payments Received by Sellers or Russ.............. 60
      8.18     Negative Actions........................................ 60
      8.19     Intellectual Property Matters........................... 60

9.    Employee Matters................................................. 60
      9.1      Offer of Employment..................................... 60
      9.2      Payments of Benefits by Seller.......................... 61
      9.3      No Employment Contracts................................. 61
      9.4      Worker's Compensation................................... 61
      9.5      Unemployment Compensation............................... 62
      9.6      Buyer as Successor Employer............................. 62
      9.7      Notices................................................. 62
      9.8      Salary Raises........................................... 62

10.   Conditions Precedent to the Obligation of Buyer.................. 63
      10.1     Representations and Warranties.......................... 63
      10.2     Covenants and Agreements................................ 63
      10.3     Instruments of Sale or Assignment....................... 63
      10.4     No Adverse Order or Injunction.......................... 63
      10.5     Judicial, Governmental or Regulatory
               Approvals; Consents to Assignment of Assets............. 63
      10.6     Permits................................................. 64
      10.7     Environmental Laws...................................... 64
      10.8     Delivery of Documents................................... 64
      10.9 Employment Agreements....................................... 64

11.   Conditions Precedent to the Obligation of Sellers and Russ....... 65
      11.1     Representations and Warranties.......................... 65
      11.2     Covenants and Agreements................................ 65
      11.3     Instruments of Assumption............................... 65
      11.4     No Adverse Order or Injunction.......................... 65
      11.5     Judicial, Governmental or Regulatory Approvals.......... 66
      11.6     Delivery of Documents................................... 66

12.   Intentionally Omitted............................................ 66

13.   Waiver of Bulk Transfer.......................................... 66

14.   Survival of Representations, Warranties and Covenants............ 66


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15.   Indemnification and Right of Set-Off............................. 67
      15.1     Indemnification by Sellers and Russ .................... 67
      15.2     Indemnification by Buyer................................ 68
      15.3     Liability with Respect to Products...................... 69
      15.4     Liability with Respect to Environmental
               Matters................................................. 70
      15.5     Notice of Circumstances................................. 71
      15.6     Survival of Indemnification Obligations................. 72

16.   Termination...................................................... 72
      16.1     Ability to Terminate.................................... 72
      16.2     Effect of Termination................................... 73

17.   Costs Incident to Preparation of Agreement....................... 73

18.   Parties in Interest.............................................. 73

19.   Miscellaneous.................................................... 73
      19.1     Assignment; Successors and Assigns...................... 73
      19.2     Notices................................................. 74
      19.3     Waiver; Remedies........................................ 76
      19.4     Entire Agreement........................................ 77
      19.5     Amendment............................................... 77
      19.6     Counterparts............................................ 77
      19.7     Governing Law........................................... 77
      19.8     Jurisdiction/Venue...................................... 77
      19.9     Exhibits and Schedules.................................. 77
      19.10    Captions................................................ 77
      19.11    Publicity............................................... 77
      19.12    Severability............................................ 78


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                            ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT dated as of May 2, 1997 by and among CAP TOYS, INC., an Ohio corporation ("CAP"), ODDZON PRODUCTS, INC., a California corporation ("OddzOn") (CAP and OddzOn are each referred to individually as a "Seller" and collectively as the "Sellers"), RUSS BERRIE AND COMPANY, INC., a New Jersey corporation ("Russ"), ODDZON/CAP TOYS, INC., a Delaware corporation formerly known as HIAC VIII Corp. ("Buyer") and HASBRO, INC., a Rhode Island corporation ("Hasbro").

                              W I T N E S S E T H:

            WHEREAS, each Seller is engaged in the development, manufacture, purchase and sale of toys and games and, with respect to CAP, interactive candy products;

            WHEREAS, Russ is the holder of all of the issued and outstanding shares of each Seller;

            WHEREAS, Hasbro is the holder of all of the issued and outstanding shares of Buyer; and

            WHEREAS, Buyer desires to purchase and Sellers desire to sell substantially all of the property, assets and goodwill of Sellers and Buyer desires to assume and Sellers desire to transfer certain liabilities of Sellers, all upon the terms and subject to the conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Sellers, Russ and Hasbro hereby agree as follows:


1. Certain Definitions. The following terms, as used herein, shall have the meanings set forth below and those terms defined in the preamble and recitals above shall have the meanings ascribed thereto:

            1.1 "Ancillary Buyer Documents" shall have the meaning set forth in
Section 6.2 hereof.
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            1.2 "Ancillary Seller Documents" shall have the meaning set forth in
Section 5.2 hereof.

            1.3 "Assets" means the CAP Assets and the OddzOn Assets.

            1.4 "Assigned Contracts" means the CAP Assigned Contracts and the OddzOn Assigned Contracts.

            1.5 "Assumed Liabilities" shall have the meaning set forth in
Section 2.3.1 hereof.

            1.6 "Balance Sheets" means the unaudited balance sheet of each Seller as at the Balance Sheet Date and the unaudited combined balance sheet of the Sellers as at the Balance Sheet Date, copies of which are attached hereto as
Schedule 5.5.

            1.7 "Balance Sheet Date" means December 31, 1996.

            1.8 "Barbour Employment Agreement" means that certain Employment Agreement between the Buyer and John Barbour, substantially in the form of Exhibit A hereto.

            1.8.1 "Bubble Gum Tape Dispenser Agreement" means that certain Agreement of even date herewith among the parties hereto relating to the Bubble Gum Tape Dispenser product, substantially in the form of Exhibit B hereto.

            1.9 "Business" means the business conducted by either or both Sellers or any predecessor person or entity relating to the development, manufacture, purchase and sale of toys and games and, with respect to CAP, interactive candy products.

            1.10 "Buyer Group" shall have the meaning set forth in Section
15.1.1.

            1.11 "Buyer's Auditors" means KPMG Peat Marwick LLP.

            1.12 "Buyer's Proposed Calculations" shall have the meaning set forth in Section 3.3.4 hereof.

            1.13 "CAP Assets" shall have the meaning set forth in Section 2.2.1 hereof.


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            1.14 "CAP Assigned Contracts" shall have the meaning set forth in
Section 2.2.1(d) hereof.

            1.15 Intentionally Omitted.

            1.16 "CAP Bill of Sale, Assignment and Assumption Agreement" means that certain Bill of Sale, Assignment and Assumption Agreement by and between CAP and the Buyer substantially in the form of Exhibit C attached hereto.

            1.17 "CAP Equipment" shall have the meaning set forth in Section 2.2.1(i) hereof.

            1.18 "CAP Excluded Assets" shall have the meaning set forth in
Section 2.2.2 hereof.

            1.19 "CAP Insignificant Contracts" shall have the meaning set forth in Section 2.2.1(d) hereof.

            1.20 "CAP Intellectual Property" shall have the meaning set forth in
Section 2.2.1(g) hereof.

            1.21 "CAP Inventions" shall have the meaning set forth in Section 2.2.1(k) hereof.

            1.22 "CAP Inventory" shall have the meaning set forth in Section 2.2.1(a) hereof.

            1.23 "CAP Permits" shall have the meaning set forth in Section 2.2.1(h) hereof.

            1.24 "CAP Premises" shall have the meaning set forth in Section 2.2.1(f) hereof.

            1.25 "CAP Prepaid and Other Assets" shall have the meaning set forth in Section 2.2.1(e) hereof.

            1.26 "CAP Products" shall have the meaning set forth in Section 2.2.1(c) hereof.

            1.27 "CAP Real Estate Leases" shall have the meaning set forth in
Section 2.2.1(f) hereof.

            1.28 "Closing" means the closing of the sale of the Assets in accordance with this Agreement.


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            1.29 "Closing Balance Sheet" shall have the meaning set forth in
Section 3.3.2 hereof.

            1.30 "Closing Date" shall have the meaning set forth in Section 4.1 hereof.

            1.31 "Code" means the Internal Revenue Code of 1986, as amended.

            1.32 "Collected Receivables" means the amount collected or deemed collected by Buyer pursuant to Section 8.8 hereof from the Closing Date up to the nine month anniversary of the Closing Date.

            1.33 "Computer Programs" means (i) any and all computer programs consisting of sets of statements or instructions to be used directly or indirectly in computer software and firmware, (ii) databases and compilations, whether machine readable or otherwise, (iii) all of the foregoing (x) including, without limitation, all versions thereof, all screen displays and designs therefor, and all component modules of source code or object code or natural language code therefor and (y) whether recorded on paper, magnetic media or other electronic or non-electronic device, (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (v) all documentation including, without limitation, user manuals and training materials, relating to any of the foregoing, in each case except for those computer programs set forth on Schedule 1.33 hereof.

            1.34 "condition of Sellers" means the assets, liabilities, properties, business, results of operations and condition (financial or otherwise) of either Seller or the applicable Seller.

            1.35 "Confidentiality Agreement" means that certain Confidentiality Agreement between Russ and Hasbro dated September 20, 1996.

            1.36 "contracts and other agreements" means all contracts, agreements, indentures, notes, bonds, loans, instruments, leases, mortgages, licenses, commitments or other binding arrangements (written or oral).


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            1.37 "Control Payables" means accounts payable of either Seller which are accounted for in Russ' computer system.

            1.38 "Employee Benefit Plans" shall have the meaning set forth in
Section 5.16 hereof.

            1.39 "Encumbrance" means any lien, mortgage, security interest, pledge, charge, easement, right of avoidance, imperfection of title, adverse claim, claim of possession, right of way or other restriction or encumbrance.

            1.40 "Environmental Contamination" shall have the meaning set forth in Section 15.4.1 hereof.

            1.41 "Environmental Laws" means all federal, state, and local laws, statutes, ordinances, rules, regulations and orders relating to pollution, damage to or protection of the environment, including but not limited to, the federal Clean Air Act, the federal Clean Water Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation and Recovery Act, and similar state laws, and any amendments thereto.

            1.42 "Environmental Liabilities" shall have the meaning set forth in
Section 15.4.1 hereof.

            1.43 "Equipment" means the CAP Equipment and the OddzOn Equipment.

            1.44 "Escrow Agent" means Citibank, N.A.

            1.45 "Escrow Agreement" means that certain Escrow Agreement among Buyer, Sellers, Russ, Hasbro and the Escrow Agent substantially in the form of Exhibit D hereto.

            1.46 "Escrow Fund" means the monies held in escrow pursuant to the Escrow Agreement.

            1.47 "Estimated Net Tangible Assets" shall have the meaning set forth in Section 3.3.1 hereof.

            1.48 "Excluded Assets" means the CAP Excluded Assets and the OddzOn Excluded Assets.


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            1.49 "Final Adjustment" shall have the meaning set forth in Section
3.3.6 hereof.

            1.50 "GAAP" means United States Generally Accepted Accounting Principles, consistently applied by each Seller in accordance with their respective accounting practices subsequent to acquisition by Russ, together with any consolidating adjustments applied by Russ in accordance with its accounting practices.

            1.51 "government or regulatory body" means any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

            1.52 "Hazardous Substance" means any pollutants, toxic substances, hazardous wastes or hazardous substances defined in or regulated under any Environmental Laws.

            1.53 "Hong Kong Employees" means those employees set forth on
Schedule 9.1 hereof.

            1.54 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            1.55 "Insignificant Contracts" means the CAP Insignificant Contracts and the OddzOn Insignificant Contracts.

            1.56 "Initial Adjustment" shall have the meaning set forth in
Section 3.3.1 hereof.

            1.57 "Intellectual Properties" means the CAP Intellectual Property and the OddzOn Intellectual Property.

            1.58 "Inventions" means the CAP Inventions and the OddzOn
Inventions.

            1.59 "Inventory" means the CAP Inventory and the OddzOn Inventory.

            1.60 "knowledge" means facts, circumstances and conditions that are, or should reasonably be, known to the officers of the relevant party after due investigation; provided, however, that with respect to the activities of CAP prior to its acquisition on October 1, 1993 and with respect to the activities


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of OddzOn prior to its acquisition on September 30, 1994, Sellers' and Russ'
knowledge shall include only that knowledge acquired by either Seller or Russ during the due diligence conducted in connection with such acquisition and no further due diligence or investigation is required.

            1.61 "Laws" means laws, regulations, rules, orders, judgments, decrees and other requirements imposed by Federal, state, local and foreign governmental authorities applicable to either Seller in the operation or ownership of such Seller's Business and the Assets, including, without limitation, all such laws, regulations, rules, orders, judgments, decrees and other requirements relating to matters of environmental protection, pollution, sanitation, conservation, hazardous substances, pollutants or contaminants and to matters of antitrust, trade, employment, labor, non-discrimination, safety and health, and zoning and building codes.

            1.62 "Letter Agreement" means that certain Letter Agreement among Buyer, Sellers, Russ and Hasbro of even date herewith contemplating the deposits into and disbursements from the Escrow Fund, substantially in the form of Exhibit E hereto.

            1.63 "Litigation" means any legal or administrative action, suit, investigation or other proceeding by or before any court, arbitrator, stock exchange, administrative agency or government or regulatory body.

            1.64 "Losses" means all losses, expenses, claims, demands, costs, charges, obligations, liabilities, damages or deficiencies, including, without limitation, interest, penalties, attorneys' fees and disbursements and any losses that may result from the granting of injunctive relief in any suit, action or proceeding, less any insurance proceeds actually collected with respect to the same.

            1.65 "Material Adverse Effect" means an effect which would, individually or in the aggregate, be materially adverse to the party to which it refers.

            1.66 "Net Fixed Assets" means the book value of all fixed assets included in the Assets, after all depreciation and amortization and other appropriate reserves and write downs for obsolete, damaged, malfunctioning or nonfunctioning fixed assets, all in accordance with GAAP.


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            1.67 "Net Inventory" means the value of all Inventory after appropriate reserves and write downs for: defective raw materials, work in process and finished goods; excess raw materials, work in process and finished goods; and obsolete raw materials, work in process and finished goods, all in accordance with GAAP.

            1.68 "Net Prepaid and Other Assets" means the value of the Prepaid and Other Assets after all appropriate reserves and write downs, all in accordance with GAAP.

            1.69 "Net Receivables" means the value of the Receivables after appropriate reserves and allowances for doubtful accounts, estimated returns and defective products, price reductions, discounts and other credits, all in accordance with GAAP.

            1.70 "Net Tangible Assets" means the Tangible Assets minus total liabilities assumed by Buyer.

            1.71 "Non-Assumed Liabilities" shall have the meaning set forth in
Section 2.4 hereof.

            1.72 "Non-Control Payables" means accounts payable of either Seller other than those which are accounted for in Russ' computer system.

            1.73 "OddzOn Assets" shall have the meaning set forth in Section
2.2.4 hereof.

            1.74 "OddzOn Assigned Contracts" shall have the meaning set forth in
Section 2.2.4(d) hereof.

            1.75 "OddzOn Bill of Sale, Assignment and Assumption Agreement" means that certain Bill of Sale, Assignment and Assumption Agreement between OddzOn and the Buyer substantially in the form of Exhibit F attached hereto.

            1.76 "OddzOn Equipment" shall have the meaning set forth in Section 2.2.4(i) hereof.

            1.77 "OddzOn Excluded Assets" shall have the meaning set forth in
Section 2.2.5 hereof.


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            1.78 "OddzOn Insignificant Contracts" shall have the meaning set forth in Section 2.2.4(d) hereof.

            1.79 "OddzOn Intellectual Property" shall have the meaning set forth in Section 2.2.4(g) hereof.

            1.80 "OddzOn Inventions" shall have the meaning set forth in Section 2.2.4(k) hereof.

            1.81 "OddzOn Inventory" shall have the meaning set forth in Section 2.2.4(a) hereof.

            1.82 "OddzOn Permits" shall have the meaning set forth in Section 2.2.4(h) hereof.

            1.83 "OddzOn Premises" shall have the meaning set forth in Section 2.2.4(f) hereof.

            1.84 "OddzOn Prepaid and Other Assets" shall have the meaning set forth in Section 2.2.4(e) hereof.

            1.85 "OddzOn Products" shall have the meaning set forth in Section 2.2.4(c) hereof.

            1.86 "OddzOn Real Estate Leases" shall have the meaning set forth in
Section 2.2.4(f) hereof.

            1.87 "OddzOn Shareholder Agreement" means that certain Agreement dated as of the date hereof, substantially in the form of Exhibit G hereto, among the parties hereto relating to that certain Asset Purchase Agreement dated September 30, 1994 among old OddzOn Products, Inc., Scott Stillinger and Mark Button, which Asset Purchase Agreement is a Non-Assumed Liability.

            1.88 "Opening Balance Sheet" means the unaudited combined balance sheet of Sellers as of September 30, 1996 set forth on Exhibit H hereto.

            1.89 "Osher Employment Agreement" means that certain Employment Agreement between the Buyer and John Osher, substantially in the form of Exhibit I hereto.

            1.90 "Permits" means the CAP Permits and the OddzOn Permits.


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
            1.91 "Post-Closing Adjustment" shall have the meaning set forth in
Section 3.3.5 hereof.

            1.92 "Premises" means the CAP Premises and the OddzOn Premises.

            1.93 "Prepaid and Other Assets" means the CAP Prepaid and Other Assets and the OddzOn Prepaid and Other Assets.

            1.94 "Products" means the CAP Products and the OddzOn Products.

            1.95 "person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, government or regulatory body or other entity.

            1.96 "Product Liability Event" means any occurrence or event which results or is alleged to have resulted in injury or death to any person or damage to or destruction of property (including loss of use) or other damage regardless of when such injury, death or damage takes place which (a) was caused by or allegedly caused by any hazard or alleged hazard or defect or alleged defect in manufacture, design, materials or workmanship, including, without limitation, any failure or alleged failure to warn of any hazard, defect or alleged hazard or alleged defect, of or in a product and/or (b) is asserted or claimed to give rise to liability by operation of law, whether in strict liability, tort, breach of warranty or otherwise, with respect to a product.

            1.97 "Purchase Orders" means the rights of Sellers under all purchase orders to vendors which purchase orders are set forth on Schedules 2.2.1(d) and 2.2.4(d) and are still open as of the Closing Date, together with all additional purchase orders to vendors entered into within five business days prior to, and at any time subsequent to, the preparation of such Schedules and prior to the Closing Date, in each case, which are (i) consistent with the business plan for either Seller, (ii) relating to a Product which the Business plans to offer to sell in 1997 or in 1998, (iii) in the case of purchase orders for Inventory, within the quantity forecasted for such Product in the business plan, and (iv) either entered into in the ordinary course of business or specifically consented to by Buyer pursuant to Section 8.1.6.


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
            1.98 "Purchase Price" means the price as set forth in Section 2.1 hereof.

            1.99 "Real Estate Leases" means the CAP Real Estate Leases and the OddzOn Real Estate Leases.

            1.100 "Receivables" means all rights of each Seller to payment for goods sold in the ordinary course of business, all sums of money or other proceeds due or becoming due thereon, all instruments pertaining thereto, all guarantees and security therefor (including, without limitation, letters of credit), all goods giving rise thereto and the rights of such Seller pertaining to such goods, including the right of stoppage in transit, and all related insurance (in any such case whether or not reserved against or written off).

            1.101 "Release" means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the environment.

            1.102 "Remaining Disputed Items" shall have the meaning set forth in
Section 3.3.4 hereof.

            1.103 "Seller Group" shall have the meaning set forth in Section 15.2.1.

            1.104 "Sellers' Auditors" means Coopers & Lybrand L.L.P.

            1.105 "Sellers' Proposed Calculations" shall have the meaning set forth in Section 3.3.3 hereof.

            1.106 "Tangible Assets" means all of the Net Inventory, Net Receivables, Net Prepaid and Other Assets and other Net Fixed Assets of each of CAP and OddzOn.

            1.107 "Taxes" means taxes of any kind to the extent properly due and payable to any taxing authority of the United States (Federal, state or local) or any other country or jurisdiction including, without limitation, (a) income, gross receipts, ad valorem, value added, sales, use, service, franchise, profits, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers compensation, unemployment compensation, utility,


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
severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies, or other assessments of any kind, (c) interest, penalties, and additions to tax imposed with respect to the above taxes, and (d) any damages, costs, expenses, fees or other liability arising from such Tax or Taxes.

            1.108 "Transaction" shall have the meaning set forth in Section 8.13 hereof.

            Unless otherwise defined, all accounting terms used in this Agreement shall have the meaning assigned to such terms under United States Generally Accepted Accounting Principles.

      2. Purchase of Assets.

            2.1 Agreement to Purchase and Sell Assets. Subject to the terms and conditions set forth in this Agreement, the Sellers shall sell to the Buyer at the Closing and the Buyer shall purchase from the Sellers at the Closing all of the Assets for the aggregate amount of One Hundred Sixty Six Million Six Hundred Fifty Thousand dollars ($166,650,000) (the "Purchase Price"), subject to adjustment as set forth in Section 3.3 hereof and payable as provided in Article 3 hereof.

            2.2 Assets to be Acquired.

                  2.2.1 Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, on the Closing Date, CAP shall sell, convey, assign, transfer and deliver, and Buyer shall purchase and acquire all assets of CAP, except for the Excluded Assets (the assets so to be purchased and acquired, collectively, the "CAP Assets"). The CAP Assets shall include, but not be limited to, the following assets of
CAP:
                  (a) all inventories of CAP wherever located, including
            finished goods, work-in-process and raw materials used in the production thereof and all packaging materials in connection therewith and all other inventory of CAP (the "CAP Inventory");

                  (b) all Receivables of CAP;

                  (c) all of CAP's products, ideas, concepts and all rights
            thereto for current products and products in development by CAP (but excluding all such products, ideas, concepts and all rights exclusively related to the CAP Excluded Assets), including, but not limited to, those products described on attached
            Schedule 2.2.1(c) (the "CAP Products");

                  (d) all of Cap's contracts, leases of personal property,
            agreements, equipment and machinery leases, whether oral or written, including, without limitation, open Purchase Orders and open sale orders, agreements with sales representatives, license agreements, any arrangements providing for any guarantee in favor of CAP and all guarantees or indemnities which CAP may have from any customers or suppliers, and all supplier agreements of any type (but excluding all such agreements or contracts, orders or any arrangements of any other type exclusively related to the CAP Excluded Assets); notwithstanding anything contained in the introductory paragraph to this Section 2.2.1 to the contrary, only (i) those that are specifically set forth on Schedule 2.2.1(d) and (ii) individual unrelated contracts and other agreements not set forth on Schedule 2.2.1(d) but which require payments by CAP of less than $10,000 per year which are entered into in the ordinary course of business (the "CAP Insignificant Contracts") are hereinafter collectively referred to as the "CAP Assigned Contracts";

                  (e) prepaid assets and expenses of CAP as to which Buyer will receive the benefits of after Closing which, notwithstanding anything contained in the introductory paragraph to this Section
            2.2.1 to the contrary, are agreed to by Buyer and CAP and are specifically set forth on Schedule 2.2.1(e) hereto and excluding prepaid assets exclusively related to CAP Excluded Assets (the "CAP Prepaid and Other Assets");

                  (f) the leases for all of CAP's premises including, without limitation, the leases for the premises at 26201 and 26301 Richmond Road, Bedford Heights, Ohio and the premises at The Toy Center, 200 Fifth Avenue, New York at which CAP conducts its Business (collectively, the "CAP Premises") all as more particularly described in Schedule 2.2.1(f) hereto (the "CAP Real Estate Leases");

                  (g) all of CAP's existing patents, patent applications,
            trademarks (including common law trademarks and trade names and any and all rights in trade dress), trademark applications and registrations, trade names, including, without limitation, the marks and name "CAP TOYS" and "CT GIFTS", all variants thereof, trade styles, logos, service marks, service names, and all goodwill associated therewith, copyrights, copyright applications and registrations and inventions (including, but not limited to, all such items more particularly described in Schedule 2.2.1(g)), advertising and promotional materials, designs, sketches and art work together with all commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formula, technology, Computer Programs and software, processes, know-how, confidential information and other proprietary property, rights and interests of CAP, used, useful or usable in CAP's Business which intellectual property as described above includes all rights to use the property described in the CAP Assigned Contracts, but excludes any intellectual property which relates exclusively to the CAP Excluded Assets (hereinafter collectively referred to as the "CAP Intellectual Property");

                  (h) all of CAP's governmental licenses, permits, variances, franchises, notices, authorizations and approvals which relate to CAP's Business including, without limitation, those for all CAP Equipment and CAP Intellectual Property, from any government or regulatory body, to the extent assignable under applicable law, all as more particularly set forth on Schedule 2.2.1(h) (hereinafter collectively referred to as the "CAP Permits");

                  (i) all machinery, equipment, furniture and fixtures,
            improvements, computer hardware and software, tools, dies, molds, printing plates, parts, accessories, supplies, plant and office equipment and other property owned by CAP and used or usable in the conduct of CAP's Business, including, without limitation, those items described more fully on Schedule 2.2.1(i) hereto (the "CAP Equipment"), together with any rights or claims of CAP arising out of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof, including any claims for past breaches of any such warranties, but excluding any and all equipment, rights or claims exclusively related to the CAP Excluded Assets;

                  (j) originals or copies of all existing financial, accounting and operating data and records relating to CAP's Business, including, without limitation, all books, records, notes, sales and sales promotional data, advertising materials, designs, sketches, product archives, art work, credit information, cost and pricing information, advertising data, blueprints, customer and supplier lists, business plans, reference catalogs, payroll and personnel records and other similar property, rights, and information reasonably expected to be useful in the continuing operations of CAP's Business or relating to any Assumed Liabilities arising from CAP's Business, it being understood that data and records not delivered to Buyer shall be a CAP Excluded Asset;

                  (k) all existing inventions, whether or not now reduced to practice, which CAP has made which relate in any way, shape, form or manner to any CAP Intellectual Property used by CAP in CAP's Business, including, without limitation, all improvements on the inventions, patents, patent applications or variations thereof which are the subject of such patents, patent applications or variations, whether or not such improvements or variations are infringements of the patents or patent applications or inventions assigned hereunder (collectively, the "CAP Inventions"); and

                  (l) any and all goodwill and going concern value of CAP's
            Business and CAP.

                  2.2.2 Notwithstanding the foregoing, the CAP Assets shall not include the properties, assets and rights of CAP set forth on Schedule 2.2.2 hereto (collectively, the "CAP Excluded Assets").

                  2.2.3 CAP shall deliver or cause to be delivered to Buyer such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment in such form as Buyer or Buyer's counsel shall reasonably request to effect or evidence the sale, conveyance, assignment, transfer and delivery of the CAP Assets to Buyer.

                  2.2.4 Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, on the Closing Date, OddzOn shall sell, convey, assign, transfer and deliver, and Buyer shall purchase and acquire all assets of OddzOn, except for the OddzOn Excluded Assets, (the assets so to be purchased and acquired, collectively, the "OddzOn Assets"). The OddzOn Assets shall include, but not be limited to, the following assets of OddzOn:

                  (a) all inventories of OddzOn wherever located, including
            finished goods, work-in-process and raw materials used in the production thereof and all packaging inventory of OddzOn and all other inventory of OddzOn (the "OddzOn Inventory");

                  (b) all Receivables of OddzOn;

                  (c) all of OddzOn's products, ideas, concepts, inventions and all rights thereto for current products and products in the process of development by OddzOn (but excluding all such products, ideas, concepts and all rights exclusively related to the OddzOn Excluded Assets), including, but not limited to those products described on attached Schedule 2.2.4(c) ("OddzOn Products");

                  (d) all of OddzOn's contracts, leases of personal property, agreements, equipment and machinery leases, whether oral or written, including, without limitation, open Purchase Orders and open sale orders, agreements with sales representatives, license agreements, any arrangements providing for any guarantee in favor of OddzOn and all guarantees or indemnities which OddzOn may have from any customers or suppliers, and all supplier agreements of any type, but excluding all such agreements or contracts, orders or any arrangements of any other type exclusively related to the Excluded Assets, notwithstanding anything contained in the introductory paragraph to this Section 2.2.4 to the contrary, only (i) those that are set forth on Schedule 2.2.4(d) and
            (ii) individual unrelated contracts and other agreements not set forth on Schedule 2.2.4(d) but which require payments by OddzOn of less than $10,000 per year which are entered into in the ordinary course of business (the "OddzOn Insignificant Contracts") are hereinafter collectively referred to as the "OddzOn Assigned Contracts";

                  (e) all prepaid assets and expenses of OddzOn as to which
            Buyer will receive the benefits of after Closing which, notwithstanding anything contained in the introductory paragraph to this Section 2.2.4 to the contrary, are agreed to by Buyer and OddzOn and are specifically set forth on Schedule 2.2.4(e) hereto and excluding prepaid assets exclusively related to OddzOn Excluded Assets (the "OddzOn Prepaid and Other Assets");

                  (f) the leases for all of OddzOn's premises including the
            leases for the premises at 240 East Hacienda Avenue, Campbell, California and the premises at The Toy Center, 200 Fifth Avenue, New York at which OddzOn conducts its Business, exclusive of the premises occupied by OddzOn at the Russ distribution center located in Petaluma, California (collectively, the "OddzOn Premises") all as more particularly described in Schedule 2.2.4(f) hereto (the "OddzOn Real Estate Leases");

                  (g) all of OddzOn's existing patents, patent applications, trademarks (including common law trademarks and trade names and any and all rights in trade dress), trademark applications and registrations, trade names, including, without limitation, the marks and names "Koosh" and "OddzOn", all variants thereof, trade styles, logos, service marks, service names, and all goodwill associated therewith, copyrights, copyright applications and registrations and inventions (including, but not limited to, all such items more particularly described in Schedule 2.2.4(g)), advertising and promotional materials, designs, sketches and art work together with all commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formula, technology, Computer Programs, processes, know-how, confidential information and other proprietary property, rights and interests of OddzOn used, useful or usable in OddzOn's Business which intellectual property as described above includes all rights to use the property described in the OddzOn Assigned Contracts, but excludes any intellectual property which relates exclusively to the OddzOn Excluded Assets (hereinafter collectively referred to as the "OddzOn Intellectual Property");

                  (h) all of OddzOn's governmental licenses, permits, variances, franchises, notices, authorizations and approvals which relate to OddzOn's Business including, without limitation, those for all OddzOn Equipment and OddzOn Intellectual Property, from any government or regulatory body, to the extent assignable under applicable law, all as more particularly set forth on Schedule 2.2.4(h) (hereinafter collectively referred to as the "OddzOn Permits");

                  (i) all machinery, equipment, furniture and fixtures,
            improvements, computer hardware and software, tools, dies, molds, printing plates, parts, accessories, supplies, plant and office equipment and other property owned by OddzOn and used, useful or usable in the conduct of OddzOn's Business, including, without limitation, those items described more fully in Schedule 2.2.4(i) hereto (the "OddzOn Equipment"), together with any rights or claims of OddzOn arising out of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof, including any claims for past breaches thereof but excluding any and all equipment, rights or claims exclusively related to the OddzOn Excluded Assets;

                  (j) originals or copies of all existing financial, accounting and operating data and records relating to OddzOn's Business, including, without limitation, all books, records, notes, sales and sales promotional data, advertising materials, designs, sketches, product archives, art work, credit information, cost and pricing information, advertising data, blueprints, customer and supplier lists, business plans, reference catalogs, payroll and personnel records and other similar property, rights, and information reasonably expected to be useful in the continuing operations of OddzOn's Business or relating to any Assumed Liabilities arising from OddzOn's Business, it being understood that data and records not delivered to Buyer shall be an OddzOn Excluded Asset;

                  (k) all existing inventions, whether or not now reduced to practice, which OddzOn has made which relate in any way, shape, form or manner to the product sold under the mark "Koosh" or any other OddzOn Intellectual Property used by OddzOn in OddzOn's Business, including, without limitation, all improvements on the inventions, patents, patent applications or variations thereof which are the subject of such patents, patent applications or variations, whether or not such improvements or variations are infringements of the patents or patent applications or inventions assigned hereunder (collectively, the "OddzOn Inventions"); and

                  (l) any and all goodwill and going concern value of OddzOn's
            Business and OddzOn.

                  2.2.5 Notwithstanding the foregoing, the OddzOn Assets shall not include the properties, assets and rights of OddzOn set forth on Schedule
2.2.5 hereto (collectively, the "OddzOn Excluded Assets").

                  2.2.6 OddzOn shall deliver or cause to be delivered to Buyer such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment in such form as Buyer or Buyer's counsel shall reasonably request to effect or evidence the sale, conveyance, assignment, transfer and delivery of the OddzOn Assets to the Buyer.

                  2.2.7 Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract or other agreement, including, without limitation, any Insignificant Contract, or any right to be assigned to Buyer pursuant to the provisions hereof if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights of Buyer thereunder. Each Seller shall use its reasonable efforts and Buyer shall cooperate in all reasonable respects with each Seller to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to Buyer the Assets. Notwithstanding anything contained in this Agreement to the contrary, all costs incurred in connection with obtaining consents to the Assigned Contracts shall be borne by Sellers, including, but not limited to, (i) any fees payable to Disney Enterprises, Inc. in exchange for any consent, and (ii) the difference between the royalty amount guaranteed not to exceed $40,000 to MCA/Universal Merchandising, Inc. or its successor under the license agreement relating to "Babe" and the amount of royalties actually due to MCA/Universal pursuant to such license agreement but for such guaranty, whether such license agreement is entered into before or after the Closing Date. If any consent is not obtained or if an attempted assignment would be ineffective or would impair Buyer's rights under any Assigned Contract or any right to be assigned to Buyer pursuant to the provisions hereof so that Buyer would not receive all such rights, and Buyer waives its condition to Closing relating thereto insofar as such consent has not been obtained prior to Closing, Sellers shall use their reasonable efforts to provide or cause to be provided to Buyer the full benefits of any such Assigned Contract or any right to be assigned to Buyer pursuant to the provisions hereof and, to the extent Buyer receives the benefits of such Assigned Contract, Buyer shall bear the burdens associated with such Assigned Contract. Each Seller shall promptly pay or cause to be paid to Buyer when received all monies received by such Seller from and after the Closing Date with respect to any such Assigned Contract or any right to be assigned to Buyer pursuant to the provisions hereof.

            2.3 Limited Liabilities to be Assumed.

                  2.3.1 Subject to the terms and conditions set forth herein, Buyer agrees that, at the Closing, it will assume and thereafter pay, perform or discharge, as the case may be, only the following obligations and liabilities (and no other obligations or liabilities) (the "Assumed Liabilities"):

                  (a) all obligations and liabilities of Sellers as of the
            Closing Date under the Assigned Contracts (and where Russ has guaranteed the performance or payment by either Seller of such Seller's obligations under any Assigned Contract or where Russ is directly obligated thereunder, Buyer shall be substituted for Russ as guarantor or direct obligor thereunder); provided, however, that there shall be excepted from such obligations and liabilities, and Buyer shall not assume, any obligation or liability of Sellers (A) that arises as a result of a breach by a Seller of any Assigned Contract prior to the Closing Date, (B) that relates to any obligation, liability, event or circumstance existing or occurring prior to, or arising out of any set of facts existing or occurring prior to, the Closing Date (except for such obligations or liabilities as are assumed by the Buyer pursuant to Section 2.3.1(b), (c), (d) or (e) below, subject to the limitations of Section 2.3.2 hereof), (C) that arises from or relates to any Product Liability Event relating either to products shipped by the Business prior to the Closing Date or finished goods manufactured by, or on behalf of, either Seller prior to the Closing Date and included in the Assets, or (D) that arises from or relates to any guaranty by either or both Sellers of any obligation or liability of Russ or any affiliate thereof;

                  (b) all obligations and liabilities arising out of the
            operation of the Assets or the Business by the Buyer on and after the Closing Date, including, without limitation, all obligations and liabilities in connection with Product Liability Events existing after the Closing Date and relating to products that are manufactured or shipped by, or on behalf of, Buyer on or after the Closing Date except that Buyer shall have no liability with respect to Product Liability Events relating to Inventory of finished goods purchased from either Seller pursuant to this Agreement;

                  (c) all obligations and liabilities of Sellers under the
            Purchase Orders including any letters of credit issued in connection therewith which letters of credit will either be assumed by Buyer or substituted by Buyer with a new letter of credit, it being understood and agreed as follows:

                  (i) Sellers shall provide Buyer with an updated list of Purchase Orders as soon as practicable but in no event later than ten (10) business days after the Closing which list shall contain all Purchase Orders not previously included on Schedule 2.2.1(d) or Schedule 2.2.4(d); and

                  (ii) In the event Buyer determines that any Purchase Order included in the list delivered pursuant to Section 2.3.1(c)(i) is not a Purchase Order within the definition of such term contained in this Agreement, it shall so notify Sellers in writing within ten (10) business days of receipt of such list and the parties hereby agree to conduct discussions in good faith in attempts to resolve such dispute within a reasonable time after notification of such dispute to Sellers in accordance with this Section;

                  (d) all payables accrued as payables in accordance with
            Sellers' past practices which are directly related to the Business conducted by Sellers as of the Closing Date (including, without limitation, any payables of either Seller for coupon or other promotional programs but not including any payables of either Seller for income taxes, Excluded Assets, environmental or product liability matters, non-Assigned Contracts or payables from either Seller to Russ or any affiliate of Russ) and which have not been accumulated by Russ or either Seller prior to the Closing Date by not paying such payables in the ordinary course of business. The payables referred to in the preceding sentence shall be either (i) Control Payables reflected on a report delivered to the Buyer within one week after the Closing which report shall be accompanied by all underlying documentation relating to such Control Payables, or (ii) Non-Control Payables it being understood and agreed, with respect to the Non-Control Payables, as follows:

                  (A) from and after the Closing Date, promptly upon receipt by either Seller or Russ of a Non-Control Payable which such Seller or Russ, as the case may be, believes is a payable to be paid by Buyer pursuant to this Section 2.3.1(d), such Seller or Russ, as the case may be, shall forward such Non-Control Payable to Buyer;

                  (B) from and after the Closing Date, upon receipt by Buyer of each Non-Control Payable forwarded from either Seller or Russ pursuant to Section 2.3.1(d)(ii)(A) above or received from a third party, Buyer shall determine whether such Non-Control Payable is a payable to be paid by Buyer pursuant to this
                  Section 2.3.1(d);

                  (C) in the event Buyer determines such Non-Control Payable is not a payable to be paid by Buyer pursuant to this Section 2.3.1(d), Buyer shall return or forward, as the case may be, the Non-Control Payable to the Seller named thereon together with a written statement that such payable is not to be paid by Buyer pursuant to the terms of this Section 2.3.1(d);

                  (D) in the event Buyer determines such Non-Control Payable is a payable to be paid by Buyer pursuant to this Section 2.3.1
                  (d), Buyer shall forward, within a reasonable time after receipt thereof, copies of such Non-Control Payables received from a third party to the Seller named thereon; and

                  (E) in the event any Non-Control Payable received by Buyer which was either forwarded from either Seller or Russ pursuant to Section 2.3.1(d)(ii)(A) above or received from a third party relates both to the conduct of Business pre-Closing and post-Closing, Buyer shall determine the amount of each such payable relating to the Business conducted by the Sellers prior to the Closing and shall notify Sellers thereof.

            Buyer shall, within a reasonable time after payment of any payable pursuant to this Section 2.3.1(d), forward evidence of such payment to the Seller named on such payable. Any payables (and any determination made pursuant to this Section 2.3.1(d)) shall be subject to the audit and Purchase Price adjustment process set forth in Section 3.3 hereof and if, upon conclusion of the audit procedure set forth in such Section, it is determined (i) that any payable shall not be included in the Closing Balance Sheet, Sellers shall continue to be responsible to pay such payable, such payable shall not be an Assumed Liability and there shall be no Purchase Price adjustment therefor, it being understood that if Buyer shall pay any such payable which should not be included in the Closing Balance Sheet, such payable shall be a Non-Assumed Liability and any Losses arising therefrom by Buyer shall be indemnified by Sellers and Russ in accordance with Article 15 hereof, or (ii) that any payable not previously paid by Buyer pursuant to this Section 2.3.1(d) is to be included in the Closing Balance Sheet, such payable shall be an Assumed Liability and the Purchase Price shall be adjusted therefor.

                  (e) all liabilities and obligations of Sellers accrued in
            accordance with Sellers' past practices which (i) are directly related to the Business conducted by Sellers as of the Closing Date (including, without limitation, any accrued liabilities or obligations of either Seller for coupon or other promotional programs but not including any accrued liabilities or obligations of either Seller for income taxes, Excluded Assets, environmental or product liability matters, non-Assigned Contracts or liabilities or obligations from either Seller to Russ or any affiliate of Russ),
            (ii) have not been accumulated by Russ or either Seller prior to the Closing Date by not accruing such liabilities or obligations in the ordinary course of business, and (iii) are reflected on a report delivered to Buyer within thirty (30) days after the Closing which report shall be accompanied by all underlying documentation relating to such accrued liabilities or obligations. Any liabilities or obligations assumed pursuant to this Section 2.3.1(e) shall be subject to the audit and Purchase Price adjustment process set forth in Section 3.3 hereof and if, upon conclusion of the audit procedure set forth in such Section, it is determined (i) that any liability or obligation shall not be included in the Closing Balance Sheet, Sellers shall continue to bear such liability or obligation, such liability or obligation shall not be an Assumed Liability and there shall be no Purchase Price adjustment therefor, it being understood that if Buyer shall discharge or satisfy any such accrued liability or obligation which should not be included in the

            Closing Balance Sheet, such accrued liability or obligation shall be a Non-Assumed Liability and any Losses arising therefrom by Buyer shall be indemnified by Sellers and Russ in accordance with Article 15 hereof, or (ii) that any liability or obligation not previously assumed by Buyer pursuant to this Section 2.3.1(e) is to be included in the Closing Balance Sheet, such liability or obligation shall be an Assumed Liability and the Purchase Price shall be adjusted therefor.

                  2.3.2 Any and all payables, liabilities or obligations paid by Buyer pursuant to Section 2.3.1(d) or Section 2.3.1(e) above shall be included as a liability on the Closing Balance Sheet for purposes of calculating the Net Tangible Assets and Buyer shall not be deemed to assume either any liability for any amount in excess of the specific amount shown on the Closing Balance Sheet or any general liability relating to the category of payable, liability or obligation paid or assumed, it being understood by the parties that Buyer is paying or assuming such payable, liability or obligation as a convenience to Sellers and on the condition that the amount of such payable, liability or obligation is treated in accordance with this Section 2.3.2. For example, in the event Assumed Liabilities includes accrued vacation which is accrued for any period prior to the Closing Date, Buyer shall not pay or assume any general liability for accrued vacation or any other employee benefits of Sellers other than the obligation to pay the amount of accrued vacation specifically set forth on the Closing Balance Sheet.

                  2.3.3 Buyer shall execute and deliver to Sellers such written instruments of assumption to effect or evidence its assumption of the Assumed Liabilities in such form as Sellers' counsel shall reasonably request.

            2.4 Non-Assumption of Other Liabilities. Other than the Assumed Liabilities, Buyer does not assume, and shall in no event be liable for, any claims, liabilities, damages, debts or obligations of Sellers, whether accrued, absolute, matured, contingent or otherwise now existing or hereinafter arising (the "Non-Assumed Liabilities"). The fact that representations, warranties and disclosures are made in this Agreement and the Schedules hereto regarding certain matters including, but not limited to, employee benefits, product liability and the environment, does not in any way render such matters or disclosures Assumed Liabilities unless such matters or disclosures are specifically assumed in Section 2.3 hereof. Sellers shall retain all liabilities and obligations with respect to the Non-Assumed Liabilities and shall hold Buyer harmless therefrom and indemnify Buyer therefor as provided in Article 15 below.

      3. Purchase Price and Certain Other Payments.

            3.1 Purchase Price. In consideration for the sale, conveyance, assignment, transfer and delivery of the Assets, Buyer shall:

                  3.1.1 pay to Sellers One Hundred Sixty Six Million Six Hundred Fifty Thousand dollars ($166,650,000), as adjusted pursuant to the provisions of
Section 3.3 (the "Purchase Price"), for the Assets, payable as set forth below in Section 3.2; and

                  3.1.2 assume the Assumed Liabilities.

            3.2 Payment of Purchase Price. At the Closing:

                  3.2.1 Buyer shall pay to Sellers One Hundred Fifty Five Million Three Hundred Fifty Thousand dollars ($155,350,000) of the Purchase Price, as adjusted pursuant to the provisions of Section 3.3, by wire transfer in immediately available funds to an account or accounts designated by Sellers in writing.

                  3.2.2 Eleven Million Three Hundred Thousand dollars ($11,300,000) (the "Deferred Payment") of the Purchase Price shall be paid by the Buyer to the Escrow Agent pursuant to the terms of the Escrow Agreement.

            3.3 Purchase Price Adjustments. The Purchase Price is subject to a dollar for dollar adjustment, upward or downward, based upon the change in the Net Tangible Assets of Sellers which change shall be calculated as follows:

                  3.3.1 If, on the Closing Date, Sellers estimate in good faith that the amount of Net Tangible Assets as of the Closing Date (the "Estimated Net Tangible Assets") is less than $45,965,940, the Purchase Price payable at the Closing shall be reduced by the amount, if any, by which the Estimated Net

Tangible Assets is less than $45,965,940 (the "Initial Adjustment").

                  3.3.2 Within ninety (90) days after the Closing Date, Sellers shall prepare and deliver to the Buyer a balance sheet audited by Sellers' Auditors (except for Net Receivables which shall be valued in good faith by Sellers in accordance with GAAP and reported upon to Buyer by Sellers' Auditors in accordance with "Agreed Upon Procedures", which will include procedures mutually agreed upon by Buyer, Sellers and Sellers' Auditors regarding determination of the sales cutoff as of the Closing Date) (the "Closing Balance Sheet") showing the Net Tangible Assets of Sellers as of the close of business on the Closing Date, immediately prior to giving effect to the Closing. The Closing Balance Sheet shall be prepared in accordance with GAAP. Inventory included on the Closing Balance Sheet shall be included at its value determined in accordance with GAAP and in accordance with a physical inventory conducted by Sellers, Russ or its affiliates on or around the Closing Date, which Buyer, Hasbro and Buyer's Auditors shall have the right to observe. Sellers' Auditors shall have access, during regular business hours and upon the reasonable request of Sellers or Sellers' Auditors, to all books, records and documents relating to the Business as carried on prior to the Closing Date for the purpose of preparing the Closing Balance Sheet. Following delivery of the Closing Balance Sheet by Sellers, Sellers shall, and shall cause Sellers' Auditors to, cooperate with Buyer, Hasbro and Buyer's Auditors in connection with their review of the Closing Balance Sheet and shall permit Buyer, Hasbro and/or Buyer's Auditors to review all work papers, schedules and calculations used in the preparation thereof and, upon reasonable request by Sellers' Auditors, Buyer, Hasbro and/or Buyer's Auditors, as the case may be, shall execute a non-disclosure agreement relating to such work papers, schedules and calculations as may be reasonably requested by Sellers' Auditors.

                  3.3.3 Upon delivery by the Sellers of the Closing Balance Sheet, the Sellers shall also deliver a certificate certifying (A) that the Closing Balance Sheet was prepared on the basis described in Section 3.3.2 above and (B) the Sellers' calculations, based on the Closing Balance Sheet (the "Sellers' Proposed Calculations") of the Net Tangible Assets as of the Closing Date.

                  3.3.4 Within forty five (45) days after the latest of receipt of the Closing Balance Sheet, the accompanying certificate and the date on which Sellers' Auditors make available to Buyer, Hasbro and Buyer's Auditors the work papers and other information pursuant to Section 3.3.2 above (provided Buyer's, Hasbro's or Buyer's Auditor's request for such work papers and other information is made within a reasonable time after receipt of the Closing Balance Sheet and accompanying certificate and, in the event such request is not made within such reasonable time period, the forty five (45) day time period shall be extended for fifteen (15) business days after delivery of the work papers and other information pursuant to such request), the Buyer shall provide the Sellers with written notice of its agreement or disagreement with the Closing Balance Sheet (which disagreement may include disagreement as to the inclusion or exclusion of any payable or accrued liability or obligation pursuant to Section 2.3.1(d) and
Section 2.3.1(e), respectively) and the accuracy of any of the Sellers' Proposed Calculations which notice shall describe any such disagreement in reasonable detail. During such forty five (45) day period, the Buyer shall have the right to direct the Buyer's Auditors, at the Buyer's expense, to review and test the Closing Balance Sheet. If the Buyer, after such review and test, disagrees with the Sellers' Proposed Calculations, Buyer shall propose its alternative calculations (the "Buyer's Proposed Calculations") within such forty-five (45) day period. If the Sellers do not accept the Buyer's Proposed Calculations, they shall so notify Buyer within twenty-five (25) days after receipt of Buyer's Proposed Calculations which notice shall describe any disagreement in reasonable detail. If within forty five (45) days after the date of the Sellers' rejection of the Buyer's Proposed Calculations, the Buyer and the Sellers cannot mutually agree on the amount of Net Tangible Assets, the Buyer and the Sellers shall mutually select another firm of independent certified accountants (which shall be another one of the "Big 6" accounting firms other than Sellers' Auditors or Buyer's Auditors) to resolve the remaining disputed items (the "Remaining Disputed Items") by conducting its own review of the Closing Balance Sheet and thereafter selecting either the Buyer's Proposed Calculations of the Remaining Disputed Items or the Sellers' Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Each of the Buyer and the Sellers agrees that it shall be bound by such other accounting firm's determination of the Remaining Disputed Items. The fees and expenses of such accounting firm shall be paid 50% by the Buyer and 50% by the Sellers.

                  3.3.5 Upon the determination pursuant to Section 3.3.4 of the Closing Balance Sheet and amount of Net Tangible Assets as of the Closing Date, the Purchase Price shall be recalculated pursuant to the provisions of this
Section 3.3.5. If (i) the Net Tangible Assets on the final Closing Balance Sheet is less than $45,965,940, the Purchase Price shall be reduced by the amount, if any, by which the Net Tangible Assets shown on the final Closing Balance Sheet is less than $45,965,940, or (ii) the Net Tangible Assets on the final Closing Balance Sheet is greater than $47,648,377, the Purchase Price shall be increased by the amount, if any, by which the Net Tangible Assets shown on the final Closing Balance Sheet is greater than $47,648,377. No adjustment shall be made to the Purchase Price in the event that the Net Tangible Assets shown on the final Closing Balance Sheet is between $45,965,940 and $47,648,377. If the Purchase Price as adjusted pursuant to this Section 3.3.5 (the "Post-Closing Adjustment") is greater than the Purchase Price as adjusted pursuant to the Initial Adjustment, the Buyer shall pay the amount of such excess to Sellers in accordance with Section 3.4 hereof. If the Purchase Price as adjusted pursuant to the Post-Closing Adjustment is lower than the Purchase Price as adjusted pursuant to the Initial Adjustment, the Sellers shall pay the amount of such difference to Buyer in accordance with Section 3.4 hereof. The Post-Closing Adjustment is subject to subsequent adjustment as provided in Section 3.3.6 below.

                  3.3.6 On the nine month anniversary of the Closing Date, the Net Tangible Assets amount shall be recalculated using the Collected Receivables amount plus any payments made by Sellers to Buyer for returned Receivables pursuant to Section 8.8.1 in lieu of the Net Receivables amount previously used in the calculation of Net Tangible Assets. The Purchase Price shall then be recalculated pursuant to the formula contained in Section 3.3.5 using the new Net Tangible Assets amount calculated pursuant to this Section 3.3.6. If the Purchase Price as adjusted pursuant to this Section 3.3.6 (the "Final Adjustment") is greater than the Purchase Price as adjusted pursuant to the Post-Closing Adjustment, the Buyer shall pay the amount of such excess to the Sellers in accordance with Section 3.4 hereof. If the Purchase Price as adjusted pursuant to the Final Adjustment is lower than the Purchase Price as adjusted pursuant to the Post-Closing Adjustment, the Sellers shall pay the amount of such difference to the Buyer in accordance with Section 3.4 hereof.

            3.4 Method of Payment. Unless otherwise specified herein, all payments to be made by either Buyer or Sellers pursuant to Section 3 of this Agreement shall be made into and distributed out of the Escrow Fund in accordance with the provisions of the Letter Agreement and the Escrow Agreement. Each Seller, Buyer, Hasbro and Russ hereby agree that, each time an adjustment is to be to made pursuant to this Section 3, it shall execute a joint letter of instruction for submission to the Escrow Agent indicating (i) the amount of money, if any, to be deposited into the Escrow Fund by either Buyer or Sellers pursuant to the Letter Agreement, (ii) the amount of money to be distributed by the Escrow Agent, if any, calculated in accordance with the provisions of this
Section 3 and the Letter Agreement, and (iii) the party to whom such distribution shall be made, determined in accordance with the provisions of this
Section 3 and the Letter Agreement.

            3.5 Allocation of Purchase Price. The amounts payable pursuant to this Agreement shall be allocated as set forth on Schedule 3.5 hereto among the various assets comprising the Assets. Such allocation shall be made in accordance with Section 1060 of the Code and the regulations promulgated thereunder. The parties shall make all tax reports and returns consistent with the allocation. Each party shall promptly notify the other if the Internal Revenue Service or any other taxing authority proposes to reallocate the Purchase Price. The Sellers' and the Buyer's Tax Identification Numbers are set forth on Schedule 3.5(b) hereto.

            3.6 Escrow. On the Closing Date, Sellers, Russ, Buyer, Hasbro and the Escrow Agent shall enter into the Escrow Agreement, providing for the terms of the escrow under which the Deferred Payment will be held and released. The cost of the escrow will be paid jointly and severally by the Buyer and the Sellers, provided that as between the Buyer and the Sellers, 50% of such amount shall be paid by Buyer and 50% shall be paid by Sellers.

      4. The Closing.

            4.1 Time and Place of Closing. The Closing shall take place at the offices of Whitman Breed Abbott & Morgan, 200 Park Avenue, New York, New York, not later than the later of (i) 10:00 a.m. local time on May 2, 1997, or (ii) the tenth business day following receipt by the parties of all approvals by government or regulatory bodies required for consummation of the transactions contemplated hereby, unless otherwise agreed to in writing by the parties hereto (such time and date of the Closing being herein called the "Closing Date"). Each of the parties agrees to use its reasonable best efforts to assure that the Closing will occur no later than May 2, 1997. Notwithstanding the foregoing, any provision of this Agreement which provides for an accounting with respect to the assets and/or liabilities of the Business at Closing or on the Closing Date shall be measured as of the close of business on the Closing Date.

            4.2 Exchange of Documents. At the Closing, subject to all of the terms and conditions of this Agreement:

                  4.2.1 The Buyer shall pay the Purchase Price less the Initial Adjustment as provided in Article 3 hereof.

                  4.2.2 CAP and Buyer shall execute and deliver a CAP Bill of Sale, Assignment and Assumption Agreement transferring to Buyer all of the CAP Assets and pursuant to which Buyer assumes all of the Assumed Liabilities, and CAP shall deliver all consents to such assignments and assumptions received from appropriate third parties;

                  4.2.3 OddzOn and Buyer shall execute and deliver an OddzOn Bill of Sale, Assignment and Assumption Agreement transferring to Buyer all of OddzOn's interest in the OddzOn Assets and pursuant to which Buyer assumes all of the Assumed Liabilities, and OddzOn shall deliver all consents to such assignments and assumptions received from appropriate third parties;

                  4.2.4 CAP shall deliver assignments from CAP assigning to Buyer all right, title and interest in and to the CAP Intellectual Properties;

                  4.2.5 OddzOn shall deliver assignments from OddzOn assigning to Buyer all right, title and interest in and to the OddzOn Intellectual Properties;

                  4.2.6 Each Seller, Russ, Buyer, Hasbro and the Escrow Agent shall execute and deliver the Escrow Agreement;

                  4.2.7 Each of CAP and OddzOn shall be deemed to have delivered the executed originals or, if the executed originals are not otherwise available, copies of the executed originals, of the Assigned Contracts to the Buyer to the extent located at the principal offices of CAP and OddzOn respectively, but any executed originals of any Assigned Contracts which are located on Russ' premises shall be delivered to Buyer as soon after the Closing as practicable but in no event later than thirty (30) days after the Closing Date;

                  4.2.8 Each Seller shall deliver to Buyer and Hasbro resolutions of the Board of Directors of such Seller, certified by such Seller's Secretary, evidencing the authority of such Seller to execute, deliver and perform this Agreement;

                  4.2.9 Russ shall deliver to Buyer and Hasbro resolutions of its Board of Directors or the Executive Committee thereof, certified by its Secretary, evidencing Russ' authority to execute, deliver and perform this Agreement;

                  4.2.10 Buyer shall deliver to each Seller and Russ resolutions of its Board of Directors, certified by its Secretary, evidencing Buyer's authority to execute, deliver and perform this Agreement;

                  4.2.11 Hasbro shall deliver to each Seller and Russ resolutions of its Board of Directors, certified by its Secretary, evidencing Hasbro's authority to execute, deliver and perform this Agreement;

                  4.2.12 Intentionally Omitted.

                  4.2.13 CAP shall deliver a termination of its employment agreement with John Osher and OddzOn shall deliver a termination of its employment agreement with John Barbour, substantially in the form of Exhibits J and K respectively;

                  4.2.14 Buyer and Russ shall have entered into an agreement for the use by Buyer from and after the Closing of the portion of the warehouse located in Petaluma, California currently used by OddzOn (the "Occupancy Agreement"), substantially in form of Exhibit L hereto;

                  4.2.15 CAP shall deliver a Termination of the Buying Agency Agreement between CAP and Tri Russ International (Hong Kong) Limited, dated May 31, 1995, which termination shall be effective as of the Closing Date, shall specify that there are no further obligations of either party thereunder as of the Closing Date and shall be substantially in form of Exhibit M hereto;

                  4.2.16 OddzOn shall deliver a Termination of the Buying Agency Agreement between OddzOn and Tri Russ International (Hong Kong) Limited, dated May 31, 1995, which termination shall be effective as of the Closing Date, shall specify that there are no further obligations of either party thereunder as of the Closing Date and shall be substantially in form of Exhibit M hereto;

                  4.2.17 Tri Russ International (Hong Kong) Limited and Buyer shall execute and deliver a Service Agreement regarding the services to be provided by Tri Russ International (Hong Kong) Limited to Buyer or its affiliates or subsidiaries, substantially in the form of Exhibit N hereto (the "Service Agreement");

                  4.2.18 Each Seller, Russ, Buyer and Hasbro shall execute and deliver the Letter Agreement;

                  4.2.19 Each Seller, Russ, Buyer and Hasbro shall execute and deliver the OddzOn Shareholder Agreement;

                  4.2.20 Each Seller, Russ, Buyer and Hasbro shall execute and deliver the Bubble Gum Tape Dispenser Agreement; and

                  4.2.21 Each party shall deliver to the other party such other certificates or documents as may be reasonably requested by the other party or by its counsel.

            4.3 Possession of Assets. Promptly following the consummation of the transfer, each Seller, through its respective officers, agents and employees, will put Buyer and its designated affiliates into full possession and enjoyment of all Assets other than actual, physical possession of those Assets listed on
Schedule 4.3 hereto which assets are in the possession of suppliers of such Seller; provided, however, that within one business day after the Closing Date such Seller shall have delivered to Buyer evidence of such Seller's written notice to such suppliers that the Assets are owned by Buyer as of the Closing Date and shall be treated from and after the Closing Date in accordance with instructions from Buyer.

      5. Representations and Warranties of Sellers and Russ.

                  Each Seller and Russ hereby jointly and severally represent and warrant to Buyer as follows:

            5.1 Corporate Organization and Authority. OddzOn is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and CAP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Russ is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. Each Seller is qualified to do business only in its state of incorporation and each Seller's failure to qualify in any other jurisdiction will not have a Material Adverse Effect on such Seller, such Seller's Business or the Assets. Russ is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of each Seller. There are no outstanding obligations of either Seller or Russ to issue or sell any capital stock or other securities of either Seller (including any securities convertible into or exchangeable for, or options or other rights to acquire, such capital stock or other securities). Each Seller has full corporate power and authority to carry on the Business as it is currently conducted and to own, lease and operate its Assets where and in the manner in which such Assets are now owned, leased or operated. Except as set forth on Schedule 5.1(b) hereto, Sellers do not own any equity interest in any other entity and the Business has not been conducted through any direct or indirectly owned subsidiary or affiliate of either Seller or Russ.

            5.2 Corporate Authorization. Each Seller and Russ has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements, instruments and documents to be executed and delivered by such party in connection herewith (collectively, the "Ancillary Seller Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement has been and all Ancillary Seller Documents have been or will be, on or prior to the Closing Date, duly authorized, executed, delivered and approved by all necessary and proper corporate action of each Seller and Russ. The transactions contemplated by this Agreement and all Ancillary Seller Documents have been approved by the sole shareholder of each Seller. This Agreement constitutes a legal, valid and binding obligation of each Seller and Russ, and each Ancillary

Seller Document to be delivered in connection herewith, when executed and delivered, will constitute a legal, valid and binding obligation of each Seller and Russ; and this Agreement and each Ancillary Seller Document will be enforceable against each Seller and Russ in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, any applicable laws relating to fraudulent conveyances) and (b) equitable principles of general applicability.

            5.3 No Violation or Conflict. Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement or any Ancillary Seller Document by either Seller and/or Russ nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, result in the breach or modification of, or default under, or accelerate the performance required by, any of the terms, conditions or provisions of the Certificate of Incorporation or other charter document or By-Laws of either Seller or Russ, or any term, provision, covenant or condition of any contracts and other agreements to which either Seller or Russ is a party or to which either Seller's or Russ' assets are subject, or any order, ruling, injunction, decree, judgment, arbitration award or stipulation or any Law to which either Seller or Russ or any of its or their assets are subject, or which would result in the creation or imposition of any Encumbrance thereunder upon any of the Assets or give to any person any interest or right, including any right of acceleration, termination or cancellation in or with respect to or otherwise have a Material Adverse Effect, individually or in the aggregate, on the Assets (including, without limitation, the Assigned Contracts, Real Estate Leases and Permits) or the business operations or condition of Sellers. Neither Russ nor either Seller is a party to any contract or other agreement with any person other than Buyer or Hasbro concerning any Transaction (as hereinafter defined) involving either Seller other than confidentiality and similar agreements entered into prior to the date hereof copies of which shall be delivered to Buyer promptly following the Closing.

            5.4 Consents, Approvals, Permits and Authorizations.

                  5.4.1 Except as set forth on Schedule 5.4 hereto, and except as set forth in Section 5.4.4, no consent, approval or authorization of, filing or registration with, or notification to, any judicial, government or regulatory body is required in connection with the execution and delivery of this Agreement or any Ancillary Seller Document by either Seller or Russ or the consummation by either Seller or Russ of the transactions contemplated hereby and by the Ancillary Seller Documents including, without limitation, the assignment by Sellers, and assumption by Buyer of the Permits, or for the continuation by Buyer of the Business after the Closing in the same manner as presently conducted or proposed to be conducted by Sellers, other than consents, approvals or authorizations the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the condition of Sellers.

                  5.4.2 Schedules 2.2.1(h) and 2.2.4(h) set forth and Sellers hold all permits that are material to or necessary for the conduct of the Business.

                  5.4.3 Except as set forth on Schedule 5.4 hereto, no consent, approval or authorization of any person is required in connection with the execution or delivery of this Agreement or any Ancillary Seller Document by either Seller or Russ or the consummation by either Seller or Russ of any of the transactions contemplated hereby or by any Ancillary Seller Document, including, without limitation, the assignment by Sellers, and assumption by Buyer of the Assigned Contracts or for the continuation by Buyer of the Business after the Closing in the same manner as presently conducted or proposed to be conducted by Sellers, other than consents, approvals or authorizations the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the condition of Sellers.

                  5.4.4 Mr. Russell Berrie has filed a Notification and Report Form for Certain Mergers and Acquisitions, with respect to the acquisition of the Assets by Hasbro, with the Antitrust Division of the Department of Justice and the Bureau of Competition of the Federal Trade Commission. The applicable waiting period under the HSR Act has expired and Mr. Russell Berrie has not received any requests for additional information relating to such filings.

            5.5 Financial Statements. The unaudited balance sheets of each Seller and the unaudited combined balance sheets of Sellers, in each case as at December 31, 1995 and December 31,

1996, and the related individual and combined statements of income for the years then ended, are attached hereto as Schedule 5.5(a) and are the financial statements that were included within the audited financial statements of Russ for such periods. Except as set forth on Schedule 5.5(b), each of such balance sheets and the Opening Balance Sheet is complete and fairly presents the individual or combined financial position, as the case may be, of the Sellers as at the date thereof and the related statements of income are complete and fairly present the individual or combined results of Sellers' operations, as the case may be, for the periods referred to therein in all material respects, in each case in conformity with GAAP. Each of such financial statements and the Opening Balance Sheet was prepared from the books, accounts and financial records of the Sellers. Except as set forth on Schedule 5.5(c) hereto, each combined balance sheet and the Opening Balance Sheet makes full and adequate provision for all obligations or liabilities (fixed and contingent) of Sellers required to be reserved against on such balance sheet in accordance with GAAP as of the respective dates thereof.

            5.6 Leased Real Property.

                  5.6.1 The lists of Real Estate Leases set forth on Schedule 2.2.1(f) and Schedule 2.2.4(f) are true, complete and accurate, and Sellers have delivered to Buyer a true and complete copy of each Real Estate Lease. Neither Seller is in default nor does any breach by either Seller exist under any Real Estate Lease, nor has any event occurred which, with the giving of notice or the lapse of time or both, would constitute a default by either Seller under any Real Estate Lease, nor has either Seller received any notices concerning any of the foregoing, other than those defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the condition of Sellers. To the knowledge of each Seller and Russ, no landlord which is a party to any Real Estate Lease has committed any event of default thereunder, and no event has occurred which with the passage of time or the giving of notice or both would result in the occurrence of such an event of default. Except as set forth on
Schedule 5.6(a), each Seller has complied in all material respects with the provisions of each Real Estate Lease and no waiver or indulgence has been granted by any of the parties thereto. Each Real Estate Lease is valid and in full force and effect and upon assignment thereof to Buyer (assuming all necessary consents have been obtained) will give

Buyer the same rights enjoyed thereunder by the Seller party thereto. Except as set forth on Schedule 5.6(b), each of the Real Estate Leases listed on Schedule 2.2.1(f) and/or Schedule 2.2.4(f) is assignable by the Seller which is a party thereto to Buyer without the consent of the other parties thereto.

                  5.6.2 There is neither pending, nor is either Seller or Russ aware of, any threatened condemnation, eminent domain or similar proceeding with respect to the Premises which would have a Material Adverse Effect on the condition of Sellers.

                  5.6.3 The Premises and the activities which have been conducted by Sellers thereon, comply in all material respects with all applicable Laws.

            5.7 No Encumbrances.

                  5.7.1 Except as set forth on Schedule 5.7.1 hereof, and except in regard to any CAP Excluded Assets, CAP owns in fee and has and will convey to Buyer good and marketable title to the personal properties included in the CAP Assets, free and clear of all Encumbrances.

            5.7.2 Except as set forth on Schedule 5.7.2 hereof, and except in regard to any OddzOn Excluded Assets, OddzOn owns in fee and has and will convey to Buyer good and marketable title to the personal properties included in the OddzOn Assets, free and clear of all Encumbrances.

            5.8 Assigned Contracts.

                  5.8.1 The lists of Assigned Contracts set forth on Schedule 2.2.1(d) and Schedule 2.2.4(d) are true, complete and accurate, and the Sellers have delivered to Buyer a true and complete copy of each written Assigned Contract and a true and complete description of each oral Assigned Contract. All contracts, other than Insignificant Contracts, relating to the Sellers' Business are included on Schedule 2.2.1(d) and/or Schedule 2.2.4(d).

                  5.8.2 Each of the Assigned Contracts was entered into in the ordinary and usual course of the Business. Neither Seller is in default in any material respect nor does any material breach by either Seller exist under any Assigned Contract, nor has any event occurred which, with the giving of notice or the lapse of time or both, would constitute a material default by either Seller under any Assigned Contract nor has either Seller received any notices concerning any of the foregoing. To each Seller's and to Russ' knowledge, except as set forth on Schedule 5.8(a), no other party to any Assigned Contract has caused any material default thereunder, and no event has occurred which with the passage of time or the giving of notice or both would result in the occurrence of such a material default. Except as set forth on
Schedule 5.8(a), each Seller has complied in all material respects with the provisions of each Assigned Contract to which such Seller is a party and no waiver or indulgence has been granted thereunder by any of the parties thereto. Each Assigned Contract is valid and in full force and effect and upon assignment thereof to Buyer (assuming all necessary consents have been obtained) will give Buyer the same rights enjoyed thereunder by the Seller a party thereto. Except as set forth on Schedule 5.8(b), each of the Assigned Contracts, other than Insignificant Contracts, is assignable by the Seller that is a party thereto to Buyer without the consent of the other parties thereto. With respect to each Assigned Contract between a Seller and any sales representative, sales agent or distributor (domestic or foreign), Schedule 5.8(c) sets forth (i) the sales volume of such sales representative, sales agent or distributor for the calendar years ended December 31, 1995 and 1996, (ii) the names and addresses of the sales representatives, agents and distributors, (iii) the states and countries included within their respective territories, (iv) the channels of distribution within their respective territory, (v) specific customers to which they are assigned, if applicable, and (vi) the date such sales representative, sales agent or distributor began to act as such with respect to the Business. Schedule 5.8(d) contains a true, complete and accurate list of all agreements between either Seller and customers, distributors and any other third parties which provide for the consignment of products by either Seller and/or the repurchase of unsold product by either Seller, including repurchases by means of exchange for and/or the granting of credits towards the purchase of new products.

                  5.9 Compliance with Applicable Laws and Regulations; Environmental Matters.

                  5.9.1 Except as disclosed by Sellers to Buyer on Schedule 5.9.1, since January 1, 1992, and with respect to periods prior to October 1, 1993 with respect to CAP and September 30, 1994 with respect to OddzOn to the knowledge of

Sellers and Russ, the Business has complied in all material respects with all Laws, including but not limited to Environmental Laws. Each Seller has made all requisite disclosures to the U.S. Customs Service.

                  5.9.2 Schedule 5.9.2 hereto lists all notices to either Seller of environmental violations or environmental claims and all reports made by either Seller to Federal, state and local environmental agencies since January 1, 1992, and with respect to periods prior to October 1, 1993 with respect to CAP and September 30, 1994 with respect to OddzOn to the knowledge of Sellers and Russ, and all reports concerning the environmental condition of the Premises or the compliance by either Seller or the Business with Environmental Laws. Sellers have delivered to Buyer true and correct copies of all such notices, claims and reports. Except as set forth on Schedule 5.9.2, since January 1, 1992, and with respect to periods prior to October 1, 1993 with respect to CAP and September 30, 1994 with respect to OddzOn to the knowledge of Sellers and
Russ:

                  (a) Neither Seller has conducted or operated, nor does either
            Seller currently conduct or operate, nor has the Business ever been conducted or operated, nor is the Business currently conducted or operated, on any real property, wherever located which contains, nor does either Seller have any responsibility or liability under Environmental Laws for, any waste storage areas, drum storage areas, surface impoundments, incinerators, land fills, tanks, lagoons, ponds, waste piles, or deep well injection systems used for the purpose of treatment, storage or disposal of Hazardous Substances;

                  (b) Neither Seller nor the Business has transported for off site disposal any Hazardous Substance or entered into any contract or agreement, or otherwise arranged, for the transportation, storage, or disposal of any such Hazardous Substance at any off site location;

                  (c) There has been no spill, Release or discharge by either
            Seller or the Business of any Hazardous Substance resulting from the operation of any of the Assets or the conduct of the Business which would (i) constitute or have constituted a violation of Environmental Law, or (ii) give rise to any

            Environmental Liabilities or obligation by the Business or such Seller, its assigns or its successors in interest to effect any environmental cleanup or remediation; and

                  (d) No federal, state or local government or agency has
            asserted or created any Encumbrance upon any or all of the Assets or the Premises as a result of any use, spill, Release, discharge or cleanup of any Hazardous Substance nor has any such use, spill, Release, discharge or cleanup occurred which could result in the assertion or creation of such an Encumbrance.

                  5.9.3 Each Seller holds all required environmental permits and is operating the Business in substantial compliance with all Environmental Laws.

            5.10 Taxes. There are no Encumbrances for Taxes upon the Assets. Except as provided in Section 8.2, there are and by reason of the consummation of the transactions contemplated hereby there will be no Tax liabilities of either Seller and/or Russ which could result in any transferee liability to Buyer or could result in an Encumbrance on the Assets.

            5.11 Litigation. Except as set forth on Schedule 5.11(a), neither Seller is engaged in or a party to any Litigation against, relating to or affecting such Seller, the Business, the Assets or the transactions contemplated hereby, and to the knowledge of any Seller or Russ, no such Litigation has been threatened which could reasonably be expected to have a Material Adverse Effect on the condition of Sellers or the ability of Sellers to consummate the transactions contemplated hereby. Except as set forth on Schedule 5.11(b), there are no outstanding orders, injunctions, awards, rulings, decrees, judgments or stipulations to which either Seller is a party or by which either Seller, the Business or the Assets are bound, by or with any court, arbitrator, administrative agency or government or regulatory body, any of which orders, rulings, decrees, judgments or stipulations relate to either Seller, the Business or the Assets or challenge or otherwise relate to the transactions contemplated by this Agreement. Schedule 5.11(c) sets forth a true, complete and accurate list of all Litigation since January 1, 1992 (but only to the knowledge of Sellers and Russ with respect to periods prior to October 1, 1993 with respect to CAP and September 30, 1994 with respect to OddzOn) involving either Seller, the Business and/or the Assets (including, but not limited to, the Products and the Intellectual Property). Except as set forth on Schedule 5.11(d), since January 1, 1992 (but only to the knowledge of Sellers and Russ with respect to periods prior to October 1, 1993 with respect to CAP and September 30, 1994 with respect to OddzOn) no product liability claims with respect to either Seller's products have been filed under either Seller's insurance policies and neither Seller is nor has either Seller been a party to any Litigation relating to any product liability claims and, to any Seller's or Russ' knowledge, no such Litigation is threatened. Except as set forth on
Schedule 5.11(e), there have been no voluntary recalls for safety, labeling, health or any other reasons or required product recalls or notifications with respect to the Products made by any government or regulatory body and there is no basis for any such recalls. Except as set forth on Schedule 5.11(f), all prior recalls have been fully completed and all credits have been issued to customers in connection therewith.

            5.12 Intellectual Property.

                  5.12.1 Except as set forth on Schedule 5.12.1, CAP owns, or is licensed or otherwise has the right to use, the CAP Intellectual Property free and clear of any payment or Encumbrance, and no event has occurred which, with notice or the passage of time, or both, would allow any party to exercise any right of reversion with respect to any CAP Intellectual Property.

                  5.12.2 Except as set forth on Schedule 5.12.2, OddzOn owns, or is licensed or otherwise has the right to use, the OddzOn Intellectual Property free and clear of any payment or Encumbrance, and no event has occurred which, with notice or the passage of time, or both, would allow any party to exercise any right of reversion with respect to any OddzOn Intellectual Property.

                  5.12.3 Except as set forth on Schedule 5.12.3, no former or present employee, officer or director of either Seller holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

                  5.12.4 A complete and correct listing of all patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications included in the Intellectual Property is set forth on Schedule 2.2.1(g) with respect to CAP and
Schedule 2.2.4(g) with respect to OddzOn, exclusive of any immaterial or insignificant licenses which are generally available in the open market.

                  5.12.5 Except as set forth on Schedule 5.12.5, all filings necessary prior to the Closing Date to maintain the pendency of all trademark applications, and to maintain the validity of all trademarks which have been registered with the appropriate government or regulatory body, have been properly made; provided, however, that this representation and warranty shall not imply registration has been made for all trademarks used by Sellers.

                  5.12.6 Schedule 5.12.6 hereto sets forth a complete and accurate list of all of the material Computer Programs that are owned, licensed, leased or otherwise used by either Seller in connection with the operation of the Business of such Seller, as currently conducted and as currently contemplated to be conducted, and identifies whether such Computer Program is owned, licensed, leased or otherwise used, as the case may be. Except as set forth on Schedule 5.12.6 hereto, all Computer Programs listed on Schedule 5.12.6 were developed (i) by employees of the Seller within the scope of their employment or (ii) as "works-made-for-hire", as that term is defined under
Section 101 of the United States copyright laws, pursuant to written agreements. With respect to all Computer Programs owned by either Seller, such Seller has taken or caused to be taken reasonable steps to obtain and retain valid and enforceable intellectual property rights therein.

                  5.12.7 No trade secret, proprietary source code, know-how or any other confidential information relating to either Seller or the Business has been disclosed or authorized to be disclosed to any third party other than manufacturers or licensors of products for either Seller, unless covered by a non-disclosure agreement (but only to the knowledge of Sellers and Russ with respect to periods prior to October 1, 1993 with respect to CAP and September 30, 1994 with respect to OddzOn).

                  5.12.8 Except as set forth on Schedule 5.12.8(a), there is no claim or demand of any person, or any proceedings which are pending, or any unasserted claims or threatened proceedings of which either Seller or Russ is aware, which challenge the rights of either Seller in any of the Intellectual Property, and no such claims or demands have been made and no such proceedings have been pending since January 1, 1992 (but only to the knowledge of Sellers and Russ with respect to periods prior to October 1, 1993 with respect to CAP and September 30, 1994 with respect to OddzOn). Except as set forth on Schedule 5.12.8(b), none of the Intellectual Property is subject to any outstanding order, ruling, decree, injunction, restriction, judgment or stipulation by any court, arbitrator, administrative agency or government or regulatory body, and neither Seller has received notice of any, and there is no, proceeding to subject any Intellectual Property thereto which is pending or, to the knowledge of any Seller or Russ, threatened. Except as set forth on Schedule 5.12.8(c), no Product made, used, sold or imported by Sellers prior to the Closing Date, no process used by Sellers prior to the Closing Date in connection with any of the Products, and no use of any of the Intellectual Property in connection with any of the Products sold by Sellers prior to the Closing Date infringes or has infringed the Intellectual Property rights of others. Further, to the best of each Seller's and Russ' knowledge without independent investigation, no new Product under development by either Seller, or developed but not yet sold, as of the Closing Date, no process used by Sellers in connection therewith and no contemplated use by Sellers of any of the Intellectual Property rights in connection therewith will infringe the Intellectual Property rights of others. Except as set forth on Schedule 5.12.8(d), neither Seller nor Russ is aware of any infringing products currently on the market or contemplated by any third party. Schedule 5.12.8(d) sets forth the identities and/or a description of all persons who, to each Seller's and Russ' knowledge, are or may be currently infringing upon or appropriating any Intellectual Property. Except as set forth on Schedule 5.12.8(e), each Seller has paid and/or filed, as the case may be, all of its patent maintenance fees and all trademark declarations, renewals and fees which were due and/or payable prior to the Closing Date. Each Seller has taken all actions necessary to preserve its rights in, and to enable it to transfer to Buyer, all pending patent and/or trademark applications.

                  5.13 Conduct of Business From and After the Balance Sheet Date. Except as set forth on Schedule 5.13 hereto, from and after the Balance Sheet Date there has not been a change in either Seller which has had a Material Adverse Effect on the condition of Sellers. Without limiting the generality of the foregoing, except as set forth on Schedule 5.13, from and after the Balance Sheet Date, each Seller has caused such Seller's Business to be conducted only in the ordinary course and has not (with respect to such Seller's Business):

                  5.13.1 incurred or entered into any agreement or commitment which resulted or will result in an expenditure exceeding $10,000, other than in the ordinary course of business;

                  5.13.2 made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any director, officer, employee, distributor, sales representative or agent of such Seller, or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, retirement, allowance, severance, retiree health or vacation pay or other employee benefit, to any such director, officer, employee, distributor, sales representative or agent of such Seller;

                  5.13.3 sold, transferred, leased or otherwise disposed of any of its assets, other than Inventory in the ordinary course of the Business consistent with such Seller's practice for the comparable period in the immediately preceding year and sales of other items in the ordinary course of business for an amount not in excess of $10,000 for any one transaction or series of related transactions, or waived or released any rights with respect to the Business or the Assets, or disclosed any confidential business information to any prospective buyer other than Buyer and Hasbro;

                  5.13.4 amended in any material respect, transferred or granted any rights under, or terminated any Assigned Contract, Real Estate Lease or Permit, or terminated, transferred or granted any rights with respect to any Intellectual Property;

                  5.13.5 incurred, assumed, created, paid or guaranteed any loan, liability or other obligation other than in the ordinary course of the Business;

                  5.13.6 subjected any of the Assets to any Encumbrance other than in the ordinary course of the Business or created or consented to any Encumbrance;

                  5.13.7 suffered any damage, destruction or casualty loss, or suffered the occurrence of any events which, individually or in the aggregate, have had, or might reasonably be expected to have, a Material Adverse Effect on the condition of Sellers;

                  5.13.8 changed any accounting practices or policies or restated any historical financial information; or

                  5.13.9 entered into any contract or other agreement (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action described in this Section 5.13.

            5.14 Employees. There is no labor strike, lockout, work stoppage, work slowdown or representation proceeding pending or threatened against or involving either Seller or involving the Hong Kong Employees. To each Seller's and Russ' knowledge, no union or other labor organization is seeking to organize, or be recognized as a collective bargaining representative for, any employees of either Seller. Except as set forth on Schedule 5.14(a), and except for oral arrangements (which may be modified or terminated at any time) with its employees at-will, who may be terminated with or without cause, neither Seller is a party to any contract for the employment of any employee employed by either Seller or collective bargaining agreement relating to any employee with respect to either Seller nor is Russ or any affiliate of Russ a party to any contract for the employment of any Hong Kong Employees. Except as listed on Schedule 5.14(b), there are no disputes presently subject to any grievance procedure, arbitration or Litigation under such agreements, nor is there any default, or any event which solely by notice and/or passage of time will become a default, under any such agreements, by either Seller, Russ or any affiliate of Russ or any other party thereto. Except as set forth on Schedule 5.14(b)(i), no employee of either Seller and no Hong Kong Employee has delivered written or, to the knowledge of either Seller or Russ, oral notice of his or her intention to resign or retire. Schedule 5.14(c) hereto sets forth the name, taxpayer identification number and salary or wages and vacation pay as of the date hereof with respect to each employee of each Seller and each Hong Kong Employee. Each Seller, and with respect to the Hong Kong Employees, Russ or any affiliate of Russ, has withheld and has paid, or will promptly pay when due, all amounts required by Law or contract to be withheld from the wages or salaries of the employees and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing or for payment to any trust or other fund or to any authority with respect to unemployment compensation, Social Security or other benefits for employees. Neither Seller, and with respect to Hong Kong Employees, neither Russ nor any affiliate of Russ, has engaged in any unfair labor practice or discriminated on the basis of race, age, sex or otherwise in its employment terms, conditions or practices with respect to its employees or employee benefits, and, except as listed on Schedule 5.14(d) there are no pending or, to the knowledge of Sellers and Russ, threatened unfair labor practice or discrimination charges or any other Litigation relating to employment or applications for employment at either Seller or relating to the Hong Kong Employees. Except as set forth on Schedule 5.14(e), each employee of each Seller is a lawful resident of the United States with full authority to hold such jobs in compliance with all applicable Laws (including, but not limited to, United States immigration Laws). Neither Seller nor, with respect to the Hong Kong Employees, Russ or any affiliate of Russ, nor, to any Seller's or Russ' knowledge without any independent investigation, any subcontractor of either Seller (including, but not limited to, any subcontractor located in the People's Republic of China), utilizes slave, prison or child labor with respect to the Products in violation of applicable Law.

            5.15 Insurance. Schedule 5.15 sets forth a true and complete list of all policies of insurance in force relating to each Seller (including its employees), the Business or the Assets setting forth the applicable underwriter, type of coverage, policy number and policy periods. All such policies set forth on Schedule 5.15 are in full force and effect; all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid; and no notice of cancellation or termination has been received with respect to any such policy. Each Seller and Russ shall maintain such insurance policies relating to it and such policies shall continue in full force and effect up to and including the Closing Date. Neither Seller has failed to give any notice or present any claim of which it has knowledge under any insurance policy in due and timely fashion, and there are no claims by either Seller against any of such policies as to which any insurance company is denying liability or defending under a reservation of rights clause. Except as set forth in Schedule 5.15(a), neither Seller has received notice of, and to each Seller's and Russ' knowledge there are no, outstanding requirements or written recommendations by any insurance company that issued a policy which requirement or written recommendations have been received by CAP since October 1, 1993 or received by OddzOn since September 30, 1994 or by any Board of Fire Underwriters or other body exercising similar functions or by any government or regulatory body requiring or recommending in writing any repairs to any part of the Premises or other work to be done or requiring or recommending in writing any equipment or facilities to be installed at or on any of the Premises.

            5.16 Employee Benefit Plans. Schedule 5.16 sets forth each pension, retirement, profit-sharing, deferred compensation, employee reimbursement, stock bonus, phantom stock or other similar plan; each medical, vision, dental or other health plan; each life insurance plan; each employment agreement; each severance agreement or arrangement; each salary continuation program; and any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("ERISA Benefit Plan"), which constitutes an obligation or liability of either Seller and/or which either Seller maintains, sponsors, contributes to or is required to contribute to on behalf of any current or former employees, officers, directors or agents (or their beneficiaries) of such Seller, or under which current or former employees, officers, directors or agents (or their beneficiaries) of such Seller are eligible to receive benefits, (collectively, the "Employee Benefit Plans"). Each Seller has made available to Buyer complete and correct copies of all Employee Benefit Plans together with the most recent report on Form 5500 including schedules thereto for each Employee Benefit Plan required to file such report. All ERISA Benefit Plans have been operated and maintained in compliance in all respects with the provisions of ERISA, the Code and the rules and regulations promulgated thereunder. There is no pending or, to the knowledge of Sellers and Russ, threatened litigation relating to the Employee Benefit Plans. All contributions required to be made on or prior to the Closing Date under the terms of any Employee Benefit Plan have been or will be made. There is not, and as of the Closing Date there will not be any, accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived with respect to any ERISA Benefit Plan. No plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to which either Seller could incur any tax or liability for which an exemption has not been received from the Department of Labor and/or the Internal Revenue Service, as applicable. No "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30 day reporting requirement has not been waived has occurred with respect to any Employee Pension Benefit Plan subject to Title IV of ERISA which would subject either Seller or any of the Assets to any liability. Neither Seller currently or has ever participated in or has incurred, and neither Seller will, as a result of the transactions contemplated herein incur, any unpaid withdrawal liability under any "multiemployer" plan as described under Section 4001(a)(3) of ERISA. Neither Seller has in the past and does not presently discriminate with respect to any Employee Benefit Plan in violation of applicable Law (including, without limitation, ERISA).

            5.17 Worker's Compensation; Unemployment Insurance. Except as disclosed on Schedule 5.17(a), CAP is an employer in good standing under Ohio unemployment insurance and worker's compensation laws. Except as disclosed on
Schedule 5.17(b), OddzOn is an employer in good standing under California unemployment insurance and worker's compensation laws. The worker's compensation and unemployment insurance ratings and contributions of each Seller are set forth on Schedule 5.17(c) hereto. Except as set forth on Schedule 5.17(a), (b) or (c), neither Seller nor Russ has any knowledge of any proposed increase therein or knows of any conditions or circumstances which might result in such increase.

            5.18 Condition of Assets. The Premises and the Equipment transferred to Buyer will on the Closing Date be maintained in the ordinary course of business and in good working order, ordinary wear and tear excepted. Except as set forth on Schedule 5.18, neither Seller has within the past three years made any, and there are no pending, material claims against suppliers or manufacturers of any of the Assets with respect to breach of warranty or quality or condition of the Assets.

            5.19 Receivables. Each Receivable represents a valid obligation due to a Seller from a creditworthy customer or is secured by a letter of credit payable within 90 days after shipment and issued by a creditworthy financial institution, in each case arising from the sale of goods by a Seller made in the ordinary course of the Business or has been appropriately reserved for on the Balance Sheets. Schedule 5.19(a) hereto identifies all Receivables which are overdue by more than 30 days or to any Seller's or Russ' knowledge disputed in any way. None of the Receivables have been sold, bartered, factored or assigned in any way or are subject to any Encumbrance. The gross amount with respect to each Receivable represents the aggregate of the invoice amounts from the Sellers to each customer. Schedule 5.19(b) sets forth each Seller's 1996 and 1997 sales policies, including all royalty and commission arrangements with distributors, wholesalers and retailers.

            5.20 Inventory. All Inventory delivered to the Buyer on the Closing Date shall, when delivered to Buyer, consist principally of finished goods and components and shall be in good and merchantable condition, in conformity with applicable voluntary Toy Manufacturing Standards of the Toy Manufacturer's Association and shall be suitable and usable or salable in the ordinary course of the Business as conducted by Sellers and for the purposes for which intended or shall be appropriately reserved for on the Balance Sheet in accordance with GAAP. Without limiting the generality of the foregoing, if the Inventory includes any defective materials or obsolete items, they will be included on the Closing Balance Sheet at their value as determined in accordance with GAAP, which value may be zero. All items of Inventory have been, and as of the Closing will have been, either acquired directly by the Sellers or by the Sellers through Russ or its affiliates, in each case, in the ordinary course of business from unaffiliated third parties or manufactured in the ordinary course of business by Sellers, in each case consistent with past practices.

            5.21 Assets Not in the Possession of Sellers. Schedule 4.3 sets forth a complete list of all Assets which are in the possession of any vendors (including, without limitation, advertising agencies, warehousemen and mold-makers), suppliers, employees and other persons other than Sellers, including an accurate description of any such Assets sufficient to identify them to Buyer. The names, addresses and telephone numbers of the persons in possession of any of such Assets are set forth on Schedule 4.3.

            5.22 Suppliers and Customers. Schedule 5.22(a) sets forth all suppliers and the ten largest customers of each Seller. Except as set forth on
Schedule 5.22(b), no single supplier or customer is materially important to the Business of either Seller. The relationships of Sellers with their respective suppliers and customers are good commercial working relationships and no supplier or customer of either Seller (a) has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with a Seller the result of which has, or is expected by either Seller to have, a Material Adverse Effect on the condition of Sellers or (b) has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or material to a Seller or its usage or purchase of the services or products of a Seller, as the case may be, the result of which has, or is expected by either Seller to have, a Material Adverse Effect on the condition of Sellers. Neither Seller nor Russ has any knowledge that any such supplier or customer intends to cancel or otherwise modify its relationship with either Seller or to decrease materially or limit its services, supplies or materials to either Seller or its usage or purchase of the services or products of either Seller, and the acquisition of the Assets by Buyer will not, to the knowledge of either Seller or Russ, have a Material Adverse Effect on the relationship with any such supplier or customer.

            5.23 Included Assets. Except as set forth on Schedule 5.23 hereto, the Assets to be transferred to Buyer by each Seller on the Closing Date include
(i) all assets necessary to enable Buyer to operate the Business in substantially the same manner as the Business has been operated by such Seller at all times since January 1, 1995 except for products no longer being offered or which are in the process of being sold out, and (ii) substantially all of the assets used in the Business (other than in each case the Excluded Assets).

            5.24 Undisclosed Liabilities. There are no liabilities or obligations whether accrued, absolute, contingent or otherwise that may be asserted against either Seller whether with respect to the Assets or the Business or otherwise, except for liabilities and obligations which are disclosed in this Agreement and Schedules hereto or liabilities incurred in the ordinary course of business since December 31, 1996. Such liabilities and obligations whether disclosed or non-disclosed, except for the Assumed Liabilities, shall constitute Non-Assumed Liabilities.

            5.25 Disclosure; Accuracy of Schedules. No representation or warranty of either Seller or Russ contained in this Agreement and no Schedules attached hereto and no schedule, instrument, certificate or other document to be delivered at the Closing by either Seller or Russ contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Notwithstanding the fact that any Asset being sold by a Seller and purchased by Buyer pursuant to this Agreement is not listed on a Schedule to this Agreement, the parties will cooperate in the conveyance of that Asset to the Buyer in accordance with the terms of this Agreement.

            5.26 Brokers or Finders. Except for Schroder Wertheim & Co. Incorporated whose fees are the sole responsibility of Russ, no broker or finder has been involved in this transaction on behalf of either Seller or Russ and no party will be obligated to pay any other brokers' or finders' fees in connection with this transaction as a consequence of any action or inaction on Sellers' or Russ' part.

            5.27 Books and Records. The books of account and other financial and corporate records of each Seller relating to the Business which are included in the Assets are in all material respects complete and correct, are maintained in accordance with such Seller's past business practices, and are accurately reflected in the financial statements of such Seller.

      6. Representations and Warranties of Buyer and Hasbro.

            Buyer hereby represents and warrants to each Seller as follows:

            6.1 Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Hasbro is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Rhode Island. Buyer either is, or as soon as practicable after the Closing will be, qualified to do business as a foreign corporation in California, New York and Ohio and, to the extent Buyer is qualified to do business in any of such jurisdictions as of the Closing Date, Buyer will be in good standing in such jurisdictions as of the Closing Date. Buyer has full corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its assets where and in the manner in which such assets are now owned, leased or operated by the Buyer.

            6.2 Corporate Authorization. Each of Buyer and Hasbro has full corporate power and authority to execute, deliver and perform this Agreement and all other instruments and documents to be executed and delivered by such party in connection herewith (collectively, the "Ancillary Buyer Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and all Ancillary Buyer Documents have been or will be, duly authorized, executed and approved by all necessary and proper corporate action of each of Buyer and Hasbro. This Agreement constitutes a legal, valid and binding obligation of each of Buyer and Hasbro, and all Ancillary Buyer Documents, when executed and delivered, will constitute legal, valid and binding obligations of each of Buyer and Hasbro enforceable against such party in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, any applicable laws relating to fraudulent conveyances) and
(b) equitable principles of general applicability.

            6.3 No Violation or Conflict. Neither the execution and delivery of this Agreement or any Ancillary Buyer Document by either Buyer or Hasbro nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Articles of Incorporation or other charter documents or By-Laws of either Buyer or Hasbro or any term, provision, covenant or condition of any contracts and other agreements to which either Buyer or Hasbro is a party or any order, ruling, injunction, decree, judgment, arbitration award or stipulation or any Law to which either Buyer or Hasbro or any of their assets are subject, or which would result in the creation or imposition of any Encumbrance thereunder upon any of the properties or assets of either Buyer or Hasbro or give to any person any interest or right, including any right of acceleration, termination or cancellation which would have a Material Adverse Effect, individually or in the aggregate, on either Buyer's or Hasbro's ability to consummate the transactions contemplated hereby.

            6.4 Consents, Approvals or Authorizations.

                  6.4.1 Except as set forth in Section 6.4.3 hereof, no consent, approval or authorization of, filing or registration with, or notification to, any judicial, government


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
or regulatory body is required in connection with the execution and delivery of this Agreement or any Ancillary Buyer Document by either Buyer or Hasbro or the consummation by either Buyer or Hasbro of the transactions contemplated hereby, other than consents, approvals or authorizations the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or Hasbro, as the case may be.

                  6.4.2 No consent, approval or authorization of any person is required in connection with the execution or delivery of this Agreement or any Ancillary Buyer Document by either Buyer or Hasbro or the consummation by either Buyer or Hasbro of any of the transactions contemplated hereby or thereby, other than consents, approvals or authorizations the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or Hasbro, as the case may be.

                  6.4.3 Hasbro has filed a Notification and Report Form for Certain Mergers and Acquisitions, with respect to the acquisition of the Assets by Hasbro, with the Antitrust Division of the Department of Justice and the Bureau of Competition of the Federal Trade Commission. The applicable waiting period under the HSR Act has expired and Hasbro has not received any requests for additional information relating to such filings.

            6.5 Brokers or Finders. No broker or finder has been involved in this transaction on behalf of Buyer or Hasbro and no party will be obligated to pay any brokers' or finders' fees in connection with this transaction as a consequence of any action or inaction on Buyer's or Hasbro's part.

      7. Investigation by Buyer.

                  Until the Closing Date and subject to the terms of the Confidentiality Agreement, Buyer and Hasbro, through their respective agents and employees, may conduct such investigation of the Business and the financial and legal condition of the Business and the Sellers as Buyer or Hasbro may reasonably determine. During the course of such investigation, each Seller agrees to use reasonable efforts to cause the facilities, books, records, personnel, accountants, distributors, sales representatives and agents of Sellers to be made available for review or interviews, as the case may be, by such agents and employees of Buyer and Hasbro during normal business hours on


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
reasonable notice, and to provide or cause to be provided to Buyer or Hasbro such other information with respect to Sellers as Buyer or Hasbro shall reasonably request; provided, however, that such requests shall not unreasonably interfere with the normal operations of Sellers. All requests for information by Buyer and Hasbro shall be made to such person or persons as may be designated by Sellers or Russ in writing.

      8. Covenants.

            8.1 Preservation of Seller. Between the date hereof and the earlier of the termination of this Agreement or the close of business on the Closing Date, except as otherwise agreed to in writing by Buyer or otherwise expressly contemplated by this Agreement:

                  8.1.1 Sellers will maintain, preserve and insure the Assets consistent with past practice in the ordinary course of business;

                  8.1.2 Sellers and Russ will comply with all applicable Laws, the compliance with which is required for consummation of the transactions contemplated by this Agreement;

                  8.1.3 Sellers will conduct their business operations only in the ordinary course, except that Sellers may sell Excluded Assets without the prior consent of Buyer;

                  8.1.4 Seller will not transfer, lease or otherwise dispose of any of its assets other than Inventory in the ordinary course of business or sales of other items in the ordinary course of business not in excess of $10,000 for any one transaction or series of related transactions, consistent with such Seller's practice for the comparable period in the immediately preceding year;

                  8.1.5 Sellers will use reasonable efforts to preserve and protect all Permits;

                  8.1.6 Sellers will not enter into, amend, or undertake contracts or obligations (other than Insignificant Contracts) without the prior approval of Buyer or permit by failing to take any action within their control any ownership or other rights in or to the Assets to lapse or become void or unenforceable, if such entry into, amendment or undertaking of


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
such contracts or obligations or lapse, voiding or unenforceability of such rights would have a Material Adverse Effect on the condition of Sellers;

                  8.1.7 From the date hereof through the Closing Date, Sellers shall notify Buyer promptly of any requests made to either Seller or Russ for additional information or documentary materials by any government or regulatory body in connection with the transactions contemplated hereby; and

                  8.1.8 Consistent with efficient and economical management, retain the services of the present employees, distributors, sales representatives and agents of Sellers and preserve the business relationships with customers, suppliers and others.

            8.2 Sales and Transfer Taxes. All transfer taxes imposed upon the transfer of the Assets and any fees payable in connection with such transfer shall be paid by the party upon whom the payment obligation therefor is imposed by law. Each party shall execute and deliver to the other at Closing all applicable and properly completed sales/use tax exemption certificates as any party may reasonably request and prepare, including, but not limited to, sale for resale exemption certificates for the transfer of any Inventory purchased by Buyer for resale.

            8.3 Further Assurances. From time to time after the Closing, at Buyer's request and without further consideration (except reimbursement for out-of-pocket costs), Sellers and/or Russ shall execute and deliver or cause to be executed and delivered such other and further instruments of conveyance, assignment and transfer, and take or cause to be taken such other action, as Buyer may reasonably require for the more effective conveyance and transfer of the Assets to Buyer and the fulfillment of Sellers' obligations hereunder. From time to time after the Closing, at either Seller's or Russ' request and without further consideration (except reimbursement for out-of-pocket costs), Buyer will execute and deliver or cause to be executed and delivered such other and further instruments of assumption and take such other action as either Seller or Russ may reasonably require for the more effective assumption by Buyer of the Assumed Liabilities and the fulfillment of Buyer's obligations hereunder. Buyer shall cooperate with Sellers as Sellers may reasonably request in connection with any recall


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
commenced prior to the Closing Date, including, without limitation, by accepting returns of products, issuing appropriate credits and applying such credits against reserves reflected on the Closing Balance Sheet (without charging Sellers any fees other than reimbursement for Buyer's out-of-pocket costs in connection with accepting such returned products and forwarding such returned products to Sellers or Russ or disposing of such returned products as directed by Russ or Sellers) and providing information relating to such returned products to Sellers in a timely manner so that Sellers can make all required or appropriate filings with regulatory agencies.

            8.4 Post-Closing Access; Preservation of Records. From and after the Closing Date, each party shall make available to the other and their respective agents and employees all books, records and documents and, to the extent within such party's control, such party's employees as appropriate, relating to the Business as carried on prior to the Closing Date (and, to the extent relevant to any amounts payable following the Closing pursuant to Article 8 or 9 after the Closing Date) during regular business hours as may be reasonably requested by such other party; provided, however, that access to such books, records and documents shall not unreasonably interfere with the normal operation of such party by such persons. Each party shall preserve all records and documents relating to the Business as carried on prior to the Closing Date in good order for a period of five (5) years from the Closing Date.

            8.5 Reasonable Efforts. Each Seller, Russ, Buyer and Hasbro shall use their reasonable efforts to cause to be fulfilled the conditions to their respective obligations set forth in Sections 10 and 11 hereto.

            8.6 Environmental Matters. From the date hereof to the Closing Date, neither Seller shall store on or Release from or permit to be stored on or Released from the Premises any sewage or other Hazardous Substance except in compliance with Environment Laws and the Business shall be operated in compliance with all Environmental Laws in all material respects.

            8.7 Notification of Certain Matters. From the date hereof to the Closing Date, Sellers and Buyer each agree to give prompt notice to each other of (a) the occurrence, or failure to occur, of any event the occurrence or failure of which would be likely to cause any representation or warranty contained in this


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
Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, and (b) any failure on its part to comply with or satisfy any covenant, condition precedent or agreement to be complied with or satisfied by it hereunder prior to the Closing Date. In particular, between the date of this Agreement and the Closing, each party shall give notice to the other promptly upon becoming aware of (a) any material inaccuracy in a representation or warranty made by the party providing notice and set forth in
Section 5 or Section 6, as the case may be, or in any Schedule hereto or (b) any event or state of facts which, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such representation or warranty to be inaccurate in any material respect. Any such notice shall describe such inaccuracy, event or state of facts in reasonable detail. Any information included in any such notice shall constitute a representation or warranty as though made in Section 5 or Section 6 hereof, as the case may be, but shall not affect the conditions to Buyer's and Sellers' obligations contained in Section 10 or 11, as the case may be, that the representations and warranties of the other party shall be true on and as of the date of this Agreement and as of the Closing as though made at such time (without modification by any notice provided pursuant to this Section ).

            8.8 Accounts Receivable.

                  8.8.1 For a period of nine months following the Closing, Buyer shall act as Sellers' attorney-in-fact and agent for the collection of Receivables, and each Seller hereby constitutes and appoints Buyer the true and lawful attorney-in-fact of such Seller, with full power of substitution, in the name of and on behalf of such Seller, for such purpose. Buyer shall use reasonable efforts, consistent with its or its affiliates' current practice (not including the retention of any collection agency or the commencement of litigation), to collect the Receivables. Receipts from customers (other than C.O.D. and prepaid orders shipped by Buyer) shall be applied to such customers' oldest Receivables outstanding unless such amount has been disputed, otherwise designated by the customer, or sold on a C.O.D. basis, and in the event amounts owed by such customer are in dispute, receipts from such customers shall not be applied until the dispute has been resolved. Notwithstanding the foregoing, in the event of any dispute with respect to a Receivable, Buyer shall not compromise, settle, authorize credits or commence litigation with respect to such disputed Receivable


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
without the prior consent of the Chief Financial Officer of Russ, it being understood, however, that in the event a chargeback or credit has been specifically reserved for such account on the Opening Balance Sheet or the Closing Balance Sheet, Buyer can resolve the dispute to the extent of such reserve without seeking such consent. Buyer shall report to Russ as to the collection of Receivables periodically, but not less frequently than every thirty (30) days, and will promptly notify Russ of any disputes with respect to Receivables. On request, Buyer shall provide Russ with reasonable information available to Buyer with respect to any such dispute. In the event there is a dispute with respect to any Receivable and either (i) the Chief Financial Officer of Russ does not consent to Buyer compromising, settling, authorizing credits or commencing litigation, or (ii) such consent is obtained but Buyer is unable to resolve such dispute, Buyer shall, at the request of either Seller or Russ, return such Receivable to Sellers at such time as such consent is denied or such dispute is unable to be resolved, as the case may be. In the event (i) either Seller or Russ requests the return of one or more Receivables, and (ii) the aggregate amount of Receivables returned upon such requests from the Closing Date until the date of the then current requested return (including the Receivables to be returned pursuant to the then current request) exceeds the reserve established for the Receivables on the Closing Balance Sheet (the amount of such excess is referred to as the "Excess"), an adjustment shall be calculated at the time of such return and each subsequent time a Receivable is returned. The adjustment shall be calculated by deducting the amount of the Excess from the Net Receivables amount on the Closing Balance Sheet and recalculating the Net Tangible Assets. If the newly calculated amount of the Net Tangible Assets exceeds $47,648,377, Sellers shall pay to Buyer in cash the amount of each Receivable returned at the request of either Seller or Russ in accordance with this Section 8.8.1 immediately upon such return until the amount of Net Tangible Assets as adjusted pursuant to this Section 8.8.1 equals $47,648,377 and once the amount of Net Tangible Assets as adjusted pursuant to this Section 8.8.1 is less than $45,965,940, the Sellers shall pay to Buyer in cash the amount of each Receivable returned in accordance with this Section
8.8.1 immediately upon such return, it being understood that Sellers shall not pay Buyer the amount of any Receivable returned in accordance with this Section
8.8.1 so long as the amount of Net Tangible Assets as recalculated pursuant to this Section 8.8.1 is between $45,965,940 and $47,648,377. On the nine month anniversary of the Closing Date, Buyer shall return to Russ any


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
uncollected Receivables, the Final Adjustment shall be calculated in accordance with Section 3.3.6 and any sums due to either party with respect to such Final Adjustment shall be paid in accordance with Section 3.4. On and after the Closing Date, Buyer may endorse and deposit all checks payable to either Seller as payment for a Receivable into Buyer's own bank accounts; provided, however, that Buyer will remit to Sellers any payments made or sent to Buyer with respect to any Receivables returned to Sellers in accordance with this Section 8.8.1.

                  8.8.2 Except with respect to any payments received on account of Receivables returned to either Seller or Russ pursuant to Section 8.8.1 above, any payments received by either Seller or Russ from the Closing Date up to the nine month anniversary of the Closing Date on account of Receivables shall be promptly forwarded to Buyer.

                  8.8.3 For purposes of determining the amount actually collected by Buyer for the Receivables through the nine month anniversary of the Closing Date, the following shall apply:

                  (a) all customer inventory markdowns of any particular product line resulting from disputes with customers shall be first allocated to the most recently sold inventory of such product line (i.e., the total number of units of the product line marked down must exceed the total number of units of that product line shipped by Buyer through the date of such dispute before it is deemed to reduce the amount of Receivables collected), unless the markdown can be specifically identified to a product that was shipped prior to the Closing Date and in that instance the markdown will be applied to that specific product;

                  (b) unless the return can be specifically identified to a
            product that was shipped prior to or after the Closing Date, in which case the return will be applied to that specific product, all returns of inventory (including any destroyed defectives in the field) for the period from the Closing Date through December 31, 1997 by customers shall be allocated to inventory related to the Receivables if Receivables from such customer are still outstanding at the time of the return and then only to the extent of such outstanding Receivable and all returns of inventory


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
            (including destroyed defectives in the field) after December 31, 1997 shall be deemed to be related to sales of inventory by Buyer post-Closing;

                  (c) an agreement with a customer, to which Russ has consented pursuant to Section 8.8.1, to substitute new merchandise in exchange for a requested markdown or return of inventory which would be deemed to be shipped pre-Closing Date pursuant to this Section 8.8.3 shall be deemed to reduce the amount of Receivables collected by the amount of Buyer's cost of such inventory and not by the wholesale price of such inventory; and

                  (d) an agreement with a customer for rebates or other payments based on sales for a period including sales prior to and after the Closing Date shall reduce the amount of Receivables collected by an amount determined by multiplying the amount of the rebate or other payments by a fraction the numerator of which is the amount of Sellers' sales to such customers prior to the Closing Date for such period and in the case of sales of the Buyer the amount of Buyer's sales to such customer during such period from the Closing Date and the denominator is the aggregate sales of Sellers and Buyer during such period.

                  8.8.4 Notwithstanding the foregoing, if Buyer provides any inventory used in satisfying the markdowns allowances in the Assigned Contracts, then the amount of Collected Receivables shall be reduced by the amount of Buyer's cost of such inventory.

            8.9 Creditors. Until the Closing Date, Sellers shall pay in full when due, in accordance with and at times consistent with Sellers' customary practices, all amounts owed to any creditor of the Business except when claiming an offset in good faith and shall, at or prior to the Closing, pay in full any creditors holding Encumbrances on the Assets or otherwise cause such creditors to release such Encumbrances on the Assets (other than UCC-1 informational filings on leased personal property) and shall provide to Buyer evidence of such releases including, where applicable, any UCC-3 termination statements.

            8.10 Change of Name. Promptly upon Closing, each Seller shall change its respective corporate name so as to remove


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
any references to the names "Cap Toys" and "OddzOn" and such changed names shall be sufficiently dissimilar to "Cap Toys" and "OddzOn" such that they will not be likely to be confused with such names. In addition, promptly upon Closing Sellers shall cease using any fictional or alternate name or Intellectual Property which Sellers have in the past utilized, and Sellers and Russ shall execute all documents deemed reasonably appropriate by Buyer to enable Buyer to utilize any such fictional, alternate name or Intellectual Property. In no event shall the foregoing apply to the names "Russ", "Russ Berrie" or any variant thereof.

            8.11 Performance of Non-Assumed Liabilities and Assumed Liabilities. Following the Closing, Sellers shall perform in a timely manner all of their respective obligations, as and when required, in connection with the Non-Assumed Liabilities and Buyer shall perform in a timely manner all of its obligations, as and when required, in connection with the Assumed Liabilities. Without limiting the generality of the foregoing, it is hereby understood and agreed as follows:

                  8.11.1 in order to obtain the consent of third parties to the assignment of certain Assigned Contracts, Buyer may assume at the time of the Closing and Hasbro may guaranty certain obligations and liabilities of Russ or either Seller in separate documents with such third parties which obligations and liabilities are not Assumed Liabilities pursuant to this Agreement. Notwithstanding any such assumption by Buyer and/or guaranty by Hasbro, such obligations and liabilities shall remain Non-Assumed Liabilities for purposes of this Agreement and any Losses by Buyer or Hasbro relating to such Non-Assumed Liabilities shall be indemnified by Sellers and Russ in accordance with Article 15 hereof.

                  8.11.2 certain third parties to Assigned Contracts may not release Russ or either Seller as guarantor or direct obligor thereunder and Russ or either Seller may therefore remain liable for certain obligations or liabilities thereunder. Notwithstanding any such liability on the part of Russ or either Seller, any obligations and liabilities under such Assigned Contracts, to the extent they are Assumed Liabilities under Section 2.3.1, shall remain Assumed Liabilities for purposes of this Agreement and any Losses by Russ or either Seller relating to such Assumed Liabilities shall be indemnified by Buyer and Hasbro in accordance with Article 15 hereof.

            8.12 Notice to Vendors and Suppliers. Each Seller hereby agrees to notify each vendor (including, without limitation, advertising agencies, warehousemen and moldmakers), supplier and other person other than Sellers or Sellers' employees who are in possession of any Assets advising such vendor, supplier or other person that, as of the Closing Date, the Assets will be owned by Buyer and shall be treated from and after the Closing Date in accordance with instructions from Buyer.

            8.13 No Shopping. Between the date hereof and the Closing Date, neither Sellers nor Russ shall, directly or indirectly, through any subsidiary, director, officer, employee, advisor, agent or otherwise, except in connection with the acquisition contemplated hereby, (i) solicit, initiate or encourage the submission of proposals or offers from any person relating to any merger, acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, either Seller or any business combination involving either Seller (a "Transaction"), or participate in any negotiation regarding, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Transaction, and (ii) except in the ordinary course of business or with the prior written consent of Buyer, disclose, directly or indirectly, to any person any information concerning either Seller's business and properties or afford to any person access to the properties, books or records of either Seller. Each Seller and Russ shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties other than Buyer conducted heretofore with respect to any Transaction.

            8.14 Customs Disclosures.

                  8.14.1 OddzOn hereby agrees (i) to make a Prior Disclosure and Voluntary Tender of Duties (the "Prior Disclosure") in accordance with 19 C.F.R
Section 162.74, (ii) to make any additional disclosures pursuant to such regulations which may be required, and (iii) to tender any duties due relating to such Prior Disclosure or additional disclosures in a timely manner.

            8.14.2 OddzOn hereby agrees that the Prior Disclosure shall comply with all Laws applicable thereto.


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
                  8.14.3 The Prior Disclosure referred to in Section 8.14.1 above shall be with regard to the full value of any assists that should have been declared by Sellers to the U.S. Customs Service and OddzOn hereby agrees to tender any duties owed based upon the full value of the assists provided.

            8.15 Covenant Not To Compete; Business Information. As an inducement and necessary incident to Buyer's acquisition of the Assets, each Seller and Russ agrees that:

                  8.15.1 For a period of two (2) years following the Closing Date, neither Seller nor Russ shall, without the express prior written consent of Buyer, directly or indirectly, anywhere in the world, whether for themselves or for any other person, and whether as a proprietor, principal, shareholder (other than the holder of not more than three percent (3%) of the stock of a corporation whose shares are publicly traded), lender, partner, agent, director, officer, employee, consultant, independent contractor, joint venturer or in any other capacity whatsoever, at any time during the period of time described above, enter into or engage in competition with Buyer or any affiliate of Buyer, in a business involving products directly competitive with the products being offered or under development by either Seller on or prior to the Closing Date. Nothing contained in this Section 8.15.1 shall prevent Russ from continuing its current business or from generally competing in the toy business.

                  8.15.2 Each Seller and Russ agree from and after the Closing Date to preserve the confidentiality of all confidential information related to the Business, including, without limitation, all trade secrets, customer lists, identity of suppliers and distributors, methods of production and all confidential Intellectual Property.

                  8.15.3 Each Seller and Russ agrees that, for a period of five
(5) years from the Closing Date, they shall not, directly or indirectly, induce or attempt to induce, or assist others in inducing or attempting to induce any key employee of either Seller prior to or on the Closing Date who is then employed by Buyer or Hasbro to terminate his or its relationship with Buyer or Hasbro, as the case may be, or in any other manner to interfere with the relationship between Buyer or Hasbro, as the case may be, and any such person. Nothing contained in this Section 8.15.3 shall restrict each Seller's and Russ' ability to


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make a general solicitation to the public, including a newspaper advertisement, which comes to the attention of any such employee through no special effort by either Seller or Russ.

                  8.15.4 Buyer and Hasbro shall be entitled to specific performance, injunctive, and other equitable relief for the enforcement of the provisions of this Section 8.15 by a court of competent jurisdiction, it being acknowledged and agreed by each Seller and Russ that any breach or threatened breach hereof will cause irreparable injury to Buyer or Hasbro, as the case may be, for which money damages alone will not provide an adequate remedy. The rights and remedies set forth in this Section 8.15 shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer or Hasbro, as the case may be, at law or in equity. If any provisions of this Section 8.15 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, such provision shall instead be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.

            8.16 Post-Closing Deliveries. In addition to any other post-closing deliveries specified herein, the parties shall deliver the following:

                  8.16.1 Each Seller shall deliver to Buyer the post-closing information set forth in Section 2.3.1(c)(i) (relating to Purchase Orders),
Section 2.3.1(d)(i) (relating to Control Payables), Section 2.3.1(d)(ii)(A) (relating to Non-Control Payables) and Section 2.3.1(e) (relating to accrued liabilities and obligations) with respect to such Seller's Business within the time period specified therein for each such delivery; and

                  8.16.2 Buyer shall deliver to Sellers the post-closing information set forth in Section 2.3.1(d)(ii)(C), (D) and (E) (relating to Non-Control Payables) within the time period specified therein.


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
            8.17 Other Payments Received by Sellers or Russ. Except as otherwise contemplated by Section 8.8 hereof, any payments received by either Seller or Russ on or after the Closing Date on account of royalties or other amounts related to the Business and arising from any of the Assets shall be promptly forwarded to Buyer.

            8.18 Negative Actions. No party will voluntarily take, and each party will use reasonable efforts not to permit or suffer to be taken, any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to consummate the transactions contemplated hereby not to be fulfilled; including, without limitation, voluntarily taking, causing to be taken, and failing to use reasonable efforts not to permit or suffer to be taken or to exist any action, condition or thing that would cause the representations and warranties made by such party herein not to be true, correct and accurate as of the Closing.

            8.19 Intellectual Property Matters. Notwithstanding anything in this Agreement to the contrary, any and all Losses incurred by Sellers or Russ with respect to pre-closing liabilities relating to (i) any opposition by Geoffrey, Inc. to CAP's intent-to-use trademark application for the mark "Mega Jammers",
(ii) CAP's opposition to trademark application serial no. 74/592,354 filed by CAPS Productions, Inc. for the mark "CAPS", and/or (iii) the litigation disclosed in item 1 of Schedule 5.11(a) hereto, shall be Assumed Liabilities for purposes of this Agreement.

      9. Employee Matters.

            9.1 Offer of Employment. Except as set forth on Schedule 9.1(a), at the Closing, Buyer shall offer to hire all of Sellers' employees identified on
Schedule 5.14(c) hereof other than those employees who are no longer employed at the close of business on the Closing Date by the Seller who employed such person on the date the schedules were prepared as of and, no later than at the termination of the Service Agreement, Buyer shall offer to hire the employees of Russ or an affiliate of Russ employed in Hong Kong or China and identified on
Schedule 9.1 hereof who are still employed by such party at such time, in each case, at no less than their then existing salaries and with benefits that, in the aggregate, are similar to those then received by such employees.


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
            9.2 Payments of Benefits by Sellers. Sellers shall retain liability for and shall pay or cause to be paid when due, whether before or after the Closing Date, to or for the benefit of all employees employed by Sellers (and their eligible dependents) in the Business during all periods prior to and including the Closing Date under the Employee Benefit Plans all employee benefits payable up to and including the Closing Date, including without limitation, (i) all sickness, accident and hospital claims, and (ii) all amounts in respect of service with Sellers prior to and including the Closing Date in accordance with the terms and conditions of any of Sellers' pension, severance, profit-sharing, bonus and phantom stock plans.

            9.3 No Employment Contracts. Except for the Osher Employment Agreement, the Barbour Employment Agreement and the other employment agreements included on Schedule 4.2.13 hereto, and without derogating from Buyer's covenant to Sellers contained in Section 9.1 hereof, nothing in this Agreement, including, without limitation, this Article 9, shall establish an employment contract between Buyer or Hasbro and any employees of Sellers or constitute the creation of a right of a third party beneficiary or in any way constitute a waiver of or limitation on the employment-at-will relationship between Buyer and any employee of the Business employed by Buyer or a waiver or limitation on Buyer's right to terminate the employment of any employee of the Business who may be subsequently employed by Buyer. Nothing contained in this Agreement shall be deemed to be an obligation on the part of Buyer to continue any particular benefit program, in whole or in part, and Buyer may amend, modify, terminate or rescind, in whole or in part, and at any time and from time to time, any benefit program.

            9.4 Worker's Compensation. CAP shall be responsible for payment of any premiums, premium deposits, interest, claims losses, retrospective adjustments and other amounts required to be paid to comply with the Ohio workmen's compensation law for periods of coverage prior to and including the Closing Date, regardless of when the determination is made that such payment is required, including, without limitation, all payments relating to injuries or occupational diseases which occurred prior to and including the Closing Date. CAP shall remain responsible for any and all liability incurred pursuant to the Ohio Disabled Employees Relief Fund for any injuries or occupational diseases which occurred prior to and including the Closing Date. OddzOn shall be responsible for payment of any premiums, premium


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
deposits, interest, claims losses, retrospective adjustments and other amounts required to be paid to comply with the California workmen's compensation law for periods of coverage prior to and including the Closing Date, regardless of when the determination is made that such payment is required, including, without limitation, all payments relating to injuries or occupational diseases which occurred prior to and including the Closing Date.

            9.5 Unemployment Compensation. Each Seller agrees that it will remain liable for and will assume the administration and defense of any claims filed by former employees of such Seller arising prior to or on the Closing Date (including the claims of any employees of such Seller who are not employed by Buyer) and that such Seller will be responsible for payment of any sums due by such Seller to the California Department of Labor or the Ohio Department of Labor, as the case may be, as of the Closing Date.

            9.6 Buyer as Successor Employer. Each Seller agrees, if requested by Buyer, to consent to the designation of Buyer as successor employer for purposes of employment insurance, payroll taxes or contribution ratings and payroll credits under state and federal law and/or workers compensation contribution premium ratings under applicable state law.

            9.7 Notices. Each Seller will timely give all notices required by Law or agreement to be given to employees in connection with the sale of its Business. These notices shall include, but shall not be limited to, notices required, if any, under the Worker Adjustment and Retraining Notification Act and other similar statutes and regulations.

            9.8 Salary Raises. Buyer agrees that, after the Closing, it shall implement the salary raises set forth on Schedule 9.8 hereof retroactive to January 1, 1997, it being understood that CAP shall reimburse Buyer for the amount of such raises relating to the period of time from January 1, 1997 through the Closing Date plus the amount of social security, unemployment or other Taxes paid by Buyer in connection with such payment on behalf of CAP.

      10. Conditions Precedent to the Obligation of Buyer and Hasbro.


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
            The obligation of Buyer and Hasbro to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver in writing by Buyer and Hasbro, on or prior to the Closing Date, of each of the following conditions:

            10.1 Representations and Warranties. The representations and warranties of each Seller and of Russ set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Buyer and Hasbro certificates to that effect, dated the Closing Date, signed by an appropriate officer of each Seller and Russ, as the case may be.

            10.2 Covenants and Agreements. Each and all of the covenants and agreements of each Seller and Russ to be performed or complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived and there shall have been delivered to Buyer and Hasbro certificates to that effect, dated the Closing Date, signed by an appropriate officer of each Seller and Russ, as the case may be.

            10.3 Instruments of Sale or Assignment. Each Seller shall have delivered to Buyer such bills of sale, endorsements, assignments, stock powers, and instruments of transfer, assignment and conveyance as shall be reasonably required by Buyer for the transfer to Buyer of all of Sellers' right, title and interest to and in the Assets, free and clear of all Encumbrances (other than UCC-1 informational filings on leased personal property).

            10.4 No Adverse Order or Injunction. There shall not be in effect on the Closing Date any judgment, decree or order issued by any court of competent jurisdiction which prohibits the consummation by Sellers or Buyer of the transactions contemplated hereby.

            10.5 Judicial, Governmental or Regulatory Approvals; Consents to Assignment of Assets.

                  10.5.1 All judicial, governmental or regulatory consents, approvals or authorizations necessary to consummate the


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
transactions contemplated by this Agreement shall have been obtained prior to the Closing.

                  10.5.2 All consents required for the valid assignment to Buyer of any Asset shall have been obtained by Sellers and delivered to Buyer on such terms as shall be acceptable to Buyer in its reasonable discretion and shall be in full force and effect.

            10.6 Permits. Buyer shall have received all material licenses, permits, authorizations and approvals necessary to operate the Business in compliance with all Laws, including, but not limited to, Environmental Laws.

            10.7 Environmental Laws. Each Seller and the Business shall have complied fully with any requirement under any Environmental Laws to provide notice, obtain governmental approval or take any other action in connection with the consummation of the transactions contemplated hereby.

            10.8 Delivery of Documents. Sellers and Russ shall have delivered, or caused to be delivered, to Buyer and Hasbro the documents identified in
Section 4.2 hereof to be delivered to such party by Sellers and/or Russ. In addition to the foregoing, Sellers and Russ shall have delivered or caused to be delivered to Buyer the following:

                  10.8.1 evidence of release of all Encumbrances on the Assets held by lenders, creditors or other third parties (other than UCC-1 informational filings on leased personal property);

            10.8.2 copies of Sellers' written notices to suppliers pursuant to
Section 4.3 and Section 8.12 hereof;

                  10.8.3 the opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to Sellers and Russ, substantially in the form of Exhibit O hereto; and

                  10.8.4 the opinion of Wilentz Goldman & Spitzer, counsel to Sellers and Russ, substantially in the form of Exhibit P hereto.

            10.9 Employment Agreements.


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
                  10.9.1 Buyer and Barbour shall have entered into the Barbour Employment Agreement; and

                  10.9.2 Buyer and Osher shall have entered into the Osher Employment Agreement.

      11. Conditions Precedent to the Obligation of Sellers and Russ.

                  The obligation of Sellers and Russ to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver in writing by Sellers and Russ, on or prior to the Closing Date, of each of the following conditions:

            11.1 Representations and Warranties. The representations and warranties of Buyer and Hasbro set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Sellers and Russ a certificate to that effect, dated the Closing Date, signed by an appropriate officer of Buyer and Hasbro.

            11.2 Covenants and Agreements. Each and all of the covenants and agreements of Buyer and Hasbro to be performed or complied with prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived and there shall have been delivered to Sellers and Russ a certificate to that effect, dated the Closing Date, signed by an appropriate officer of Buyer and Hasbro.

            11.3 Instruments of Assumption.

                  11.3.1 Buyer shall have delivered to Sellers such instruments of assumption as shall be reasonably required by Sellers for the assumption by Buyer of the Assumed Liabilities.

                  11.3.2 Buyer and Hasbro shall have executed and delivered such assumption and/or guaranty documents, as the case may be, with respect to Assigned Contracts and Assumed Liabilities as any third party may reasonably request in connection with its consent to the assignment thereto which assumption documents are reasonably acceptable to Buyer and Hasbro; provided, however, that any such assumption by Buyer and


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
any such guaranty by Hasbro shall be subject to the provisions of Section 8.11 hereof.

            11.4 No Adverse Order or Injunction. There shall not be in effect on the Closing Date any judgment, decree or order issued by any court of competent jurisdiction which prohibits the consummation by Sellers of the transactions contemplated hereby.

            11.5 Judicial, Governmental or Regulatory Approvals. All judicial, governmental or regulatory consents, approvals or authorizations necessary to consummate the transactions contemplated by this Agreement shall have been obtained prior to the Closing.

            11.6 Delivery of Documents. Buyer and Hasbro shall have delivered, or caused to be delivered, to Sellers and Russ the documents identified in
Section 4.2 hereof to be delivered by such party. In addition to the foregoing, the Buyer shall have delivered or caused to be delivered to Sellers and Russ the opinion of the Senior Vice President-Corporate Legal Affairs and Secretary of Hasbro, substantially in the form of Exhibit Q hereto.

      12. Intentionally Omitted.

      13. Waiver of Bulk Transfer.

            Buyer and Sellers agree to waive compliance with any applicable bulk sales statutes. Any and all liabilities arising out of any bulk sales laws applicable to the transactions contemplated by this Agreement shall constitute a Non-Assumed Liability for the purposes of this Agreement, except to the extent that Buyer has assumed a specific liability pursuant to Section 2.3 hereof.

      14. Survival of Representations, Warranties and Covenants.

            Each and every representation and warranty of Sellers, Russ, Buyer or Hasbro contained in this Agreement, in any Schedule or in any certificate or instrument delivered pursuant hereto or in connection herewith shall survive the Closing until three (3) years after the Closing Date except that the representations, warranties and covenants contained in Section 5.12 (relating to Intellectual Property) shall survive the Closing until six (6) years after the Closing Date and the


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
representations, warranties and covenants contained in Sections 5.7.1 and 5.7.2 (relating to title to the Assets except to the extent relating to Intellectual Property) shall continue in full force and effect forever. Each and every covenant of Sellers, Russ, Buyer or Hasbro contained in this Agreement or in any certificate or instrument delivered pursuant hereto or in connection herewith, including, but not limited to, the covenant of Sellers to discharge all Non-Assumed Liabilities and the covenant of Buyer to discharge all Assumed Liabilities, shall survive forever, except as otherwise expressly limited in this Agreement to a specified period of time.

      15. Indemnification and Right of Set-Off.

            15.1 Indemnification by Sellers and Russ .

                  15.1.1 Except as limited herein, each Seller and Russ, jointly and severally, agrees to indemnify, defend and hold harmless Buyer and Hasbro and each parent, subsidiary and affiliate of each of Buyer and Hasbro, including, without limitation, their employees, directors, officers, and stockholders (hereinafter collectively referred to as the "Buyer Group") from and against any and all Losses, including without limitation, any customs duties, imposts, charges, levies or other assessments of any kind, actually incurred by any member of the Buyer Group based upon, arising out of or otherwise in respect of (A) any breach of any covenant or agreement of either Seller or Russ contained in this Agreement, the Escrow Agreement or any other Ancillary Seller Document, (B) the breach of any of either Seller's or Russ' representations and warranties contained in this Agreement, in any Exhibit or Schedule hereto, the Escrow Agreement or in any other Ancillary Seller Document,
(C) any obligations or liabilities (fixed or contingent) which are Non-Assumed Liabilities, (D) any pending or threatened Litigation set forth on any Schedule to this Agreement, or (E) liabilities to be borne by Sellers or Russ pursuant to Sections 15.3 and 15.4 hereof. Notwithstanding any provision contained herein to the contrary, Sellers and Russ shall have no obligation to indemnify Buyer hereunder for any Assumed Liability and, to avoid double counting, any payables or accrued liabilities or obligations taken into account in the calculation of Net Tangible Assets, it being understood that the payables and accrued liabilities and obligations set forth on the Closing Balance Sheet pursuant to Sections 2.2.1(d) and (e), respectively, will be included as Assumed Liabilities only to the extent set forth on the Closing


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
Balance Sheet and any liability for any amount in excess of the specific amounts shown on the Closing Balance Sheet and any general liability relating to the category of payable, liability or obligation paid or assumed by Buyer remains a Non-Assumed Liability and any Losses arising therefrom by the Buyer Group shall be indemnified by Sellers and Russ in accordance with this Article 15.

                  15.1.2 Sellers and Russ shall have no indemnification obligations with respect to (i) the matters described in Section 15.1.1(B), or
(ii) those covenants in this Agreement to be performed by Sellers or Russ which by their terms expire on or prior to the Closing Date, until the total of all Buyer Group's Losses with respect to such matters exceeds $500,000 and then only for the amount by which such Buyer Group Losses exceeds $500,000. The total liability hereunder of Sellers and Russ for indemnification with respect to (i) the matters described in Section 15.1.1(B), and (ii) those covenants in this Agreement to be performed by Sellers or Russ which by their terms expire on or prior to the Closing Date, shall not exceed the Purchase Price. Notwithstanding anything to the contrary set forth herein, the limitations set forth in this
Section 15.1.2 shall not apply to any post-closing adjustment pursuant to
Section 3.3.

                  15.1.3 Buyer may, at its option, without waiver of any other rights, set off its Losses against the Deferred Payment held by the Escrow Agent and/or any other amounts which, pursuant to the terms of this Agreement or any Ancillary Seller Document or Ancillary Buyer Document, are required to be paid by Buyer to or on behalf of either Seller and/or Russ. Such right of set-off shall in no way limit or restrict any right of Buyer to commence an action against either Seller and/or Russ in the event that such damage or loss exceeds the amount set off by Buyer pursuant hereto.

            15.2 Indemnification by Buyer.

                  15.2.1 Except as limited herein, each of Buyer and Hasbro, jointly and severally, agrees to indemnify, defend and hold harmless Sellers and Russ and each parent, subsidiary and affiliate of each Seller and Russ, including, without limitation, their respective employees, directors, officers, and stockholders (hereinafter collectively referred to as the "Seller Group") from and against any and all Losses actually incurred by


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
any member of the Seller Group which are based upon, or arise out of or otherwise in respect of (i) any breach of any covenant or agreement of either Buyer or Hasbro contained in this Agreement, the Escrow Agreement or any other Ancillary Buyer Document, (ii) the Assumed Liabilities, (iii) the breach of either of Buyer's or Hasbro's representations and warranties contained in this Agreement, any Exhibit or Schedule hereto, the Escrow Agreement or any other Ancillary Buyer Document, or (iv) liabilities to be borne by Buyer pursuant to Sections 15.3 and 15.4 hereof.

                  15.2.2 Buyer and Hasbro shall have no indemnification obligations with respect to (i) the matters described in Section 15.2.1(iii), or
(ii) those covenants in this Agreement to be performed by Buyer or Hasbro which by their terms expire on or prior to the Closing Date, until the total of all Seller Group's Losses with respect to such matters exceeds $500,000 and then only for the amount by which such Seller Group Losses exceeds $500,000. The total liability hereunder of Buyer and Hasbro for indemnification with respect to (i) the matters described in Section 15.2.1(iii), and (ii) those covenants in this Agreement to be performed by Buyer or Hasbro which by their terms expire on or prior to the Closing Date, shall not exceed the Purchase Price. Notwithstanding anything to the contrary set forth herein, the limitations set forth in this Section 15.2.2 shall not apply to any post-closing adjustment pursuant to Section 3.3.

            15.3 Liability with Respect to Products.

                  15.3.1 The Sellers and Russ have the exclusive liability for all Losses arising from claims with respect to Product Liability Events relating to products, including, without limitation, the Products (a) shipped by, or on behalf of, the Business or either Seller or their affiliates prior to the Closing Date, (b) which were finished goods Inventory as of the Closing Date, or
(c) which relate to Excluded Assets whether sold or manufactured before or after the Closing Date.

                  15.3.2 Buyer shall cause vendors to permanently mark Products manufactured by, or on behalf of, Buyer or its affiliates after the Closing Date so as to indicate that they have been so manufactured, it being understood that the Koosh Ball products can not feasibly be marked in such manner. For purposes of determining liability for Losses arising from a Product Liability Event relating to a Koosh Ball product, and in


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
the event there is no way to determine within twenty five (25) business days after receipt of notice of the Product Liability Event whether such Koosh Ball product was shipped by, or on behalf of Sellers prior to the Closing Date or included in the finished goods Inventory of Sellers as of the Closing Date, any occurrence or event of the type described in the definition of Product Liability Event that relates to a Koosh Ball product and that occurs within nine months after the Closing Date shall be deemed attributable to a Koosh Ball product that was either shipped by Sellers prior to the Closing Date or included in the finished goods Inventory of Sellers as of the Closing Date and any such occurrence or event that occurs after the nine month anniversary of the Closing Date shall be deemed to be attributable to a Koosh Ball product manufactured and shipped by Buyer. In the event of any dispute as to whether a product other than a Koosh Ball product was either shipped by, or on behalf of, the Business or either Seller or their affiliates prior to the Closing Date or included in the finished goods Inventory of Sellers as of the Closing Date, Buyer shall inform Sellers as to the marking of such product by, or on behalf of Buyer, and any changes in such marking since the Closing Date.

                  15.3.3 From and after the Closing Date for a period of five years, each party will maintain insurance policies with reputable insurance carriers, and reinsurers as required, in an aggregate amount adequate to insure the other against its liability for the Product Liability Events assumed hereunder, but in no event shall such aggregate amount be less than $25,000,000. Each Seller, Russ, and Buyer shall (i) name the other party hereto as an additional insured under such policies of insurance, (ii) deliver or cause to be delivered to the other party copies of certificates of insurance evidencing the above policies, and (iii) give the other party 30 days' written notice prior to cancellation of any such policy.

                  15.3.4 Each party shall indemnify the other for any Losses arising out of or relating to a Product Liability Event which the indemnified party incurs and which is not the indemnified party's obligation pursuant to the provisions of this Section 15.3.

            15.4 Liability with Respect to Environmental Matters.

                  15.4.1 Each Seller and Russ, jointly and severally, shall indemnify, defend and hold harmless the Buyer


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
Group from and against all Losses (including, but not limited to, testing, site evaluation, remediation, expert witnesses and consultants fees and expenses) which may be made, assessed against, or otherwise incurred by any of the members of the Buyer Group and which arise out of any violation by the Business or either Seller of applicable environmental permits and/or Environmental Laws involving any use, emission, discharge, Release, threatened Release, disposal or arrangement for disposal of pollutants, toxic substances, contaminants, oil, hazardous wastes, Hazardous Substances or other wastes or materials ("Environmental Contamination"), or otherwise relating to the protection of the environment or health and safety ("Environmental Liabilities"), which relate to conditions, events or circumstances existing or occurring prior to, or arising out of any set of facts existing or occurring prior to, the Closing Date, whether or not such Environmental Liabilities or violations are discovered before the Closing Date.

                  15.4.2 Buyer shall promptly notify each Seller upon receipt of notice or other discovery of any Environmental Contamination or violations for which Sellers and Russ have an indemnification obligation pursuant to Section
15.1.1 or 15.4.1 hereof. Upon receipt of such notification, or in the event Buyer notifies either Seller or Russ of actions which it believes should be taken by such Seller and Russ to prevent or mitigate an environmental condition, claim, or violation covered by the indemnity contained in Section 15.1.1 or 15.4.1, such Seller and Russ shall respond within a reasonable time and in a reasonable, prudent and responsible manner and Buyer shall give such access to such Seller and Russ as shall be reasonably requested by Russ in order to evaluate the condition and the nature and source thereof and to take preventative or mitigating action as may be reasonable, prudent and responsible; provided, however, that such action does not unreasonably interfere with Buyer's conduct of its business. In the event that such Seller and Russ fail to act within a reasonable time to correct such condition, claim or violation, or in the event that the circumstances do not permit delay, Buyer may undertake reasonable curative or preventative actions which shall be promptly reimbursed by Sellers and Russ as provided in this Agreement.

                  15.4.3 For a period of five years following the Closing, Sellers and Russ agree to have Buyer named as an additional insured on each insurance policy which may cover any


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other liabilities or responsibilities described in this Section 15.4.

            15.5 Notice of Circumstances. Promptly after receipt by any Seller or by Buyer of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification pursuant to any provisions of this Agreement, such party (the "Indemnified Party") shall give the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing the Circumstance in reasonable detail. If notice of a Circumstance is not given to the Indemnifying Party within a sufficient period of time or in sufficient detail to apprise the Indemnifying Party of the nature of the Circumstance (in each instance taking into account the facts and circumstance known by the Indemnified Party with respect to such Circumstance), the Indemnifying Party shall not be liable to the Indemnified Party to the extent that the Indemnifying Party's position is actually prejudiced as a result thereof. The Indemnifying Party shall not compromise or settle any Circumstance except with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall be entitled to assume the defense of any Circumstance for which the Indemnified Party is seeking indemnification. If any Indemnifying Party shall undertake to defend any such Circumstance in accordance with the foregoing, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel (which counsel will be reasonably acceptable to the Indemnified Party) in the defense against such Circumstance. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. Once the Indemnifying Party assumes the defense in accordance with the foregoing, it shall have no obligation for attorneys' fees subsequently incurred by the Indemnified Party unless the named parties include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party such that representation by the same counsel would represent a conflict of interest under the appropriate professional standards. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such Circumstance. Under no circumstances shall the Indemnified Party compromise or settle any Circumstance for which


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
it was seeking indemnification without the written consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed.

            15.6 Survival of Indemnification Obligations. The indemnification obligations for all claims relating to breaches of representations, warranties and covenants shall survive the Closing and shall be enforceable with respect to Losses for which a notice of Circumstance has been delivered prior to the expiration, if any, of the representation, warranty or covenant on which the Indemnified Party's claim is based. No party shall have any indemnification obligation with respect to Losses for which a notice of Circumstance has not been delivered prior to the expiration, if any, of the representation, warranty or covenant on which the Indemnified Party's claim is based.

      16. Termination.

            16.1 Ability to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

                  16.1.1 by mutual written consent of the Sellers, Russ, Buyer and Hasbro;

                  16.1.2 by Buyer and Hasbro, by notice to Sellers and Russ at any time, if one or more of the conditions specified in Article 10 hereof is not satisfied or becomes impossible to satisfy and such condition has not been waived by Buyer and Hasbro;

                  16.1.3 by Sellers and Russ, by notice to Buyer and Hasbro at any time, if one or more of the conditions specified in Article 11 is not satisfied or becomes impossible to satisfy and such condition has not been waived by Sellers and Russ; or

                  16.1.4 by either Russ or Buyer if the Closing has not occurred on or before May 2, 1997.

            16.2 Effect of Termination. If this Agreement shall be terminated pursuant to the provisions of Section 16.1 above, all further obligations of Buyer, Hasbro, Sellers and Russ under this Agreement shall terminate and there shall be no liability of any party hereto or its shareholders, directors or officers except


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
for intentional and material breaches of covenants which give rise to such termination, except for those further obligations of Buyer, Hasbro, Sellers and Russ under this Section 16.2, Section 5.26, Section 6.5 and Article 17 hereof, and the Confidentiality Agreement, each of which shall survive any termination hereof.

      17. Costs Incident to Preparation of Agreement.

            Each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement are consummated, including, without limitation, fees and disbursements of legal counsel, accountants and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.

      18. Parties in Interest.

            This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto and no person, firm, corporation or other entity other than the parties hereto or their respective successors and permitted assigns shall acquire or have any right, remedy or claim under or by virtue of this Agreement.

      19. Miscellaneous.

            19.1 Assignment; Successors and Assigns. Except as otherwise provided in this Section 19.1, no party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties hereto in their sole and absolute discretion. Following the Closing, any Seller may assign to Russ all of its rights, and Russ or any successor to Russ or acquiror of all or substantially all of Russ' assets may assume such Seller's obligations, under this Agreement without the consent of Buyer. Buyer may assign, in whole or in part, its rights and obligations hereunder to any subsidiary, affiliate or parent of Buyer without the consent of Sellers or Russ. No assignment of any rights or obligations under this Agreement shall relieve the assigning party of its obligations hereunder.


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
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            19.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed, four days after mailing (one business day in the case of express mail or overnight courier service) as follows:

            If to Buyer:

            ODDZON/CAP TOYS, INC.
            c/o Hasbro, Inc.
            1027 Newport Avenue
            Pawtucket, Rhode Island 02861
            Facsimile No.:(401)727-5121
            Attention: Harold P. Gordon
                       Vice Chairman

            with copies to:

            Hasbro, Inc.
            32 West 23rd Street
            New York, New York 10010-5201
            Facsimile No.: (212) 741-0663
            Attention: Phillip H. Waldoks, Esq.
                       Senior Vice President-Corporate Legal
                   Affairs and Secretary

            Whitman Breed Abbott & Morgan
            200 Park Avenue
            New York, New York 10166
            Facsimile No.: (212) 351-3131
            Attention: Richard Crystal, Esq.

            If to Hasbro:

            Hasbro, Inc.
            1027 Newport Avenue
            Pawtucket, Rhode Island 02861
            Facsimile No.:(401)727-5121

            Attention: Harold P. Gordon
                       Vice Chairman

            with copies to:

            Hasbro, Inc.
            32 West 23rd Street
            New York, New York 10010-5201
            Facsimile No.: (212) 741-0663
            Attention: Phillip H. Waldoks, Esq.
                       Senior Vice President-Corporate Legal
                   Affairs and Secretary

            Whitman Breed Abbott & Morgan
            200 Park Avenue
            New York, New York 10166
            Facsimile No.: (212) 351-3131
            Attention: Richard Crystal, Esq.

            If to CAP:

            Cap Toys Inc.
            c/o Russ Berrie and Company, Inc.
            111 Bauer Drive
            Oakland, New Jersey 07436
            Facsimile No.: (201)337-0358
            Attention: President

            with copies to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022
            Facsimile No.: (212) 836-8689
            Attention: Joel Greenberg, Esq.

            Wilentz Goldman & Spitzer
            90 Woodbridge Center Drive
            Suite 900 Box 10
            Woodbridge, New Jersey 07095-0958
            Facsimile No.: (908) 855-6117
            Attention: Myron Rosner, Esq.

            If to OddzOn:

            OddzOn Products, Inc.
            c/o Russ Berrie and Company, Inc.
            111 Bauer Drive
            Oakland, New Jersey 07436
            Facsimile No.: (201)337-0358
            Attention: President

            with copies to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022
            Facsimile No.: (212) 836-8689
            Attention: Joel Greenberg, Esq.

            Wilentz Goldman & Spitzer
            90 Woodbridge Center Drive
            Suite 900 Box 10
            Woodbridge, New Jersey 07095-0958
            Facsimile No.: (908) 855-6117
            Attention: Myron Rosner, Esq.

            If to Russ:

            Russ Berrie and Company, Inc.
            111 Bauer Drive
            Oakland, New Jersey 07436
            Facsimile No.: (201)337-0358
            Attention: President

            with copies to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022
            Facsimile No.: (212) 836-8689
            Attention: Joel Greenberg, Esq.


            Wilentz Goldman & Spitzer
            90 Woodbridge Center Drive
            Suite 900 Box 10
            Woodbridge, New Jersey 07095-0958

            Facsimile No.: (908) 855-6117
            Attention: Myron Rosner, Esq.

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 19.2 by any party hereto to the other parties hereto.

            19.3 Waiver; Remedies. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

            19.4 Entire Agreement. This Agreement and all agreements executed and delivered in connection herewith shall constitute the entire agreement among the parties with respect to the subject matter hereof and this Agreement supersedes all prior agreements or understandings of the parties relating thereto except that the Confidentiality Agreement shall remain in full force and effect.

            19.5 Amendment. This Agreement may be modified or amended only by written agreement of the parties hereto.

            19.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

            19.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state without giving effect to conflicts of law principles thereof.

            19.8 Jurisdiction/Venue. Buyer, Sellers and Russ agree and consent to personal and subject matter jurisdiction in New York and venue in the United States District Court for New York in the Southern District of New York or, if such court has and can obtain no jurisdiction over the legal action at issue, the Supreme Court for the County of New York for any and all legal actions brought to enforce the terms of this Agreement.

            19.9 Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

            19.10 Captions. All section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein, and the table of contents to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to numbered sections are to sections of this Agreement.

            19.11 Publicity. No press release or announcement concerning the existence of this Agreement or transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as such release or announcement may (i) be required by law, rule or regulation (including applicable Federal and state securities laws, rules and regulations and applicable stock exchange rules) or (ii) be made by Buyer if the identity of Sellers is not disclosed, provided that in each case the party making the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

            19.12 Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              ODDZON/CAP TOYS, INC.



                              By     /s/ Harold P. Gordon
                                 -----------------------------------------------
                              Name:  Harold P. Gordon
                              Title: Executive Vice President


                                        HASBRO, INC.



                                        By     /s/ Harold P. Gordon
                                          --------------------------------------
                                        Name:  Harold P. Gordon
                                        Title: Vice Chairman


                                        ODDZON PRODUCTS, INC.



                                        By     /s/ A. Curts Cooke
                                          --------------------------------------
                                        Name:  A. Curts Cooke
                                        Title: Vice President


                                        CAP TOYS, INC.



                                        By:    /s/ A. Curts Cooke
                                           -------------------------------------
                                        Name:  A. Curts Cooke
                                        Title: Vice President


                                        RUSS BERRIE AND COMPANY, INC.



                                        By:    /s/ A. Curts Cooke
                                           -------------------------------------
                                        Name:  A. Curts Cooke

                                        Title:  President

The undersigned hereby guarantees the payment and performance of the obligations when due of each Seller under this Agreement and further guarantees the performance and payment when due by any entity under its control of such entity's obligations under this Agreement and any Ancillary Seller Documents, including, but not limited to the obligations of Russ Berrie & Co. (West), Inc. under the Occupancy Agreement. This guaranty shall not be impaired by, and the undersigned hereby consents to, any modification, supplement, extension or amendment of this Agreement or any Ancillary Seller Document to which this guaranty applies to which the parties thereto may hereafter agree, provided that the foregoing shall not eliminate any requirement that Russ sign any modification of this Agreement or any Ancillary Seller Document which, pursuant to the terms hereof or thereof, requires Russ' consent in order for such modification, supplement, extension or amendment to become effective.


                                        RUSS BERRIE AND COMPANY, INC.



                                        By:    /s/ A. Curts Cooke
                                           -------------------------------------
                                        Name:  A. Curts Cooke
                                        Title: President


The undersigned hereby guarantees the payment and performance of the obligations when due of Buyer under this Agreement and further guarantees the payment and performance when due by Buyer of Buyer's obligations under any Ancillary Buyer Documents. This guaranty shall not be impaired by, and the undersigned hereby consents to, any modification, supplement, extension or amendment of this Agreement or any Ancillary Buyer document to which this guaranty applies to which the parties thereto may hereafter agree, provided that the foregoing shall not eliminate any requirement that Hasbro sign any modification of this Agreement or any Ancillary Buyer Document which, pursuant to the terms hereof or thereof, requires Hasbro's consent in order for such modification, supplement, extension or amendment to become effective.

                                   HASBRO, INC.



                                   By:    /s/ Harold P. Gordon
                                      -----------------------------------------
                                   Name:  Harold P. Gordon
                                   Title: Vice Chairman

                                                                 Exhibit B


                                    AGREEMENT

            This AGREEMENT, dated as of May 2, 1997, by and among CAP TOYS, INC., an Ohio corporation ("CAP"), ODDZON PRODUCTS, INC., a California corporation ("OddzOn") (CAP and OddzOn shall be collectively referred to herein as "Sellers"), RUSS BERRIE AND COMPANY, INC., a New Jersey corporation ("Russ"), ODDZON/CAP TOYS, INC., a Delaware corporation formerly known as HIAC VIII CORP. ("Buyer") and HASBRO, INC., a Rhode Island corporation ("Hasbro").

            WHEREAS, CAP entered into that certain License Agreement with I.D.E.A., Inc. and Razz-A-Mattazza Corp., dated July 1, 1996 (the "License Agreement"), for the Bubble Gum Tape Dispenser (the "Product");

            WHEREAS, Basic Fun, Inc. ("Basic Fun") sued CAP for patent infringement of Basic Fun's patent for a power gum dispenser;

            WHEREAS, the parties hereto are entering into an Asset Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which the Sellers are selling to Buyer substantially all of their respective assets and Buyer is assuming certain Assumed Liabilities, including the License Agreement;

            WHEREAS, the parties hereto wish to define their agreement with respect to the potential liability of CAP relating to the Product; and

            WHEREAS, this Agreement is being entered into in consideration of Buyer and Hasbro not including the Product within the Excluded Assets under the Purchase Agreement; and

            WHEREAS, terms which are capitalized and not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

            NOW, THEREFORE, the parties hereto agree as follows:

            1. In addition to any indemnification obligations of Sellers and Russ to Buyer and Hasbro pursuant to Article 15 of the Purchase Agreement, each Seller and Russ hereby, jointly and severally, and without any restrictions as to minimum or maximum indemnification obligations, agrees to indemnify, defend and hold harmless the Buyer Group from and against any and all Losses, including but not limited to, Losses from any willful infringement relating to the Product, based upon, arising out of or otherwise in respect of (i) Buyer's failure to pay the royalties payable under the License Agreement directly to I.D.E.A., Inc. and Razz-A-Mattazza Corp. and (ii) the litigation captioned Basic Fun, Inc. v. CAP Toys, Inc., Case No. 97-2051 (the "Basic Fun Litigation"), in each case with respect to the manufacture, use, sale, importation, distribution or advertising by or on behalf of Buyer or Hasbro of the existing inventory of the Product as of the date of this Agreement and finished goods inventory of the Product produced from raw materials and work in process on hand as of the date hereof. Sellers and Russ agree that Buyer's royalty obligation with respect to the Product, other than as set forth in Section 8 hereof, shall not exceed 3%.

            2. Notwithstanding anything contained herein to the contrary, Buyer hereby agrees to pay to Russ in a timely manner the 3% royalty amount as described in the License Agreement including all royalties pursuant to the License Agreement accrued but unpaid by CAP on the date hereof.

            3. In the event Buyer and Hasbro are enjoined either in connection with the License Agreement or in connection with the Basic Fun Litigation from selling the Product, all items reflected on the Closing Balance Sheet relating to the Product, including without limitation, all finished goods, raw materials and work in process then in inventory or subsequently returned to Buyer or Hasbro after the injunction, and all tooling and prepaid expenses, shall, upon the written demand of Buyer or Hasbro, be immediately repurchased by CAP or Russ at the value of such items as reflected on the Closing Balance Sheet.

             4. Sellers and/or Russ shall continue to handle the Basic Fun Litigation and shall further assume the defense of any event which may lead to an indemnifiable obligation hereunder (each event, including the Basic Fun Litigation, shall be referred to herein as an "Event"). Once the Sellers and/or Russ assume the defense of such Event they shall have no obligation for attorneys' fees subsequently incurred by the Buyer or Hasbro unless (i) the named parties include (x) Buyer and/or Hasbro and (y) Sellers and/or Russ, and Buyer and/or Hasbro shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Sellers and/or Russ such that representation by the same counsel would represent a conflict of interest under the appropriate professional standards (such defenses to be referred to herein as "Additional Defenses"), or (ii) the defense of such Event is later abandoned by Sellers and Russ. In any event, Buyer and/or Hasbro shall have the right at its own expense to participate in the defense of such Event after the defense is assumed by Sellers and/or Russ. Under no circumstances shall the Buyer and/or Hasbro settle any Event for which it is seeking indemnification hereunder without the written consent of the Sellers and/or Russ which consent shall not be unreasonably withheld. If the Sellers and/or Russ assume the defense of an Event, no compromise or settlement of such claims may be effected by Sellers and/or Russ without the Buyer's and/or Hasbro's consent, which consent will not unreasonably be withheld, unless (i) there is no finding or admission of any violation of any law, agreement or other duty, (ii) the sole relief provided is monetary damages that are paid in full by the Sellers and/or Russ, and (iii) there are no obligations whatsoever on the part of Hasbro or Buyer or any other affiliate of Hasbro to do or provide anything other than as set forth in this Agreement. In the event (i) neither Seller nor Russ assumes the defense of an Event, (ii) the defense of an Event is later abandoned by Sellers and Russ, or (iii) there are Additional Defenses, Sellers and Russ shall make an additional deposit into the Escrow Fund in an amount sufficient to indemnify the Buyer Group for any Losses any member of the Buyer Group may incur in connection with defending against liability for such Event, whether disclosed or undisclosed.

            5. Each of Buyer and Hasbro agrees that it will cooperate with Russ, as Russ may reasonably request, in dealing with any Event that may arise with respect to the Product. Russ shall bear all out-of-pocket costs and expenses incurred by Buyer and Hasbro in connection with the performance of their obligations under this Section.

            6. Upon any member of the Buyer Group incurring any Losses hereunder and providing notice thereof to Sellers and Russ in accordance with Section 19.2 of the Purchase Agreement, each of the parties hereto agrees that it shall, unless such Losses are disputed by Sellers or Russ in good faith, execute a joint letter of instruction for submission to the Escrow Agent instructing the Escrow Agent to distribute money from the Escrow Fund in accordance with the provisions of such joint letter of instruction.

            7. On the third anniversary date of the Purchase Agreement each of the parties hereto agrees to execute a joint letter of instruction for submission to the Escrow Agent instructing the Escrow Agent to distribute to Sellers any portion of the Escrow Fund deposited pursuant to the

                  Purchase Agreement which then remains in the Escrow Fund except for any amount as to which notice of Losses has been provided by Buyer or Hasbro to Sellers and Russ prior to such anniversary date. For purposes of this Section 7, a notice of Loss shall be deemed to have been given to Sellers and Russ for any Losses relating to (i) the Basic Fun Litigation unless it has been fully resolved prior to such anniversary date, and

                  (ii) claims relating to the Product made by licensors of the Product prior to the third anniversary date unless Russ provides Buyer and Hasbro with evidence that such claims have been fully resolved prior to such anniversary date.

            8. Nothing contained herein shall affect Buyer's obligations after the date hereof under the License Agreement, dated July 1, 1996, with Amurol Confections Company, concerning the Product.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    ODDZON/CAP TOYS, INC.


                                    By: /s/ Harold P. Gordon
                                       ----------------------------
                                    Name: Harold P. Gordon
                                    Title: Executive Vice President


                                    HASBRO, INC.


                                    By: /s/ Harold P. Gordon
                                       ---------------------------
                                    Name: Harold P. Gordon
                                    Title: Vice Chairman

                                    CAP TOYS, INC.

                                        /s/ A. Curts Cooke
                                    By:_______________________
                                    Name:  A. Curts Cooke
                                    Title: Vice President


                                    ODDZON PRODUCTS, INC.

                                        /s/ A. Curts Cooke
                                    By:_______________________
                                    Name:  A. Curts Cooke
                                    Title: Vice President


                                    RUSS BERRIE AND COMPANY, INC.

                                        /s/ A. Curts Cooke
                                    By:_______________________
                                    Name:  A. Curts Cooke
                                    Title: Vice President

                                                                      EXHIBIT D

                                ESCROW AGREEMENT


            ESCROW AGREEMENT dated May 2, 1997 among Cap Toys, Inc., an Ohio corporation ("CAP"), with its principal place of business at 26201 Richmond Road, Bedford Heights, Ohio 44146, OddzOn Products, Inc., a California corporation ("OddzOn"), with its principal place of business at 240 East Hacienda Avenue, Campbell, California 95008 (CAP and OddzOn are each referred to individually as a "Seller" and collectively as the "Sellers"), Russ Berrie and Company, Inc., a New Jersey corporation ("Russ"), with its principal place of business at 111 Bauer Drive, Oakland, New Jersey 07436, Hasbro, Inc., a Rhode Island corporation ("Hasbro"), with its principal place of business at 1027 Newport Avenue, Pawtucket, Rhode Island 02861, OddzOn/Cap Toys, Inc., a Delaware corporation ("Buyer"), with its principal place of business at 1027 Newport Avenue, Pawtucket, Rhode Island 02861 (Sellers, Russ, Buyer and Hasbro are sometimes collectively referred to in this Agreement as the "Depositors"), and Citibank, N.A., a national banking association with its headquarters in New York City, New York (the "Escrow Agent").

                                    RECITALS

      A. Depositors have entered into an Asset Purchase Agreement of even date herewith (the "Purchase Agreement") for the sale by Sellers to Buyer of substantially all of their respective assets.

      B. Pursuant to Sections 15.1.1, 15.3.4 and 15.4.1 of the Purchase Agreement, Sellers and Russ agreed to indemnify and hold harmless the Buyer Group from any and all Losses actually incurred by any or all of them based upon or arising out of or otherwise in respect of certain events set forth in such sections in the Purchase Agreement.

      C. Pursuant to Section 3.2.2 of the Purchase Agreement, an escrow account is to be established as a mechanism through which certain post-closing adjustments to the Purchase Price and the above-referenced indemnification obligations will be made and satisfied.

      D. Depositors have entered into an Agreement of even date herewith (the "OddzOn Letter Agreement") pursuant to which Sellers and Russ agree to indemnify and hold harmless the Buyer Group from any and all Earnout Losses (as defined in the OddzOn Letter Agreement) incurred by any or all of the members of the Buyer Group based upon or arising out of or otherwise in respect of certain events relating to the Earnout (as such terms is defined in the OddzOn Letter Agreement).

      E. Pursuant to Paragraph 1 of the OddzOn Letter Agreement, Buyer or Hasbro is to deposit certain amounts into an escrow account which, in addition to the other amounts held in escrow pursuant to this Agreement, secure the indemnification obligations described in Paragraph D above.

      F. Depositors have entered into an Agreement of even date herewith (the "Bubble Gum Tape Agreement") regarding potential liabilities of CAP relating to the Bubble Gum Tape Dispenser product.

      G. Pursuant to the Bubble Gum Tape Agreement, the amounts held in escrow pursuant to this Escrow Agreement secure the indemnification obligations described in the Bubble Gum Tape Agreement.

            Any term capitalized in this Agreement and not otherwise defined herein or specifically referenced as defined in another document shall have the meaning ascribed thereto in the Purchase Agreement.

            NOW, THEREFORE, the parties hereto agree as follows:

            Section 1. Establishment of Escrow Account. Buyer and/or Hasbro will deliver to the Escrow Agent the aggregate amount of Eleven Million Three Hundred Thousand Dollars ($11,300,000) out of the Purchase Price (as such amount may be increased or decreased from time to time and any investments thereof referred to herein as the "Escrow Account"). The Escrow Account shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions hereinafter set forth.

            Section 2. Investment of Escrow Account; Distribution of Interest.

            (a) The Escrow Agent shall act as custodian of the Escrow Account and shall from time to time and without unreasonable delay invest and reinvest the Escrow Account and other proceeds in any of the investments set forth below as all Depositors may from time to time elect by notice in writing to the Escrow Agent by any of their authorized officers set forth opposite such party's name on Exhibit A hereto (the "Authorized Officer"). Any party may change the Authorized Officers by sending notice thereof to the other parties hereto in accordance with Section 5(f) hereof. In the event all of the Depositors do not provide notice to the Escrow Agent as provided above, the Escrow Account shall be invested in the Citibank Insured Money Market Deposit Account.

            (1) Any U.S. Government or U.S. Government Agency security (with a maturity date not to exceed ninety (90) days from the date of purchase);

            (2)   Any commercial paper rated A1/P1 or better;

            (3) Any certificate of deposit or time deposit in any bank with a long-term debt rating of A or better from Moody's or Standard & Poor's; or

            (4)   The Citibank Insured Money Market Deposit Account.

In addition, the Escrow Agent shall from time to time and without unreasonable delay invest and reinvest the Escrow Account and other proceeds in such other investments agreed upon by the Depositors, reasonably acceptable to the Escrow Agent and specifically designated to the Escrow Agent in writing from time to time by all Depositors by any of their Authorized Officers.

The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release funds from the Escrow Account pursuant to Section 3. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Account in accordance with the provisions of this Agreement.

            (b) Any interest or other income received on such investments and reinvestments of the Escrow Account shall become part of the Escrow Account.

            Section 3. Release of the Escrow Account.

            (a) The Escrow Agent shall release the Escrow Account or any portion thereof in accordance with (i) joint written instructions signed by an Authorized Officer of each of the Depositors directing the Escrow Agent to release the Escrow Account or any portion thereof as set forth therein, or (ii) the terms of an order, judgment or decree ordering the release of the Escrow Account or any portion thereof, accompanied by a legal opinion of counsel of the party requesting such release reasonably satisfactory to the Escrow Agent to the effect that such order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been perfected.

            (b) Promptly upon receipt of the joint written instructions referred to in Section 3(a)(i) above, or the order, judgment or decree and opinion of counsel referred to in Section 3(a)(ii) above (and in no event later than two business days following any such receipt unless a later date is specified in such instructions), the Escrow Agent shall release the Escrow Account or any portion thereof in accordance therewith.

            (c) In addition to the amount of the disbursement to be released pursuant to this Section 3, the Escrow Agent shall release to the party entitled to such disbursement the amount of any interest or other income received on the investment of the Escrow Account and allocable to such portion of the Escrow Account so released.

            (d) This Agreement will terminate upon the release of the entire Escrow Account pursuant to this Section 3.

            Section 4. Language Concerning the Escrow Agent. To induce the Escrow Agent to act hereunder, it is further agreed by the Depositors and the Escrow Agent that:

            (a) The Escrow Agent shall not be under any duty to give the Escrow Account held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest. Anything to contrary in the foregoing notwithstanding, the Escrow Account shall be held by the Escrow Agent in a separate account.

            (b) This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement.

            (c) The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the Depositors shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Escrow Agreement. If the Escrow Agent becomes aware that it may incur any such loss, liability, claim, damage or expense, the Escrow Agent shall promptly notify the Depositors in writing, and the Depositors shall have the right, to the extent practicable, to assume the defense or take other action to minimize the amount of such loss, liability, claim, damage or expense, including the employment of counsel and the payment of all expenses. In the event the Depositors elect to assume the defense of any action, the Escrow Agent shall have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by the Depositors if the named parties to any such action or proceeding include both the Escrow Agent and any Depositor and the Escrow Agent shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to such Depositor. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Account, or any loss of interest incident to any such delays.

            (d) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

            (e) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted, in good faith, in accordance with such advice.

            (f) The Escrow Agent does not have any interest in the Escrow Account deposited hereunder but is serving as escrow holder only and having only possession thereof. The Depositor receiving a disbursement from the Escrow Account shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the portion of the Escrow Account so disbursed which are incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amount that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D. number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Account and is not responsible for any other reporting. This paragraph and paragraph (c) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

            (g) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

            (h) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

            (i) The Escrow Agent (and any successor escrow agent) may at any time resign as such by giving at least thirty (30) days written notice to the Depositors and then delivering the Escrow Account to any successor escrow agent jointly designated by all Depositors in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement except for such obligations or liabilities arising prior to its resignation. The resignation of the Escrow Agent will take effect on the earlier of (a) the appointment of a successor by all Depositors or the deposit of the Escrow Account into a court of competent jurisdiction or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent's sole responsibility after that time shall be to safekeep the Escrow Account until receipt of a designation of successor escrow agent by all Depositors or a joint written disposition instruction by all Depositors or a Final Order of a Court of competent jurisdiction as to the disposition of the Escrow Account.

            (j) The Depositors may remove the Escrow Agent (and any successor escrow agent) at any time by giving thirty (30) days written notice to such Escrow Agent signed by all Depositors. Such removal shall take effect upon delivery of the Escrow Account to a successor escrow agent designated in writing by all Depositors, and the Escrow Agent shall thereupon be discharged from all obligations under this Agreement and shall have no further duties or responsibilities in connection herewith other than such obligations or liabilities arising prior to its removal. The Escrow Agent shall deliver the Escrow Account without unreasonable delay after receiving the Depositors' designation of a successor escrow agent.

            (k) In the event of any disagreement between the Depositors resulting in adverse claims or demands being made in connection with the Escrow Account, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Account until the Escrow Agent shall have received (i) a final non-appealable order of a Court of competent jurisdiction directing delivery of the Escrow Account or (ii) a written agreement executed by all Depositors directing delivery of the Escrow Account, in which event the Escrow Agent shall disburse the Escrow Account in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party reasonably satisfactory to the Escrow Agent to the effect that said order is final and nonappealable. The Escrow Agent shall act on such Court order and legal opinions or agreement without further question. In lieu of the foregoing, the Escrow Agent may petition (by means of an interpleader action or any other appropriate method) any Court of competent jurisdiction for instructions with respect to such dispute or uncertainty, and pay into such Court the amount of the Escrow Account equal to the amount of such dispute or uncertainty for holding and disposition in accordance with the instructions of such Court.

            (l) The Escrow Agent's compensation for the services to be rendered by the Escrow Agent hereunder in the amount of $6,000 annually plus reimbursement for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel) shall be paid jointly and severally by the Buyer and Sellers, provided that as between the Buyer and Sellers, 50% of such amount shall be paid by Buyer and 50% shall be paid by Sellers. Any fees or expenses of the Escrow Agent or its counsel which are not paid as provided for herein may be taken from any property held by the Escrow Agent hereunder.

            (m) No printed or other matter in any language (including without limitation prospectuses, notices, reports and promotional material) which mentions the Escrow Agent's name in connection with this escrow arrangement or the rights, powers, or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless the Escrow Agent shall first have given its specific written consent thereto.

            (n) The Depositors authorize the Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it deems appropriate, including, but not limited to, the Depositary Trust Company and the Federal Reserve Book Entry System.

            Section 5. Miscellaneous.

            (a) The Escrow Agent shall furnish to the Depositors monthly itemized summaries of the Escrow Account, including all interest or other income received on the investments of the Escrow Account and all disbursements from the Escrow Account.

            (b) By executing this Agreement, each Seller hereby grants to Russ an irrevocable power of attorney to execute on its behalf any and all communications, instruments or other documents pursuant to this Escrow Agreement. Without limiting the generality of the foregoing, in connection with any joint written instructions to be given hereunder, the signature by any Authorized Officer of Russ pursuant to this power of attorney shall be deemed a signature by an Authorized Officer of both Sellers for purposes of this Agreement.

            (c) The parties hereto hereby irrevocably submit to the jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Escrow Agreement and the parties hereby irrevocably agree that all claims in respect of such action or proceeding arising out of or relating to this Escrow Agreement shall be heard and determined in such New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

            (d) This Escrow Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, heirs, administrators and representatives and shall not be enforceable by or inure to the benefit of any third party except as provided in paragraphs 4(i) and 4(j) with respect to a resignation by or removal of the Escrow Agent. No party may assign any of its rights or obligations under this Escrow Agreement without the written consent of the other parties. This Escrow Agreement shall be construed in accordance with and governed by the internal laws of the State of New York (without reference to its rule as to conflicts of law).

            (e) This Escrow Agreement may only be modified by a writing signed by all of the parties hereto, and no waiver hereunder shall be effective unless in a writing signed by the party to be charged.

            (f) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered, unless otherwise indicated, by hand or sent by confirmed telecopy (such confirmation to consist of the electronic confirmation of the completed facsimile transmission), or mailed, postage prepaid, by registered or certified mail, return receipt requested, or reputable overnight courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed as set forth above, four days after mailing (one business day in the case of overnight courier service), as follows (provided that notices to the Escrow Agent shall not be deemed given until actual receipt thereof by the Escrow Agent):

            If to the Escrow Agent:

            Citibank, N.A.
            120 Wall Street - 13th Floor
            New York, New York 10043
            Facsimile No. (212)480-1614
            Attention: Escrow Administration

            If to OddzOn:

            OddzOn Products, Inc.
            c/o Russ Berrie and Company, Inc.
            111 Bauer Drive
            Oakland, New Jersey 07436
            Facsimile No. (201)337-0358
            Attention: President
            with copies to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022
            Facsimile No.: (212) 836-8689
            Attention: Joel Greenberg, Esq.

            Wilentz Goldman & Spitzer
            90 Woodbridge Center Drive
            Suite 900 Box 10
            Woodbridge, New Jersey 07095-0958
            Facsimile No.: (908) 855-6117
            Attention: Myron Rosner, Esq.

            If to CAP:

            Cap Toys, Inc.
            c/o Russ Berrie and Company, Inc.
            111 Bauer Drive
            Oakland, New Jersey 07436
            Facsimile No.: (201) 337-0358
            Attention: President

            with copies to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022
            Facsimile No.: (212) 836-8689
            Attention: Joel Greenberg, Esq.

            Wilentz Goldman & Spitzer
            90 Woodbridge Center Drive
            Suite 900 Box 10
            Woodbridge, New Jersey 07095-0958
            Facsimile No.: (908) 855-6117
            Attention: Myron Rosner, Esq.

            If to Russ:

            Russ Berrie and Company, Inc.
            111 Bauer Drive
            Oakland, New Jersey 07436
            Facsimile No. (201)337-0358
            Attention: President

            with copies to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022
            Facsimile No.: (212) 836-8689
            Attention: Joel Greenberg, Esq.

            Wilentz Goldman & Spitzer
            90 Woodbridge Center Drive
            Suite 900 Box 10
            Woodbridge, New Jersey 07095-0958
            Facsimile No.: (908) 855-6117
            Attention: Myron Rosner, Esq.

            If to Buyer:

            OddzOn/Cap Toys, Inc.
            c/o Hasbro, Inc.
            1027 Newport Avenue
            Pawtucket, Rhode Island 02861
            Facsimile No.: (401)727-5121
            Attention: Harold P. Gordon, Vice Chairman

            with copies to:

            Hasbro, Inc.
            32 West 23rd Street
            New York, New York 10010-5201
            Facsimile No.: (212) 741-0663
            Attention: Phillip H. Waldoks, Esq.
                            Senior Vice President-Corporate Legal
                            Affairs and Secretary

            Whitman Breed Abbott & Morgan
            200 Park Avenue
            New York, New York 10166
            Facsimile No.: (212) 351-3131
            Attention: Richard Crystal, Esq.

            If to Hasbro:

            Hasbro, Inc.
            1027 Newport Avenue
            Pawtucket, Rhode Island 02861
            Facsimile No.: (401)727-5121
            Attention: Harold P. Gordon, Vice Chairman

            with copies to:

            Hasbro, Inc.
            32 West 23rd Street
            New York, New York 10010-5201
            Facsimile No.: (212) 741-0663
            Attention: Phillip H. Waldoks, Esq.
                            Senior Vice President-Corporate Legal
                            Affairs and Secretary

            Whitman Breed Abbott & Morgan
            200 Park Avenue
            New York, New York 10166
            Facsimile No.: (212) 351-3131
            Attention: Richard Crystal, Esq.

            (g) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

            (h) This Agreement may be executed in any number of counterparts and by facsimile, and each of such counterparts shall be deemed an original but all of such counterparts together shall constitute a single instrument.

            IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed by duly authorized officers as of the day and year first written above.

                             ODDZON/CAP TOYS, INC.



                             By:    /s/ Harold P. Gordon
                                ----------------------------------
                             Name:  Harold P. Gordon
                             Title: Executive Vice President


                             HASBRO, INC.



                             By:    /s/ Harold P. Gordon
                                ----------------------------------
                             Name:  Harold P. Gordon
                             Title: Vice Chairman

                             ODDZON PRODUCTS, INC.



                             By:   /s/ Paul Cargotch
                                -----------------------------------
                             Name:  Paul Cargotch
                             Title: Vice President

                             CAP TOYS, INC.



                             By:   /s/ Paul Cargotch
                                ------------------------------------
                             Name:  Paul Cargotch
                             Title: Vice President

                             RUSS BERRIE AND COMPANY, INC.



                             By:   /s/ Paul Cargotch
                                ------------------------------------
                             Name:   Paul Cargotch
                             Title:  Executive Vice President

                             CITIBANK, N.A.



                             By:    /s/ Lisa J. Price
                                ----------------------------
                             Name:  Lisa J. Price
                             Title: Vice President

The undersigned hereby guarantees the performance of the obligations of the Sellers under this Agreement.

                             RUSS BERRIE AND COMPANY, INC.


                             By:    /s/ Paul Cargotch
                                ----------------------------
                             Name:   Paul Cargotch
                             Title:  Executive Vice President


The undersigned hereby guaranties the performance of the obligations of the Buyer under this Agreement.

                             HASBRO, INC.



                             By:    /s/ Harold P. Gordon
                                -----------------------------
                             Name:   Harold P. Gordon
                             Title:  Vice Chairman

                                    EXHIBIT A

                                  AUTHORIZED OFFICERS

Party                             Authorized Officer
      (Name and Title)

Hasbro, Inc.                      Harold Gordon, Vice Chairman
                                  John T. O'Neill, Executive Vice President and
                                         Chief Financial Officer

OddzOn/Cap Toys, Inc.             Harold Gordon, Executive Vice President
                                  John T. O'Neill, Executive Vice President and
                                                      Chief Financial Officer

Cap Toys, Inc.                    Russell Berrie, Vice President
                                  A. Curts Cooke, Vice President
                                  Paul Cargotch, Vice President

OddzOn Products, Inc.             Russell Berrie, Vice President
                                  A. Curts Cooke, Vice President
                                  Paul Cargotch, Vice President

Russ Berrie and Company,          Russell Berrie, Chief Executive Officer
  Inc.                            A. Curts Cooke, President
                                  Paul Cargotch, Executive Vice President

                                                                       EXHIBIT E

                                    AGREEMENT

            This AGREEMENT is entered into as of the 2nd day of May, 1997 among HASBRO, INC., a Rhode Island corporation ("Hasbro"), ODDZON/CAP TOYS, INC., a Delaware corporation formerly known as HIAC VIII CORP. ("Buyer"), CAP TOYS, INC., an Ohio corporation ("CAP"), ODDZON PRODUCTS, INC., a California corporation ("OddzOn") (CAP and OddzOn are collectively referred to herein as "Sellers"), and RUSS BERRIE AND COMPANY, INC., a New Jersey corporation ("RUSS").

            WHEREAS, the parties hereto are parties to that certain Asset Purchase Agreement, dated as of May 2nd, 1997 (the "Purchase Agreement");

            WHEREAS, pursuant to the Purchase Agreement an Escrow Fund is simultaneously being created and the parties hereto wish to set forth the procedure for deposits into and withdrawals from the Escrow Fund;

            WHEREAS, the parties hereto are simultaneously entering into an Agreement (the "OddzOn Letter Agreement") relating to certain earnouts payable by OddzOn to the old OddzOn Products, Inc. pursuant to that certain Asset Purchase Agreement among OddzOn, formerly known as RBCACQ, Inc., old Oddzon Products, Inc., Scott Stillinger and Mark Button, dated September 30, 1994; and

            WHEREAS, the parties hereto are simultaneously entering into an Agreement (the "Bubble Gum Tape Dispenser Agreement") regarding potential liabilities of CAP relating to the Bubble Gum Tape Dispenser product.

            NOW, THEREFORE, the parties hereto agree as follows:

            1. Subject to the provisions of Section 4, upon completion of the Post-Closing Adjustment contemplated by Section 3.3.5 of the Purchase Agreement, each of the parties hereto agrees that it shall deposit money into, and/or execute a joint letter of instruction for submission to the

                  Escrow Agent instructing the Escrow Agent to distribute money from, the Escrow Fund, in accordance with the provisions of and calculations contained in this Paragraph 1.

            (a) If the disbursement is to be made to the Sellers, the Buyer shall deposit into the escrow account the amount of the disbursement and the Escrow Agent shall release to the Sellers from the Escrow Fund the full amount of the disbursement;

            (b) If the disbursement is to be made to the Buyer and exceeds $2,500,000 the Escrow Agent shall release to Buyer from the Escrow Fund the full amount of the disbursement and the Sellers shall deposit into the escrow account the amount by which the disbursement exceeds $2,500,000;

            (c) If the disbursement is to be made to the Buyer and is less than $2,500,000, the Escrow Agent shall release to Buyer from the Escrow Fund the full amount of the disbursement and the Sellers need not then deposit any additional amount into the escrow account; and

            (d) If the calculation contained in Section 3.3.5 of the Purchase Agreement does not result in a payment to be made by either Buyer or Sellers, no disbursement will be made from the Escrow Fund pursuant to the Post-Closing Adjustment.

            2. Subject to the provisions of Section 4, upon completion of the Final Adjustment contemplated by Section 3.3.6 of the Purchase Agreement, each of the parties hereto agrees that it shall deposit money into, and/or execute a joint letter of instruction for submission to the Escrow Agent instructing the Escrow Agent to distribute money from, the Escrow Fund, in accordance with the provisions of and calculations contained in this Paragraph 2.

            (a) If the disbursement is to be made to the Sellers, the Buyer shall deposit into the escrow account the amount of the disbursement and the Escrow Agent shall release to the Sellers from the Escrow Fund the full amount of the disbursement plus the resulting amount by which the then-current Escrow Fund exceeds $5,000,000;

            (b) If the disbursement is to be made to the Buyer and exceeds the amount by which the then-current Escrow Fund exceeds $5,000,000, the Escrow Agent shall release to the Buyer from the Escrow Fund the full amount of the disbursement and the Sellers shall deposit into the escrow account the amount of such excess;

            (c) If the disbursement is to be made to the Buyer and is less than the amount by which the then-current Escrow Fund exceeds $5,000,000, the Escrow Agent shall release the full amount of the disbursement to the Buyer from the Escrow Fund and shall release to the Sellers from the Escrow Fund the resulting amount by which the Escrow Fund exceeds $5,000,000, calculated after giving effect to the aforementioned release to Buyer in accordance with this clause 2(c);

            (d) If there is no disbursement to be made pursuant to the Final Adjustment, the Escrow Agent shall release to the Sellers from the Escrow Fund the amount by which the then-current balance of the Escrow Fund exceeds $5,000,000.

            3. Notwithstanding the foregoing, if any claim for indemnification is made from the date of this Agreement until the date of the disbursement described in Paragraph 2 above, nothing will be distributed to Sellers from the Escrow Fund without the agreement of all of the parties hereto and joint written instructions executed by all of the parties hereto and sent to the Escrow Agent.

            4. When calculating the amount of the Escrow Fund for purposes of this Agreement, any amounts deposited into or maintained in the Escrow Fund pursuant to the OddzOn Letter Agreement shall be excluded from the amount deemed to be in the Escrow Fund.

            5. On the third anniversary date of the Purchase Agreement each of the parties hereto agrees to execute a joint letter of instruction for submission to the Escrow Agent instructing the Escrow Agent to distribute to Sellers all amounts then in the Escrow Fund except for (i) any amounts as to which a timely claim for indemnification has been made by Buyer pursuant to the Purchase Agreement, (ii) any amounts deposited into the Escrow Fund pursuant to the OddzOn Letter Agreement which remain in the Escrow Fund as of such anniversary, which amounts shall be released only in accordance with the provisions of the OddzOn Letter Agreement and the Escrow Agreement and (iii) any amounts as to which notice of Losses has been provided or deemed to have been provided to Sellers and Russ pursuant to that certain Agreement of even date herewith relating to the Bubble Gum Tape Dispenser.

            6. Any term capitalized in this Agreement and not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.


                  REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    ODDZON/CAP TOYS, INC.



                                    By: /s/ Harold P. Gordon
                                       ----------------------------------
                                    Name: Harold P. Gordon
                                    Title: Executive Vice President


                                    HASBRO, INC.



                                    By: /s/ Harold P. Gordon
                                       ----------------------------------
                                    Name: Harold P. Gordon
                                    Title: Vice Chairman


                                    CAP TOYS, INC.



                                    By: /s/ A. Curts Cooke
                                       ----------------------------------
                                    Name: A. Curts Cooke
                                    Title: Vice President


                                    ODDZON PRODUCTS, INC.



                                    By: /s/ A. Curts Cooke
                                       ----------------------------------
                                    Name: A. Curts Cooke
                                    Title: Vice President


                                    RUSS BERRIE AND COMPANY, INC.


                                    By: /s/ A. Curts Cooke
                                       ----------------------------------
                                    Name: A. Curts Cooke
                                    Title: President

                                                                EXHIBIT G


                                    AGREEMENT

            This AGREEMENT, dated as of May 2, 1997, by and among CAP TOYS, INC., an Ohio corporation ("CAP"), ODDZON PRODUCTS, INC., a California corporation ("OddzOn") (CAP and OddzOn shall be collectively referred to herein as "Sellers"), RUSS BERRIE AND COMPANY, INC., a New Jersey corporation ("Russ"), ODDZON/CAP TOYS, INC., a Delaware corporation formerly known as HIAC VIII CORP. ("Buyer") and HASBRO, INC., a Rhode Island corporation ("Hasbro").

            WHEREAS, OddzOn, formerly known as RBCACQ, Inc., old Oddzon Products, Inc. ("Old OddzOn"), Scott Stillinger and Mark Button entered into an Asset Purchase Agreement dated September 30, 1994 (the "Old Purchase Agreement");

            WHEREAS, pursuant to Section 3(e) of the Old Purchase Agreement, OddzOn is required to make certain earnout payments to Old Oddzon in accordance with the terms of such Section (the "Earnout");

            WHEREAS, the parties hereto are entering into an Asset Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which the Sellers are selling to Buyer substantially all of their respective assets and Buyer is assuming certain Assumed Liabilities, which Assumed Liabilities do not include any liabilities under the Old Purchase Agreement;

            WHEREAS, OddzOn has certain continuing obligations under the Old Purchase Agreement and Buyer is unwilling to complete the Purchase Agreement without the execution and delivery of this Agreement by Sellers and Russ;

            WHEREAS, terms which are capitalized and not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

            NOW, THEREFORE, the parties hereto agree as follows:

            1. At the Closing, One Million Three Hundred Thousand Dollars ($1,300,000) of the Purchase Price will be deposited by Buyer or Hasbro into an escrow account to be held and distributed in accordance with this Agreement and that certain Escrow Agreement of even date herewith by and among Sellers, Russ, Buyer, Hasbro and Citibank, N.A., as escrow agent, such amount, in addition to the remainder of the Escrow Fund, shall secure Sellers and Russ' indemnification obligations to Buyer and Hasbro pursuant to the terms of this Agreement.

             2. In addition to any indemnification obligations of Sellers and Russ to Buyer and Hasbro pursuant to Article 15 of the Purchase Agreement, each Seller and Russ hereby, jointly and severally, and without any restrictions as to minimum or maximum indemnification obligations, agrees to indemnify, defend and hold harmless the Buyer Group from and against any and all Losses based upon, arising out of or otherwise in respect of the Old Purchase Agreement, including without limitation the Earnout, including, but not limited to, (i) any time expended by a member of the Buyer Group in connection with any indemnifiable event hereunder (an "Event") at a rate of One Hundred and Seventy Five Dollars ($175.00) per hour, and (ii) in accordance with the provisions of Paragraph 3 below, any costs, fees and expenses (including reasonable attorneys' fees) incurred by a member of the Buyer Group in connection with the defense, settlement or other resolution by OddzOn of any such Event, whether disclosed or undisclosed (collectively, the "Earnout Losses").

              3. Sellers and/or Russ shall assume the defense of any Event which may lead to an indemnifiable obligation hereunder. Once the Sellers and/or Russ assume the defense of such Event they shall have no obligation for attorneys' fees subsequently incurred by the Buyer or Hasbro unless (i) the named parties include (x) Buyer and/or Hasbro and (y) Sellers and/or Russ, and Buyer and/or Hasbro shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Sellers and/or Russ such that representation by the same counsel would represent a conflict of interest under the appropriate professional standards (such defenses to be referred to herein as "Additional Defenses"), or (ii) the defense of such Event is later abandoned by Sellers and Russ. In any event, Buyer and/or Hasbro shall have the right at its own expense to participate in the defense of such Event after the defense is assumed by Sellers and/or Russ. Under no circumstances shall the Buyer and/or Hasbro settle any Event for which it is seeking indemnification hereunder without the written consent of the Sellers and/or Russ which consent shall not be unreasonably withheld. If the Sellers and/or Russ assume the defense of an Event, no compromise or settlement of such claims may be effected by Sellers and/or Russ without the Buyer's and/or Hasbro's consent unless (i) there is no finding or admission of any violation of any law, agreement or other duty, (ii) the sole relief provided is monetary damages that are paid in full by the Sellers and/or Russ, and (iii) there are no obligations whatsoever on the part of Hasbro or Buyer or any other affiliate of Hasbro to do or provide anything. In the event (i) neither Seller nor Russ assumes the defense of an Event, (ii) the defense of an Event is later abandoned by Sellers and Russ, or (iii) there are Additional Defenses, Sellers and Russ shall make an additional deposit into the Escrow Fund in an amount sufficient to indemnify the Buyer Group for any Earnout Losses any member of the Buyer Group may incur in connection with defending against liability for such Event.

             4. Each of Buyer and Hasbro agrees that it will cooperate with Russ, as Russ may reasonably request, in dealing with any Event that may arise with respect to the Old Purchase Agreement, including, without limitation, the Earnout. Russ shall bear all costs and expenses incurred by Buyer and Hasbro in connection with the performance of their obligations under this Section in accordance with Section 2.

            5. Upon any member of the Buyer Group incurring any Earnout Losses and providing notice thereof to Sellers and Russ in accordance with Section 19.2 of the Purchase Agreement, each of the parties hereto agrees that it shall, unless such Earnout Losses are disputed by Sellers or Russ in good faith, execute a joint letter of instruction for submission to the Escrow Agent instructing the Escrow Agent to distribute money from the Escrow Fund in accordance with the provisions of such joint letter of instruction.

            6. Promptly upon receipt by Buyer and Hasbro of evidence reasonably satisfactory to Buyer and Hasbro that all of OddzOn's and Russ' obligations under the Old Purchase Agreement have been fully satisfied or discharged and that there are no obligations whatsoever on the part of Hasbro, Buyer or any other affiliate of Hasbro, to do or provide anything, each of the parties hereto agrees to execute a joint letter of instruction for submission to the Escrow Agent instructing the Escrow Agent to distribute to Sellers any portion of the Escrow Fund deposited pursuant to this Agreement which then remains in the Escrow Fund.


                  REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    ODDZON/CAP TOYS, INC.


                                    By:    /s/ Harold P. Gordon
                                        ----------------------------
                                    Name:  Harold P. Gordon
                                    Title: Executive Vice President


                                    HASBRO, INC.


                                    By:    /s/ Harold P. Gordon
                                        ----------------------------
                                    Name:  Harold P. Gordon
                                    Title: Vice Chairman


                                    CAP TOYS, INC.


                                    By:    /s/ A. Curts Cooke
                                        ----------------------------
                                    Name:  A. Curts Cooke
                                    Title: Vice President


                                    ODDZON PRODUCTS, INC.


                                    By:    /s/ A. Curts Cooke
                                        ----------------------------
                                    Name:  A. Curts Cooke
                                    Title: Vice President


                                    RUSS BERRIE AND COMPANY, INC.


                                    By:    /s/ A. Curts Cooke
                                        ----------------------------
                                    Name:  A. Curts Cooke
                                    Title: President

                                                                       EXHIBIT N

                                SERVICE AGREEMENT

            This SERVICE AGREEMENT, dated as of May 2, 1997, between ODDZON/CAP TOYS, INC., a Delaware corporation formerly known as HIAC VIII Corp. ("Buyer"), HASBRO, INC., a Rhode Island corporation ("Hasbro"), TRI RUSS INTERNATIONAL (HONG KONG) LIMITED, a Hong Kong corporation ("Tri Russ"), and RUSS BERRIE AND COMPANY, INC., a New Jersey corporation ("Russ").

            WHEREAS, Tri Russ currently provides certain services to OddzOn Products, Inc., a California corporation ("OddzOn"), and Cap Toys, Inc., an Ohio corporation ("CAP"), as their agent for all matters concerning the purchase of goods and merchandise in Hong Kong and other Far East countries;

            WHEREAS, Tri Russ, OddzOn and CAP are wholly-owned subsidiaries of Russ;

            WHEREAS, Buyer, CAP, OddzOn, Russ and Hasbro, are entering into an Asset Purchase Agreement of even date herewith pursuant to which CAP and OddzOn will sell all or substantially all of their operating assets to Buyer (the "Purchase Agreement"); and

            WHEREAS, pursuant to the Purchase Agreement, Tri Russ shall provide certain services to Buyer as set forth in this Service Agreement.

            NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1.          Nature of Services.

                  a. During the term of this Agreement Tri Russ shall provide, and Russ shall cause Tri Russ to provide, to Buyer the services set forth on Exhibit A attached hereto unless otherwise mutually agreed to by the parties hereto (the "Services").

                  b. The parties hereto understand and agree that the Services, other than production and engineering services, are provided by departments of Tri Russ that also provide services to Tri Russ, Russ and/or other affiliates of Russ (such services, other than production and engineering services, shall be referred to as the "Non-Dedicated Services") and the parties further agree that the percentage of each department of Tri Russ allocated to providing such Non-Dedicated Services to Buyer is as set forth on Exhibit A (the "Allocation"), which Allocation is determined in accordance with the methodology set forth on Exhibit B (the "Methodology"). The parties agree that the Methodology shall remain substantially unchanged throughout the term of this Agreement unless otherwise mutually agreed to by the parties hereto.

            2. Term. This Agreement shall commence on the date hereof and shall continue through September 30, 1997 unless earlier terminated in accordance with this Agreement.

            3. Reimbursement of Expenses. In exchange for the Services, Buyer shall reimburse Tri Russ on a monthly basis and within 15 business days after presentation of an invoice therefor in accordance with Section 4 for the following costs and expenses:

                  a. Tri Russ' actual payments of rent and other expenses under the lease (the "Lease") between Tri Russ and Union Bank of Hong Kong Limited, dated January 1, 1995, for Unit 2, 2nd Floor, Block C, Sea View Estate Nos. 2-8 Watson Road, North Point, Hong Kong (the "Premises");

                  b. Tri Russ' expenses incurred in connection with the employment of certain individuals who are employees of Tri Russ, Russ or an affiliate of Russ and are employed in Hong Kong or China and identified on Exhibit C hereto which Schedule shall be identical to Schedule 9.1 of the Purchase Agreement (the "Employees") and any replacement employees and additional new employees, in each case approved by Buyer, at their current salaries and with their current benefits, such reimbursement to include Taxes, if any, paid by Tri Russ, Russ or such affiliate of Russ in connection with such expenses;

                  c. Tri Russ' other actual costs of providing to Buyer the Services, which costs shall be allocated to Buyer based on the Methodology; and

                  d. Payments made by Tri Russ on behalf of Buyer for component parts, molds and tooling and inventory and paid pursuant to specific purchase requests made by Buyer.

            4. Invoices. All invoices relating to the CAP division of Buyer shall be sent by Russ or Tri Russ to the CAP Toys division of Buyer at 26201 Richmond Road, Bedford Heights, Ohio 44146 or to such other address as Buyer or Hasbro may indicate in writing and all invoices relating to the OddzOn division of Buyer shall be sent by Russ or Tri Russ to the OddzOn division of Buyer at 240 East Hacienda Avenue, Campbell, California 95008 or to such other address as Buyer or Hasbro may indicate in writing. Copies of all invoices shall be sent to Mr. Richard Holt at Hasbro, Inc., 200 Narragansett Park Drive, Pawtucket, Rhode Island 02862-0200. All invoices shall set forth amounts due in U.S. Dollars.

            5. Offer of Employment. Unless otherwise mutually agreed to by the parties hereto, on or before the expiration or termination of this Agreement Buyer or an affiliate of Buyer shall offer to hire all of the Employees still employed as described in
                  Section 3(b) at such time (except
                  as provided in Section 13(c) hereof), at no less than their then existing salaries and with benefits that are similar to those then received by such Employees. Buyer shall reimburse Tri Russ for all expenses, if any, related to the termination of any Employee who is terminated by Tri Russ at Buyer's or Hasbro's request.

            6. Letters of Credit. Tri Russ hereby agrees that, at no additional cost to Buyer or Hasbro, it shall collect on Buyer's behalf on any letters of credit in favor of Tri Russ as of the date of this Agreement which relate to products to be shipped by or on behalf of Buyer subsequent to the date hereof, and shall remit all amounts so collected to Buyer within five business days of receipt thereof. Attached hereto as Exhibit D is a list of such letters of credit as of May 1, 1997.

            7. Representations and Warranties of Tri Russ and Russ. Each of Tri Russ and Russ hereby represent and warrant to Buyer as follows:

                  a. Tri Russ is not in default nor does any breach by Tri Russ exist under the Lease, nor has any event occurred which, with the giving of notice or the lapse of time or both, would constitute a default by Tri Russ under the Lease, nor has Tri Russ received any notices concerning any of the foregoing, other than those defaults which would not, individually or in the aggregate, have a material adverse effect on Tri Russ's ability to provide the Services contemplated herein. To Tri Russ' and Russ' knowledge, the landlord has not committed any event of default under the Lease, and no event has occurred which with the passage of time or the giving of notice or both would result in the occurrence of such an event of default. Tri Russ has complied in all material respects with the provisions of the Lease and no waiver or indulgence has been granted by either Tri Russ or the landlord thereunder.

                   b. There is neither pending, nor is Tri Russ or Russ aware of, any threatened condemnation, eminent domain or similar or comparable proceeding with respect to the Premises which would have a material adverse effect on the ability of Tri Russ to provide the Services contemplated herein.

                   c. The activities which have been conducted by Tri Russ on the Premises and to the best of Russ' and Tri Russ' knowledge, the Premises, comply in all material respect with all applicable Laws.

            8. Covenants. Between the date hereof and the termination of this Agreement, Tri Russ and Russ agree not to do any of the following without the prior written consent of Buyer:

                  a. Other than consistent with reasonably efficient and economical management or in the exercise of reasonable business judgment, consistent with past practices, terminate the services of any present employee or supplier, manufacturer, or other agent or representative of Tri Russ or Russ that assists in or enables Tri Russ to provide the Services contemplated herein, or damage in any way the business relationship with any such person.

                  b. With respect to any Employee who is fully devoted to providing the Services, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any employee of Tri Russ or Russ that assists in or enables Tri Russ to provide the Services contemplated herein for which Buyer is required to reimburse Tri Russ pursuant to Section 3 hereof, or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, extra vacation pay or other employee benefit, to any such employee; or

                  c. Amend in any material respect, extend or terminate the Lease.

             9. Right of Inspection. Buyer shall have access, during regular business hours and upon reasonable prior notice to Tri Russ, to the books and records of Tri Russ, Russ and/or any other affiliate of Russ as such books and records relate to the Allocation, the Methodology and the costs of providing the Services; provided, however, that access to such books and records shall not unreasonably interfere with the normal operation of Tri Russ, Russ or such other affiliate of Russ, as the case may be, and the information obtained by Buyer relating to the business or affairs of Russ, Tri Russ or any affiliate shall be kept confidential by Buyer except as related to receiving the Services.

            10. Title to Goods. In connection with the purchase or manufacture of products through Tri Russ pursuant to this Agreement, title to such merchandise shall pass to Buyer from the manufacturer, under terms of purchase from the manufacturer. Tri Russ shall never take title to such merchandise. In the event that the merchandise is damaged or lost after title passes, the risk of loss shall be on Buyer. All purchase orders for products shall be executed by Buyer.

            11. Insurance. Tri Russ shall be responsible for obtaining adequate insurance covering the Premises and the Employees and Buyer shall reimburse Tri Russ for the reasonable costs relating thereto in accordance with Section 3 above.

             12. Termination. a. Buyer shall be entitled to terminate this Agreement upon the occurrence of any of the following events:

                        (1) Tri Russ commits a fraudulent act or acts in the nature of fraud on Buyer and/or Hasbro;

                        (2)   Tri Russ makes any knowing material
                              misrepresentation in its dealings with Buyer and/or Hasbro;

                        (3)   The commencement of the liquidation of Tri Russ;

                        (4) The breach by Tri Russ of any of the material terms of this Agreement and Tri Russ has failed to correct such breach within 30 days of receipt of notice from Buyer or Hasbro of such breach; or

                        (5)   Termination of the Lease.

                   b. Tri Russ and/or Russ shall be entitled to terminate this Agreement upon the occurrence of any of the following events:

                        (1) Buyer or Hasbro commits a fraudulent act or acts in the nature of fraud on Tri Russ and/or Russ;

                        (2) The breach by Buyer of any of the material terms of this Agreement and Buyer has failed to correct such breach within 30 days of receipt of notice from Tri Russ and/or Russ of such breach; or

                        (3) The failure by Buyer and Hasbro to pay any amount(s) due hereunder within 10 business days after receipt of notice by Buyer and Hasbro of such failure.

              13. Effect of Termination.  a. Upon termination of this Agreement in accordance with the provisions of Article 12 hereof, Tri Russ shall:

                        (1) deliver to Buyer all records and documentation or copies thereof regarding the Services rendered by Tri Russ on behalf of Buyer pursuant to the terms of this Agreement; and

                        (2) Cooperate in all respects with Buyer in concluding all matters between the parties under the terms of this Agreement.

                   b. Upon termination of this Agreement by Tri Russ and/or Russ in accordance with the provisions of Section 12(b) hereof, Buyer shall:

                        (1) Pay to Tri Russ and/or Russ all payments of rent and other expenses (as required under the Lease) through the end of the Lease term; and

                        (2) Reimburse Tri Russ for any and all amounts due under Section 3 of this Agreement which were incurred by Tri Russ prior to the date of such termination.

                   c.   Upon termination of this Agreement in accordance with
                        Article 12 hereof, Buyer shall comply with the provisions of Section 5 of this Agreement; provided, however, that Buyer shall not be required to hire any employee engaged in any activity described in Section 12(a)(1), (2) or (4) hereof.

             14. Independent Contractor. The parties hereto acknowledge that Tri Russ is entering into this Agreement as an independent contractor and that this Agreement does not create and shall not be construed to create a relationship of principal and agent, joint venturers, co-partners, employer and employee, master and servant or any similar relationship between Tri Russ and Buyer, any of the officers or directors of Tri Russ and Buyer and, unless and until Employees are hired by Buyer pursuant to
                  Section 5 hereof, the Employees of Tri Russ and Buyer.

            15. Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered or certified mail, or reputable courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed, fourteen days after mailing (five business days in the case of courier service) as follows:

            If to Buyer:

            OddzOn/Cap Toys, Inc.
            c/o Hasbro, Inc.
            1027 Newport Avenue
            Pawtucket, Rhode Island 02861
            Facsimile No.: (401)727-5121
            Attention: Harold P. Gordon
                         Vice Chairman
            with copies to:

            Hasbro, Inc.
            32 West 23rd Street
            New York, New York 10010-5201
            Facsimile No.: (212) 741-0663
            Attention: Phillip H. Waldoks, Esq.
                       Senior Vice President-Corporate Legal
                   Affairs and Secretary

            Whitman Breed Abbott & Morgan
            200 Park Avenue
            New York, New York 10166
            Facsimile No.: (212) 351-3131
            Attention: Richard Crystal, Esq.

            If to Hasbro:

            OddzOn/Cap Toys, Inc.
            c/o Hasbro, Inc.
            1027 Newport Avenue
            Pawtucket, Rhode Island 02861
            Facsimile No.: (401)727-5121
            Attention: Harold P. Gordon
                       Vice Chairman

            with copies to:

            Hasbro, Inc.
            32 West 23rd Street
            New York, New York 10010-5201
            Facsimile No.: (212) 741-0663
            Attention: Phillip H. Waldoks, Esq.
                       Senior Vice President-Corporate Legal
                       Affairs and Secretary

            Whitman Breed Abbott & Morgan
            200 Park Avenue
            New York, New York 10166
            Facsimile No.: (212) 351-3131
            Attention: Richard Crystal, Esq.

            If to Tri Russ:

            Tri Russ International (Hong Kong) Limited
            5F & 6F, Block C
            Sea View Estate Nos. 2-8 Watson Road
            North Point, Hong Kong
            Facsimile No.: (011)8522-807-2714
            Attention: Theresa Chan

            with copies to:

            Russ Berrie and Company, Inc.
            111 Bauer Drive
            Oakland, New Jersey 07436
            Facsimile No.: (201)337-0358
            Attention: President

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022
            Facsimile No.: (212) 836-8689
            Attention: Joel Greenberg, Esq.

            Wilentz Goldman & Spitzer
            90 Woodbridge Center Drive
            Suite 900 Box 10
            Woodbridge, New Jersey 07095-0958
            Facsimile No.: (908) 855-6117
            Attention: Myron Rosner, Esq.

            If to Russ:

            Russ Berrie and Company, Inc.
            111 Bauer Drive
            Oakland, New Jersey 07436
            Facsimile No.: (201)337-0358
            Attention: President

            with copies to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022
            Facsimile No.: (212) 836-8689

            Attention: Joel Greenberg, Esq.

            Wilentz Goldman & Spitzer
            90 Woodbridge Center Drive
            Suite 900 Box 10
            Woodbridge, New Jersey 07095-0958
            Facsimile No.: (908) 855-6117
            Attention: Myron Rosner, Esq.

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 13 by any party hereto to the other parties hereto.

             16. Assignment. Other than with respect to functions historically performed for Tri Russ by third parties for all of Tri Russ' business in Hong Kong, Tri Russ shall not appoint any subagent to carry out any duty historically performed by the employees who assist in or enable Tri Russ to provide the Services to Buyer hereunder without the prior written consent of Buyer. Buyer may assign any of its rights and obligations hereunder to any of its affiliates or subsidiaries, but such assignment shall not relieve Buyer of its obligations hereunder or affect the guaranty of Hasbro hereunder.

             17. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements between the parties hereto and may not be modified except in writing and executed by duly authorized officers of the parties.

             18. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            19. Defined Terms. Terms which are capitalized and not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    TRI RUSS (HONG KONG) LIMITED


                                        /s/ A. Curts Cooke
                                    By:__________________________
                                    Name:  A. Curts Cooke
                                    Title: Vice President

                                    RUSS BERRIE AND COMPANY, INC.


                                        /s/ A. Curts Cooke
                                    By:__________________________
                                    Name:  A. Curts Cooke
                                    Title: President


                                    ODDZON/CAP TOYS, INC.


                                        /s/ Harold P. Gordon
                                    By:__________________________
                                    Name:  Harold P. Gordon
                                    Title: Executive Vice President

The undersigned hereby guarantees the payment and performance of the obligations when due of Buyer under this Agreement. This guaranty shall not be impaired by, and the undersigned hereby consents to, any modification, supplement, extension or amendment of this Agreement to which the parties hereto may hereafter agree.

                                    HASBRO, INC.

                                        /s/ Harold P. Gordon
                                    By:_________________________
                                    Name:  Harold P. Gordon
                                    Title: Vice Chairman

                                                                      EXHIBIT A


                         RUSS BERRIE AND COMPANY, INC.
                                HONG KONG COSTS
                                  1997 BUDGET

                                              1997 ANNUAL BUDGET
                               -----------------------------------------------
                               CAP TOYS     ODDZON     RUSS BERRIE       TOTAL
                               --------     ------     -----------       -----
DIRECT EXPENSES:
Production ..................   $342,000     $117,000     $      0      $459,000
Engineering .................    560,000      234,000            0       794,000

ALLOCATED EXPENSES:
Accounting ..................    132,000       45,000      282,000       459,000
Administration ..............     77,000       26,000      135,000       238,000
MIS .........................     81,000       31,000      204,000       316,000
Shipping ....................    101,000       34,000      176,000       311,000
Production - China ..........     67,000       44,000      122,000       233,000
Sales .......................    286,000            0      690,000       976,000
Q.A.C. ......................    159,000      243,000            0       402,000
Product Development .........    251,000      161,000    1,535,000     1,947,000
                              ----------     --------   ----------    ----------
 TOTAL ...................... $2,056,000     $935,000   $3,144,000    $6,135,000
 % of Total .................       33.5%        15.2%        51.2%        100.0%
                              ==========     ========   ==========    ==========

Less: Subsequent charge to
      Russ Berrie
      Q.A.C.                     (34,000)     (41,000)      75,000             0
                              ----------     --------   ----------    ----------
                              $2,022,000     $894,000   $3,219,000    $6,135,000
                                    33.0%        14.6%        52.5%        100.0%
                              ==========     ========   ==========    ==========

                                                                      EXHIBIT B

                         RUSS BERRIE AND COMPANY, INC.
                    BASIS FOR ALLOCATIONS OF HONG KONG COSTS
                        TO CAP TOYS AND ODDZON PRODUCTS

DIRECT EXPENSES:
----------------

Production              Based on actual expenses incurred.
Engineering             Based on actual expenses incurred.


ALLOCATED EXPENSES:
-------------------

Accounting         \    Based on a blended prorated amount of the appropriate
Administration      \   departmental transaction volume and the F.O.B. shipment
MIS                 /   dollar value.
Shipping           /

Production - China      Based on peoplecount, whereby an analysis of each
                        person's time is used to determine the proportion of work performed with respect to Cap and/or OddzOn, and then a percentage of their time is used for allocation.
                        For 1997, 6 and 2 equivalent people have been allocated to Cap and OddzOn, respectively, out of a total of 19.

Sales Based on peoplecount, as per above. For 1997, 6 equivalent people have been allocated to Cap out of a total of 18.

Q.A.C.                  This department is a Cap/OddzOn dedicated department.
                        Based on actual expenses incurred, then allocated between Cap and OddzOn based on proportion of staff's time used performing work for the respective companies. For 1997, 4 and 4 equivalent people have been allocated to Cap and OddzOn, respectively. Additionally, an allocation of approximately 20% is made to Russ Berrie.

Product Development     Based on peoplecount, as per above. For 1997, 4 and 2
                        equivalent people have been allocated to Cap and OddzOn, respectively. (Includes 70% of Henry Chan and his expenses).

                                                                                                                EXHIBIT C

                               FAR EAST EMPLOYEES


                                                                                  Annualized
Department/Name                          Position                                Salary (HK$)                    MIP (HK$)
--------------------------               ------------------------------------   ------------                    ----------
CAP ENGINEERING

Yen Wing Choi                           Senior Manager - PD                          593,600                        59,120
Fung Kin On (Cliff)                     Project Manager                              413,000                        16,388
Cheung Wai Kei (Ricky)                  Project Manager                              435,400                        17,280
Ma Heung Wing (Daniel)                  Assistant Project Manager                    383,600
Kwan Chi Kwong (Andy)                   Assistant Project Manager                    296,800
Chan Oi Chu (Iris)                      Secretary                                    170,800

ODDZON ENGINEERING

Cheng Kam Hung (Eddie)                  Senior Product Manager                       494,200                        19,680
Lee Wai Man (Raymond)                   Assistant Project Manager                    355,600
Tsang Wing Mui (Michelle)               Secretary                                    204,400

CAP PRODUCTION

Choi King Yee (Stephen)                 Senior Production Manager                    589,400                        58,710
Suen Kwok Cheung (Simon)                Senior Manager                               568,400                        22,616
Ha Pik Kwan (Clara)                     Senior Production Planner                    250,600
Chan Ka Kei (Maggie)                    Production Planner                           183,400
Leung Wang Ling (Winnie)                Production Planner                           208,600
Lam Mei Sza (Cassie)                    Secretary                                    148,400

ODDZON PRODUCTION

Tse Wai Ling (Winnie)                   Assistant Manager                            315,000
Cheng Chi Yui (Arthur)                  Assistant Production Manager                 317,800

CAP/ODDZON - Q.A.C. (QUALITY ASSURANCE & CONTROL)

Lau Shu Tak                             Supervisor                                   239,400
Chan Hau Yi (Judy)                      Junior Secretary                             168,000
Wong Chi Kit (Vincent)                  QA Manager                                   424,200                        16,892
Chan Chi Keung (Jacky)                  Asst. Mgr. - QA&C                            298,200
Shiu Wai Kwong (Raymond)                Q.C. Supervisor                              235,200
Tse Ho Yin                              QAC Technician                               126,000
Lau Wah                                 QAC Technician                                95,200


                                                                      EXHIBIT D
                            LIST OF LETTERS OF CREDIT

AT 5/1/97       CAP TOYS - TRI-RUSS
TRI-RUSS XLS
ACCOUNT DETAIL ATTACHED                  ACCOUNT                     TRI-RUSS SERVICE AGREEMENT
OPEN ORIENT L/CS                                                     AS AGENT TO EXERCISE THESE L/CS.
                $   63,450.00   TARGET GAMES AB SWEDEN
                $   36,075.84   JKH TOYS AUSTRALIA
                $   95,100.00   JKH TOYS AUSTRALIA
                $   73,051.68   JKH TOYS AUSTRALIA
                $  165,778.80   TREGER TOYS SOUTH AFRICA
                $   29,160.00   TREGER TOYS SOUTH AFRICA
                $   34,819.20   BABLAND S.A. GREECE
                $  207,809.00   CRONER-TYCO TOYS AUSTRALIA
                $   81,897.10   TYCO TOYZ NEW ZEALAND
                $   64,800.00   FAMOSA SPAIN
                $   39,390.24   TARGET STORES USA
                $   24,870.00   JACK ECKERD DRUG USA
                $  211,900.00   TOY OPTION LTD UK
                $   68,468.40   HAPPINET/HEARTY ROBIN CORP JAPAN
                $   49,530.00   LINEA GIG SPA ITALY
                $   23,719.20   SPENCER GIFT USA
                $   11,644.00   PROCOHFA SA PERU
                $   43,374.48   HASBRO CHILE LTD CHLE
                $   11,436.00   SOC DE REPRESENTACOES PORTUGAL
                $   20,470.00   YLF MARKETING SINGAPORE
                $   10,800.00   REGAL CONFECTION UK
                $   40,807.20   CONTINENTAL SWEETS UK USA
                $   17,760.00   SHOPKO, USA
                $   28,488.50   SHOPKO, USA
                -------------
                $1,462.599.74

TRI-RUSS/CAP TOY OPEN ORDERS AT 5/1/97                               PURCHASED ASSET
                $   24,870.00   JACK ECKERD DRUG                     2 2 1 (d)
                $   10,350.00   B & S COMPANY
                $   40,807.20   CONTINENTAL SWEETS
                $   28,750.00   CRONER-TYCO PTY LTD
                $   64,800.00   FAHGSA
                $   39,600.00   FUN PROMOTIONS C/O BART SMIT
                $1,343,437.50   GIOCHI PREZIOSA SPA
                $   19,200.00   HASBRO CHILE LTD
                $   22,267.50   HASBRO CHILE LTD
                $   66,468.40   HAPPINET/HEARTY ROBIN CORP
                $   12,970.20   CHARLES BOHBOT LTD
                $    7,560.00   CHARLES BOHBOT LTD
                $  126,223.88   JKN TOYS
                $   42,000.00   JKH TOYS
                $   92,931.60   SOC.DE REP CONCENTRA LDA
                $    9,672.00   SOC.DE REP CONCENTRA LDA
                $   64,677.60   PRIMO/BABYLAND SA
                $   11,664.00   PROCOMFA SA
                $   98,232.00   PLAYTHINGS PRIVATE LTD
                $   10,000.00   REGAL CONFECTIONS INC
                $   45,248.60   SHOPKO STORES
                $  340,800.00   MAIN EVENT TOYS INC.
                $  418,229.00   THE MARKETING GROUP EUROPE A/S
                $   16,763.40   THE MARKETING GROUP EUROPE A/S
                $  492,422.48   TOY OPTIONS LTD.
                $  194,938.80   TREGER TOYS
                $   81,897.10   TYCO TOYS NEW ZEALAND LTD.
                $    1,963.80   WARNER BROS. MOVIE WORLD GMBH
                $   17,890.00   YLF MARKETING PIS LTD
                -------------
                $3,749,665.16


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